     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 18, 2000


                                                      REGISTRATION NO. 333-94973
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                AMENDMENT NO. 2
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------
                        WATSON WYATT & COMPANY HOLDINGS
             (Exact Name of Registrant as Specified in Its Charter)

                DELAWARE                                    6719                                   52-2211537
      (State or Other Jurisdiction              (Primary Standard Industrial                    (I.R.S. Employer
   of Incorporation or Organization)            Classification Code Number)                  Identification Number)

                           --------------------------

                      6707 DEMOCRACY BOULEVARD, SUITE 800
                            BETHESDA, MARYLAND 20817
                                 (301) 581-4600
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                         ------------------------------

                                 JOHN J. HALEY
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        WATSON WYATT & COMPANY HOLDINGS
                      6707 DEMOCRACY BOULEVARD, SUITE 800
                            BETHESDA, MARYLAND 20817
                                 (301) 581-4600
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                         ------------------------------

                                   COPIES TO:

  JONATHAN M. WAINWRIGHT, ESQ.      WALTER W. BARDENWERPER, ESQ.          ROBERT F. WALL, ESQ.
    DIANA R. DE BRITO, ESQ.         JAMES S. MINOGUE, III, ESQ.       R. CABELL MORRIS, JR., ESQ.
 CADWALADER, WICKERSHAM & TAFT          DIANE C. SAPIR, ESQ.                WINSTON & STRAWN
        100 MAIDEN LANE           WATSON WYATT & COMPANY HOLDINGS          35 W. WACKER DRIVE
    NEW YORK, NEW YORK 10038      6707 DEMOCRACY BOULEVARD, SUITE       CHICAGO, ILLINOIS 60601
         (212) 504-6000                         800                          (312) 558-5600
                                      BETHESDA, MARYLAND 20817
                                           (301) 581-4600

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

    If the only securities being registered in this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                                    PROPOSED             PROPOSED
                                                                     MAXIMUM              MAXIMUM
         TITLE OF EACH CLASS OF              AMOUNT TO BE        OFFERING PRICE          AGGREGATE            AMOUNT OF
      SECURITIES TO BE REGISTERED            REGISTERED(1)          PER UNIT         OFFERING PRICE(2)    REGISTRATION FEE
Class A common stock, $0.01 par value
  per share.............................       6,440,000             $13.50           $86,940,000.00        $22,952.16(3)


(1) Includes shares of common stock subject to an option granted to the underwriters solely to cover over-allotments, if any.


(2) Estimated under Rule 457(o) solely for the purpose of calculating the registration fee.


(3) Previously paid.

                         ------------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT FILES A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT THEREAFTER SHALL BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO
SECTION 8(A), DETERMINES.


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--------------------------------------------------------------------------------

WE WILL AMEND AND COMPLETE THE INFORMATION IN THIS PROSPECTUS. ALTHOUGH WE ARE PERMITTED BY US FEDERAL SECURITIES LAW TO OFFER THESE SECURITIES USING THIS PROSPECTUS, WE MAY NOT SELL THEM OR ACCEPT YOUR OFFER TO BUY THEM UNTIL THE DOCUMENTATION FILED WITH THE SEC RELATING TO THESE SECURITIES HAS BEEN DECLARED EFFECTIVE BY THE SEC. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL.

                    SUBJECT TO COMPLETION -- APRIL 18, 2000


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--------------------------------------------------------------------------------

PROSPECTUS
     , 2000

                                     [LOGO]

                        WATSON WYATT & COMPANY HOLDINGS


                    5,600,000 SHARES OF CLASS A COMMON STOCK

     ----------------------------------------------------------------------


    - We are offering 2,800,000 shares of our class A common stock.



    - Selling stockholders are offering an additional 2,800,000 shares of our class A common stock. We will not receive any of the proceeds from the sale of these shares.



    - The underwriters have an option to purchase an additional 840,000 shares of our class A common stock from selling stockholders to cover over-allotments.


    - This is our initial public offering, and no public market currently exists for our shares. We anticipate that the initial public offering price will be between $11.50 and $13.50 per share.

    - Closing:          , 2000.


    - We have applied to list our common stock on the NYSE under the symbol
      "WW."



----------------------------------------------------------------------------------------------------
                                                                 PER SHARE              TOTAL
----------------------------------------------------------------------------------------------------
Public offering price:                                               $                    $
Underwriting fees:........................................
Proceeds to Watson Wyatt & Company Holdings:..............
Proceeds to selling stockholders:.........................

We have agreed with the selling stockholders to reimburse underwriting fees payable by them. The proceeds to us and to the selling stockholders have been adjusted accordingly.
----------------------------------------------------------------------------------------------------


     THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6.
--------------------------------------------------------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. NOR HAVE THEY MADE, NOR WILL THEY MAKE, ANY DETERMINATION AS TO WHETHER ANYONE SHOULD BUY THESE SECURITIES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------

DONALDSON, LUFKIN & JENRETTE

                                BANC OF AMERICA SECURITIES LLC

                                                                  DLJDIRECT INC.

(FRONT COVER OF THE GATEFOLD CONTAINS THE FOLLOWING TEXT:)

Business today is about finding and keeping the best talent.

It's about getting the most out of everyone.

It's about maximizing human capital.

(THE INSIDE SPREAD OF THE GATEFOLD INCLUDE PICTURES OF HUMAN FACES, A MAP OF THE WORLD INDICATING THE OFFICES OF WATSON WYATT & COMPANY AND WATSON WYATT PARTNERS, AND THE FOLLOWING TEXT:)

Human Capital Consulting

Watson Wyatt is a global human capital consulting firm. We provide services in three closely related areas:

- employee benefits

- human resource technologies

- and human capital management

We help clients solve attraction and retention problems. Help combine workforces during mergers and acquisitions. Help develop new approaches to pay and benefits.

eHR-TM-
Combining our deep human capital and technological expertise, we develop web-based strategies for more efficient delivery of HR programs.

Client Relationships
We serve large corporations as well as emerging growth companies. Many of our client relationships have existed continuously over several decades.

Research
One example of our widely cited research is our Human Capital
Index,-TM- which helps companies quantify the impact of human capital practices on shareholder value.

Watson Wyatt & Company
Asia-Pacfic  -  Canada  -  Latin America  -  United States

Watson Wyatt Partners
Africa  -  Caribbean  -  Europe

Global Reach
Together with Watson Wyatt Partners, we operate globally as Watson Wyatt Worldwide, with 86 offices in 31 countries.

Watson Wyatt Worldwide (logo)

                               TABLE OF CONTENTS


                                       Page
Prospectus Summary...................    1
Risk Factors.........................    6
Use of Terminology...................   13
Where You Can Find More Information..   13
Use of Proceeds......................   14
Dividend Policy......................   14
Capitalization.......................   15
Dilution.............................   17
Selected Consolidated Financial
  Data...............................   18
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................   21
Business.............................   31
Management...........................   45
Long Term Incentive Plan.............   52



                                       Page
Transactions with Management and
  Others.............................   52
Corporate Reorganization.............   52
Security Ownership of Management and
  Others.............................   54
Common Stock Purchase Arrangements
  Before the Public Offering.........   55
Selling Stockholders.................   56
Description of Capital Stock,
  Certificate of Incorporation and
  Bylaws.............................   56
Shares Eligible for Future Sale......   61
Underwriting.........................   62
Legal Matters........................   64
Experts..............................   64
Index to Consolidated Financial
  Statements.........................  F-1


                             ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission. You should read this prospectus with the additional information described under the heading "Where You Can Find More Information."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate," "plan," "intend," "continue" or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition or state other "forward-looking" information. This prospectus also contains third-party estimates regarding the size and growth of markets.


    The sections captioned "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as any cautionary language in this prospectus, provide examples of risks, uncertainties, and events that may cause our actual results to differ materially from the expectations. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We qualify any forward-looking statements entirely by these cautionary factors.

                               PROSPECTUS SUMMARY

    THIS SUMMARY IS QUALIFIED BY MORE DETAILED INFORMATION APPEARING IN OTHER SECTIONS OF THIS PROSPECTUS. THE OTHER INFORMATION IS IMPORTANT, SO PLEASE READ THIS ENTIRE PROSPECTUS CAREFULLY.

                                  OUR COMPANY


    Founded in 1946, Watson Wyatt & Company is a global human capital consulting firm. We help our clients enhance business performance by improving their ability to attract, retain and motivate qualified employees. We design, develop and implement human resources strategies and programs through our closely related practice areas, the Benefits Consulting Group, HR Technologies Group and the Human Capital Group. We also offer our clients web-based technologies that transform the way they implement and deliver HR programs and improve communications with their employees. This manner of implementing and delivering HR programs, which we refer to as our eHR-TM- approach, combines Internet applications and other emerging technologies with our expertise in employee benefits and human capital consulting.



    We provide human capital consulting services to many of the world's largest corporations as well as emerging growth companies, public institutions and non-profit organizations. Our clients include General Electric Company, General Motors, IBM and Lockheed Martin Corporation. Many of our client relationships have existed continuously over several decades. We generated approximately
$580 million in revenues during the twelve months ended December 31, 1999, with net income of approximately $11.3 million during this same period.


    The growing demand for employee benefits and human capital consulting services is directly related to the size, complexity and rapid changes associated with human resources programs. Employee salary and benefits costs represent a significant component of worldwide corporate spending. In recent years, several industry trends have emerged that have increased the demand for our services, including:

    - growing strategic importance of human capital;

    - a technology revolution in HR programs as the Internet, intranets and other e-business tools enable companies to manage their HR function more efficiently and effectively;

    - changing workforce demographics, such as a shortages of talented employees and an unprecedented aging of the workforce;

    - growing importance of employer-sponsored benefits programs due to limited baby boomer retirement savings, uncertainty of government- sponsored programs, and rising healthcare costs;

    - record levels of global mergers and acquisitions that require the integration of diverse corporate cultures and HR programs quickly and effectively;

    - continuing globalization of economies, which requires corporations to retain human capital consultants with global resources and local expertise; and

    - complex and changing government regulation of employee benefits programs.


    Historically, Watson Wyatt & Company has been an employee owned company. Immediately following this offering, approximately 83% of the stock of Watson Wyatt & Company Holdings will be held by our existing stockholders, substantially all of whom are associates of Watson Wyatt & Company.

                              OUR GROWTH STRATEGY

    Our strategy is to expand our competitive position by providing comprehensive, value-added human capital consulting services that help our clients solve their human resources challenges. We plan to pursue growth by:


    - expanding our relationships with existing clients by identifying and serving their growing needs for integrated HR services throughout the world;


    - creating innovative web-based, or eHR-TM-, programs for delivering HR services to our clients 24 hours a day, 7 days a week;


    - developing new client relationships by capitalizing on our recognized brand name, reputation for quality service, extensive and widely-cited research studies and eHR-TM- methods for implementing HR programs; and


    - pursuing strategic acquisitions that will expand our human capital consulting capabilities and provide us with additional geographic execution capabilities.

                                  THE OFFERING



Class A common stock offered:

  By Watson Wyatt & Company Holdings.........  2,800,000 shares

  By selling stockholders....................  2,800,000 shares

    Total....................................  5,600,000 shares

Common stock to be outstanding after the offering:(a)

  Class A....................................  5,600,000 shares

  Class B-1..................................  13,416,780 shares

  Class B-2..................................  13,416,780 shares
    Total....................................  32,433,560 shares(b)

Use of proceeds..............................  We estimate the net proceeds to us from this offering to be approximately $29,400,000.

                                               We expect to use these net proceeds for
                                               working capital and other general corporate
                                               purposes, which may include the retirement of
                                               existing indebtedness, if any, and possible
                                               strategic acquisitions. We will not receive
                                               any proceeds from the sale of the class A
                                               common stock by the selling stockholders.

Proposed NYSE symbol.........................  WW



    UNLESS WE SPECIFICALLY STATE OTHERWISE, THE INFORMATION IN THIS PROSPECTUS
(1) ASSUMES THAT OUR CLASS A COMMON STOCK WILL BE SOLD AT $ 12.50 PER SHARE, WHICH IS THE MIDPOINT OF THE RANGE SET FORTH ON THE COVER PAGE OF THIS PROSPECTUS, (2) GIVES EFFECT TO OUR CORPORATE REORGANIZATION, AND (3) ASSUMES THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION IS NOT EXERCISED.


------------------------

(a) Our class A common stock, class B-1 common stock and class B-2 common stock are identical except for the transfer restrictions applicable to the class B-1 common stock and class B-2 common stock.


(b) The number of shares of common stock to be outstanding after the offering excludes (1) options to purchase 1,600,000 shares of class A common stock to be granted concurrent with the consummation of this offering at an exercise price equal to the public offering price, and (2) 2,900,000 shares of class A common stock reserved for issuance upon exercise of options that may be granted in the future under our long term incentive plan.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following table summarizes the consolidated financial data for our business. You should read the following summary consolidated financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes beginning on page F-1 of this prospectus.

                                                                              SIX MONTHS ENDED
                                                 YEAR ENDED JUNE 30,            DECEMBER 31,
                                           -------------------------------   -------------------
                                             1997       1998        1999       1998       1999
STATEMENT OF INCOME DATA (A):
  Continuing operations:
  Fees...................................  $486,502   $ 512,660   $556,860   $274,343   $298,734
  Operating expenses:
    Salaries and benefits................   252,302     268,611    298,925    148,868    160,753
    SIBP (b).............................        --          --     22,600      7,600     15,000
    Non-recurring compensation charge
      related to formula book value
      change (c).........................        --      69,906         --         --         --
    Other operating expenses.............   212,582     217,109    211,535     99,436    106,762
                                           --------   ---------   --------   --------   --------
  Income (loss) before income taxes and
    minority interest....................  $ 21,618   $ (42,966)  $ 23,800   $ 18,439   $ 16,219
                                           ========   =========   ========   ========   ========
  Income (loss) from continuing
    operations...........................  $ 12,381   $ (56,212)  $ 12,135   $  9,437   $  8,560
  Discontinued operations (d)............   (11,483)    (69,906)     8,678      8,678         --
                                           --------   ---------   --------   --------   --------
    Net income (loss)....................  $    898   $(126,118)  $ 20,813   $ 18,115   $  8,560
                                           ========   =========   ========   ========   ========
  Earnings (loss) per share, continuing
    operations, basic and fully
    diluted..............................  $   0.71   $   (3.27)  $   0.80   $   0.63   $   0.57
  Earnings (loss) per share, basic and
    fully diluted........................  $   0.05   $   (7.34)  $   1.37   $   1.21   $   0.57
  Weighted average shares outstanding....    17,438      17,170     15,215     14,977     15,140

                                                                   AS OF DECEMBER 31, 1999
                                                          -----------------------------------------
                                                                                       PRO FORMA
                                                           ACTUAL     PRO FORMA(E)   AS ADJUSTED(F)
                                                          ---------   ------------   --------------
BALANCE SHEET DATA:
  Cash and cash equivalents.............................  $ 13,688      $ 13,688        $ 33,887
  Net working capital...................................     8,882         8,882          38,266
  Total assets..........................................   301,024       301,024         321,223
  Redeemable common stock...............................    99,398            --              --
  Total stockholders' equity (deficit)..................   (65,119)       34,279          63,663

------------------------


(a) We believe that our income as an employee-owned company is not indicative of the operating performance we will report as a publicly traded company due to the significant impact of the following two non-recurring compensation related expenses: (1) supplemental discretionary bonuses accrued under our stock incentive bonus plan, described in more detail in footnote (b) below, and (2) a one-time charge in fiscal year 1998 related to a change in the way we calculated our formula book value, the price at which we sold and repurchased our restricted common stock in transactions with our employees prior to the public offering, described in more detail in footnote
    (c) below.



    We believe that our results of operations in fiscal years 1998 and 1999 and the six month periods ended December 31, 1998 and 1999 are more comparable to, and a better indication of, our performance as a publicly traded company if they are analyzed excluding the stock incentive bonus plan and the non-recurring compensation charge described above. The continuing operations loss before taxes and minority interest of $43.0 million for fiscal year 1998 would have improved by $69.9 million, and the continuing operations income before taxes and minority interest of $23.8 million for fiscal year 1999 would have improved by $22.6 million without these items. Income before taxes and minority interest from continuing operations for the three years ended June 30, 1997, 1998 and 1999 would have been $21.6 million, $26.9 million and $46.4 million, respectively. Income before taxes and minority interest from continuing operations for the six month periods ended December 31, 1998 and 1999 would have been $26.0 million and $31.2 million, respectively, if bonuses were accrued under the compensation structure management will adopt as a publicly traded company.



    The proposed Watson Wyatt & Company Holdings 2000 Long Term Incentive Plan provides for non-qualified stock options with an exercise price equal to fair market value at the date of the grant and no uncertainties that would require variable accounting under generally accepted accounting principles. Therefore, grants under the stock option program will not result in compensation expense.



    In a few foreign jurisdictions where option grants are impractical, we will grant stock appreciation rights (SARs), which will require recognition of compensation expense over a vesting period to the extent the market price of the stock increases. However, it is anticipated that this expense will be immaterial.



(b) Historically, we have paid incentive bonuses to associates under a fiscal year-end bonus program. Beginning in fiscal year 1999, in addition to annual fiscal year-end bonuses, we provided supplemental bonus compensation to our employee stockholders pursuant to the stock incentive bonus plan in an amount representing all income in excess of a targeted amount. Following the public offering, we will terminate the stock incentive bonus plan and replace it with equity based incentives more customary to publicly traded companies.



(c) As an employee-owned company without a public trading market, we sold and repurchased shares of common stock in transactions with our employee stockholders at a formula book value calculated in accordance with our bylaws. In fiscal year 1998, we recorded a one-time non-cash compensation charge against continuing operations of $69.9 million to reflect a change in the method of calculating the formula book value. This change eliminated from the calculation of formula book value the $69.9 million charge taken for discontinued operations in fiscal year 1998 to reflect the discontinuation of our benefits administration outsourcing business.



(d) As discussed in footnotes (a) and (c) above, in fiscal year 1998 we discontinued our benefits administration outsourcing business and recorded a $69.9 million charge to earnings in the discontinued operations line. The discontinuation is more fully described under "Management's Discussion and Analysis of Financial Condition and Results of Operations." Fiscal years 1997 and 1998 also include the operating losses of the benefits administration outsourcing business prior to its discontinuation in 1998, which are reflected in the discontinued operations line. In fiscal year 1999, the discontinued operations credit reflects the reduction of the expected loss on disposal of the benefits administration outsourcing business.


(e) The "Pro Forma" column reflects the exchange of shares under our corporate reorganization, including the reclassification of the current redeemable common stock to permanent stockholders' equity.

(f) The "Pro Forma As Adjusted" column reflects the sale of 2,800,000 shares of class A common stock offered by us, the automatic conversion of all shares of class B common stock sold by selling stockholders in the offering into shares of class A common stock, and the application of the estimated net proceeds to us from this offering.

                                  RISK FACTORS

    BEFORE YOU INVEST IN OUR CLASS A COMMON STOCK, YOU SHOULD UNDERSTAND THE RISKS INVOLVED. YOU SHOULD CAREFULLY CONSIDER THESE RISK FACTORS, AS WELL AS ALL OF THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS BEFORE YOU DECIDE TO PURCHASE SHARES OF OUR CLASS A COMMON STOCK. IF ANY OF THE RISKS DISCUSSED IN THIS PROSPECTUS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS COULD BE ADVERSELY AFFECTED. AS A RESULT, THE TRADING PRICE OF OUR CLASS A COMMON STOCK COULD DECLINE AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

    WE MUST CONTINUE TO RECRUIT AND RETAIN QUALIFIED CONSULTANTS; OUR FAILURE TO DO SO COULD ADVERSELY AFFECT OUR ABILITY TO COMPETE SUCCESSFULLY

    Our continued success and future growth depend heavily upon our ability to attract and retain enough highly skilled and motivated consultants. We must meet these human capital requirements if we are to deliver our sophisticated and technical services to our clients. We compete against many companies with greater financial resources both within our industry and in other industries to attract these qualified individuals. Our failure to recruit and retain adequate talent could reduce our competitive strength and lead to a deterioration of our business.

    This competition for personnel may adversely affect our profitability. We can give no assurance that we will be able to generate sufficient revenue to offset any additional personnel costs. We also cannot guarantee that we will be successful in hiring enough consultants to continue our growth.

    CHANGES IN OUR COMPENSATION PROGRAMS COULD IMPAIR OUR ABILITY TO RETAIN CONSULTANTS

    Historically, our compensation programs have been principally cash-based. We plan to change our compensation programs upon completing this offering by introducing incentive stock options and discontinuing the payment of supplemental bonuses under our current stock incentive bonus plan. This change could adversely affect our ability to retain our consultants if our total compensation program is not perceived by our consultants to be competitive with those of other firms.

    WE DEPEND ON OUR ASSOCIATES; THE LOSS OF KEY CONSULTANTS AND MANAGERS COULD DAMAGE OR RESULT IN THE LOSS OF CLIENT RELATIONSHIPS AND ADVERSELY AFFECT OUR BUSINESS

    Our success largely depends upon the business generation capabilities and project execution skills of our consultants. In particular, our consultants' personal relationships with our clients are a critical element of obtaining and maintaining client engagements. Losing consultants and account managers who manage substantial client relationships or possess substantial experience or expertise could adversely affect our ability to secure and complete engagements, which would adversely affect our results of operations.

    In addition, if any of our key consultants were to join an existing competitor or form a competing company, some of our clients could choose to use the services of that competitor instead of our services. Clients or other companies seeking to develop in-house services similar to ours also could hire our key consultants. Such hiring would not only result in our loss of key consultants but also could result in the loss of a client relationship or a new business opportunity.

    COMPETITION COULD RESULT IN LOSS OF OUR MARKET SHARE THAT COULD REDUCE OUR PROFITABILITY

    The markets for our principal services are highly competitive. Our competitors currently include other human resources consulting and actuarial firms, as well as the human resources consulting divisions of some public accounting and consulting firms. Several of our competitors have greater financial, technical, and marketing resources than we have, which could enhance their ability to respond more quickly to technological changes, finance acquisitions and fund internal growth. Also, the consulting practices of the large international accounting firms, or other competitors who have a larger presence than we do in particular markets, gain marketing advantages from their greater name recognition.

    Our current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase their ability to address client needs. New competitors or alliances among competitors could emerge and gain significant market share. In addition, some of our competitors may have or may develop a lower cost structure or superior services that gain greater market acceptance than the services that we offer or develop.

    CLIENTS' CRITERIA FOR SELECTING CONSULTANTS MAY CHANGE

    The ability to tailor services to clients' particular needs traditionally has been a key selection criterion among buyers of consulting services in our core businesses. However, these buyers' selection criteria may change and price could become a more significant factor, thereby adversely affecting our operating results.

    DEMAND FOR OUR SERVICES MAY DECREASE FOR VARIOUS REASONS, INCLUDING A DECLINE IN A CLIENT'S OR AN INDUSTRY'S FINANCIAL CONDITION OR AN INDUSTRY-SPECIFIC ECONOMIC DOWNTURN, THAT COULD ADVERSELY AFFECT OUR OPERATING RESULTS

    We can give no assurance that the demand for our services will continue to grow or that we will compete successfully with our existing competitors, new competitors or our clients' internal capabilities. Some of our clients may decide to develop or use their internal resources to satisfy their needs for some or all of the services that we provide. Our clients' demand for our services also may change based on their own needs and financial conditions. When economic downturns affect particular clients or industry groups, they frequently reduce their budgets for outside consultants, which could reduce the demand for our services and increase price competition.

    In addition, the demand for many of our core benefits services is affected by government regulation and taxation of employee benefits plans. This regulation and taxation drive our clients' needs for compliance-related services. Significant changes in tax or social welfare policy or regulations could lead some employers to discontinue their employee benefit plans, thereby reducing the demand for our services. A simplification of regulations or tax policy also could reduce the need for our services.

    OUR CLIENTS GENERALLY MAY TERMINATE OUR SERVICES AT ANY TIME, WHICH COULD DECREASE ASSOCIATE UTILIZATION


    Our clients generally may terminate our engagements at any time. If a client reduces the scope of or terminates the use of our services with little or no notice, our associate utilization will decline. In such cases, we must rapidly redeploy our associates to other engagements in order to minimize the potential negative impact on our financial performance. In addition, because much of our work is project based rather than recurring in nature, our associates' utilization depends on our ability to continually secure additional engagements.


    MANY OF OUR ENGAGEMENTS, PARTICULARLY LONG-STANDING RELATIONSHIPS AND ENGAGEMENTS INVOLVING STANDARD ANNUAL ACTIVITIES, ARE NOT BASED ON WRITTEN AGREEMENTS, WHICH COULD RESULT IN DISPUTES WITH OUR CLIENTS

    Many of our engagements, including the majority of those involving long-standing relationships or standard annual activities such as actuarial valuations, are not based on formal written agreements. In such cases, there is a greater risk of misunderstandings with our clients concerning the scope and terms of our engagement and our liability for unsatisfactory performance. Disputes could damage our client relationships and result in unanticipated costs and loss of revenue that could adversely affect our results of operations.

    OUR FIXED FEE ENGAGEMENTS COULD HURT OUR FINANCIAL RESULTS IF NOT PROPERLY MANAGED


    We enter into some of our engagements on a negotiated fixed fee basis. If we do not properly negotiate the price and manage the performance of these engagements we might incur losses on individual engagements and our overall financial results would be adversely affected.


    WE ARE SUBJECT TO MALPRACTICE CLAIMS ARISING FROM OUR WORK, WHICH COULD ADVERSELY AFFECT OUR REPUTATION AND BUSINESS

    Clients and third parties who are dissatisfied with our services or who claim to suffer damages caused by our services may bring lawsuits against us. The nature of our work, especially our actuarial services, involves assumptions and estimates concerning future events, the actual outcome of which we cannot know with certainty in advance. In addition, we could make computational, software programming, or data management errors.


    Clients may seek to hold us responsible for the financial consequences of these errors or variances. Given that we frequently work with large pension funds, relatively small percentage errors or variances could create significant dollar variances and claims for unfunded liabilities. In most cases, our exposure to liability on a particular engagement is substantially greater than the profit opportunity that the engagement generates for us. For example, possible claims might include:



    - a client's assertion that actuarial assumptions used in a pension plan were unreasonable, leading to plan underfunding;



    - a claim arising out of the use of inaccurate data, which could lead to an underestimation of plan liabilities; and


    - a claim that employee benefit plan documents were misinterpreted or plan amendments were misstated in plan documents, leading to overpayments to beneficiaries.

    Defending lawsuits of this nature or arising out of any of our services could require substantial amounts of management attention, which could affect their focus on operations and could adversely affect our financial performance. In addition to defense costs and liability exposure, malpractice claims may produce negative publicity that could hurt our reputation and business.

    OUR QUARTERLY REVENUES MAY FLUCTUATE WHILE OUR EXPENSES ARE RELATIVELY FIXED

    Quarterly variations in our revenues and operating results occur as a result of a number of factors, such as:

    - the significance of client engagements commenced and completed during a quarter;

    - the seasonality of some specific types of services; in particular, retirement revenues are more heavily weighted toward the second half of the fiscal year when annual actuarial valuations are required to be completed for calendar year end companies and the related services are performed. In the Human Resources Technologies group, the distribution of work is concentrated at the end of the first fiscal quarter and through the second fiscal quarter as there is demand from our clients for assistance in updating systems and programs used in the annual re-enrollment of employees in benefit plans, such as flex plans. Much of the remaining business is project oriented and is thus influenced more by particular client needs and the availability of our workforce;

    - the number of business days in a quarter, employee hiring and utilization rates, the clients' ability to terminate engagements without penalty;

    - the size and scope of assignments;

    - the level of vacation and holidays taken by our associates; and

    - general economic conditions.

    Because 70-75% of our total operating expenses are relatively fixed, a variation in the number of client assignments or the timing of the initiation or the completion of client assignments can cause significant variations in quarterly operating results and could result in losses. Increases in the number of professional personnel that are not followed by corresponding increases in revenues could materially and adversely affect our operating results. Over the most recent ten fiscal quarters, quarterly income from continuing operations has fluctuated from $0.5 million to $7.3 million, excluding the effect of the non-recurring compensation charge.


    WE DEPEND ON WATSON WYATT PARTNERS FOR OUR BRAND IN THE EUROPEAN MARKET AND COULD LOSE OUR POSITION IN EUROPE IF OUR ALLIANCE AGREEMENTS WERE TO TERMINATE



    Since 1995 we have marketed our services globally with Watson Wyatt Partners as Watson Wyatt Worldwide. Under our alliance agreements with Watson Wyatt
Partners:


    - we operate in North America, Latin America and Asia-Pacific;

    - Watson Wyatt Partners operates in the United Kingdom, Ireland, Africa and the Caribbean; and


    - Watson Wyatt Holdings (Europe) Limited, of which we own a 25% minority interest, operates in continental Europe.



    The alliance agreements with Watson Wyatt Partners generally restrict each party's ability to enter into each other's geographic markets. If the alliance agreements were to terminate, we could lose our position in Europe, which could interrupt our global development and impair our ability to deliver services seamlessly to clients throughout the world.



    TERMINATION OF OUR RELATIONSHIP WITH WATSON WYATT PARTNERS COULD RESULT IN A NAME CHANGE



    The alliance agreements set forth the rights we or Watson Wyatt Partners have to buy each other out of our respective interests in each other's firm and in Watson Wyatt Holdings (Europe) Limited in the event either of us becomes affiliated with a competitor. A termination of our alliance with Watson Wyatt Partners could precipitate a name change, which could result in confusion in our markets.


    OUR INTERNATIONAL OPERATIONS PRESENT SPECIAL RISKS THAT COULD NEGATIVELY AFFECT OUR BUSINESS


    We conduct a portion of our business from offices outside the United States. This subjects us to foreign financial and business risks, which could arise in the event of:


    - unusual currency exchange rate fluctuations;

    - unexpected increases in taxes;

    - new regulatory requirements and/or changes in policies and local laws that materially affect the demand for our services or directly affect our foreign operations;

    - unusual and unexpected monetary exchange controls;

    - the impact of unusually severe or protracted recessions in foreign economies; and

    - civil disturbance or other catastrophic events that reduce business activity in other parts of the world.


    Any of these factors could have an adverse effect on our results of operations.

    OPERATIONAL READINESS OF OUR GLOBAL ADMINISTRATIVE INFRASTRUCTURE MIGHT NOT BE AS COMPLETE AS REQUIRED TO MANAGE INTERNATIONAL OPERATIONS EFFECTIVELY


    The management of geographically dispersed operations requires substantial management resources, resulting in significant ongoing expense. We have not fully integrated all of our global operations from an administrative and reporting standpoint. We are developing and implementing additional systems and management reporting to help us manage our global operations, but we cannot predict when these systems will be fully operational or how successful they will be.


    OUR BUSINESS FACES RAPID TECHNOLOGICAL CHANGE AND OUR FAILURE TO RESPOND TO THIS CHANGE QUICKLY COULD ADVERSELY AFFECT OUR BUSINESS


    Increasingly, to remain competitive in our practice areas, we must identify and offer the most current technologies and methodologies. This is particularly true of our HR Technologies Group in which our success largely depends upon our ability to quickly absorb and apply technological advances in both generic applications and, particularly, those which are specifically required to deliver employee benefits services. In some cases, significant technology choices and investments are required. If we do not respond correctly, quickly, or in a cost-effective manner, our business and operating results might be harmed.

    The effort to gain technological expertise and develop new technologies in our business requires us to incur significant expenses and, in some cases, to implement them globally. If we cannot offer new technologies as quickly or effectively as our competitors, we could lose market share. We also could lose market share if our competitors develop more cost-effective technologies than we offer or develop.

    OUR HR TECHNOLOGIES GROUP HAS PROJECT-RELATED RISKS THAT COULD ADVERSELY AFFECT OUR FINANCIAL RESULTS

    Our HR Technologies Group develops and implements computer software and systems for clients. In securing or carrying out these engagements, we may encounter inadequate project scope definitions, unforeseen technological and systems integration problems, unanticipated costs, failures to meet contractual performance objectives, and other business risks. If we are not successful in defining, pricing and executing these assignments as planned, we may incur financial losses.

    LIMITED PROTECTION OF OUR PROPRIETARY EXPERTISE, METHODOLOGIES AND SOFTWARE COULD HARM OUR BUSINESS

    We cannot guarantee that trade secret, trademark, and copyright law protections are adequate to deter misappropriation of our confidential information. Moreover, we may be unable to detect the unauthorized use of our intellectual property and take the necessary steps to enforce our rights. If employees or third parties misappropriate our proprietary information, our business could be harmed. Redressing infringements also may consume significant management time and financial resources.


    OUR ASSOCIATES WILL OWN APPROXIMATELY 83% OF OUR STOCK, AND THEIR INTERESTS MAY DIFFER FROM THOSE OF OTHER STOCKHOLDERS


    Immediately upon completion of this offering, our associates will continue to own approximately 83% of our outstanding capital stock. As a result, our associates will be able to elect the board of directors and generally determine the outcome of any proposed corporate transaction or other matter submitted to stockholders for their vote. Our associates' interests in these matters might differ from those of our non-associate stockholders.

    CHANGE IN ASSOCIATE OWNERSHIP COULD ADVERSELY AFFECT OUR FIRM CULTURE

    We currently are predominantly owned by our associates. As owners, our associates have traditionally been able to influence the direction of the firm, which promotes an entrepreneurial spirit and motivates individual performance. The stock owned by our associates will have transfer restrictions, which will expire within two years following this offering. As these transfer restrictions expire and our associates' stock becomes transferable, associate ownership may decline. A decline in associate ownership and an increase in non-associate influence could lower morale which could, in turn, adversely affect our business operations.

    WE HAVE VARIOUS MECHANISMS IN PLACE THAT MAY PREVENT A CHANGE IN CONTROL THAT A STOCKHOLDER MIGHT FAVOR

    Our certificate of incorporation and bylaws contain provisions that might discourage, delay or prevent a change in control that a stockholder might favor. Our certificate of incorporation and bylaws:

    - authorize the issuance of preferred stock without fixed characteristics that could be issued by our board of directors to increase the number of outstanding shares and deter a takeover attempt;

    - classify our board of directors with staggered, three-year terms, which may lengthen the time required to gain control of our board of directors;

    - provide that only the president or our board may call a special meeting of stockholders;

    - prohibit stockholder action by written consent, which requires all actions to be taken at a meeting of the stockholders;

    - provide that vacancies on our board of directors, including new directorships, may be filled only by the directors then in office; and

    - require super-majority voting to amend the classified board and these other provisions of our certificate of incorporation.

    WE COULD ISSUE ADDITIONAL SHARES WHICH COULD HAVE A DILUTIVE EFFECT ON STOCKHOLDERS

    At the time of the offering we will have 69,000,000 authorized shares of class A common stock. Immediately following the completion of this offering, we expect to have approximately 63,400,000 authorized but unissued shares of class A common stock. Additional class A common stock will be issued upon conversion of outstanding shares of class B common stock and pursuant to employee stock option plans, and might be issued in connection with acquisitions or other transactions, or offered for sale in future offerings. The issuance of additional shares of class A common stock could dilute the value of outstanding shares, including those purchased in this offering.

    YEAR 2000 ISSUES COULD ADVERSELY AFFECT OUR BUSINESS

    We have provided our clients with software that we have developed and software-related services. We also use software and information technology extensively to deliver our consulting services to our clients and operate our business. We cannot guarantee that we have identified all potential software problems or that we will have successfully corrected all software problems. In addition, some software (such as software used for open enrollment in benefit plans) normally is modified on an annual or periodic basis. In some cases, we have deferred performing Year 2000 remediation to coincide with the software's next scheduled modification. We also have provided software to clients subject to warranties regarding Year 2000 performance. If we fail to identify or correct Year 2000 problems in our software, we may incur costs to repair or replace affected systems. We also may incur liability or unanticipated costs as a result of errors caused by our software that could have a material adverse effect on the results of our operations.

    WE WILL HAVE BROAD DISCRETION REGARDING THE NET OFFERING PROCEEDS

    We have not designated the anticipated net proceeds of this offering for specific uses. We will have broad discretion regarding the use of the net proceeds of this offering, and we may apply the proceeds differently than investors in our stock might anticipate. Although we have no plans or agreements regarding any material acquisitions on the date of this prospectus, we might use a portion of the net proceeds to fund acquisitions.

    ADDITIONAL SHARES BECOMING AVAILABLE FOR SALE COULD ADVERSELY AFFECT THE PRICE OF OUR STOCK


    Transfer restrictions on the class B common stock expire 12 and 24 months following this offering. As the transfer restrictions on the class B common stock expire, subject in the case of affiliates to the restrictions of Rule 144 under the Securities Act of 1933, those shares automatically will convert into shares of class A common stock that will be eligible for sale in the public market. The Class B shares will be owned largely by our current associates, and these persons might want to sell their shares in the public market immediately after the transfer restrictions expire. Substantial sales after the transfer restrictions expire could adversely affect the market value of the class A common stock and the value of your shares. In addition, we cannot guarantee that the board of directors will not waive the Class B common stock transfer restrictions or that the underwriters will not waive their requirement that holders not sell any shares for 180 days following this offering.



    The following chart identifies the number of additional Class A shares that will become available for resale at the time the Class B 12 and 24 month restrictions expire:



                                              / /2000     / /2001      / /2002
                                              --------   ----------   ----------
Post Merger Shares Eligible for Resale......        0    13,416,780   13,416,780

                               USE OF TERMINOLOGY

    Immediately before the closing of this offering, we will effect a corporate reorganization in order to create a holding company structure. As part of this transaction, our current operating company, Watson Wyatt & Company, will merge with an indirect wholly-owned subsidiary to become a wholly-owned subsidiary of Watson Wyatt & Company Holdings. Unless the context indicates otherwise, the information in this prospectus assumes that the corporate reorganization transactions have been completed. References in this prospectus to "Watson Wyatt," "we," "our" and "us" refer to both Watson Wyatt & Company and its subsidiaries, before the merger, and to Watson Wyatt & Company Holdings and its subsidiaries after the merger. References to "WW Holdings" refer to Watson Wyatt & Company Holdings. We refer to our employees as associates.

    Watson Wyatt Worldwide is the name of our global alliance with Watson Wyatt Partners.

                      WHERE YOU CAN FIND MORE INFORMATION


    We have filed with the U.S. Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act relating to the shares of class A common stock being offered by this prospectus. This prospectus is part of that registration statement and, as allowed by SEC rules, does not include all of the information you can find in the registration statement or the exhibits to the registration statement. For further information about us and the class A common stock offered, see the registration statement and its exhibits. We have also filed a registration statement on Form S-4 with the SEC relating to the proposed merger of Watson Wyatt & Company with its indirect wholly-owned subsidiary which will result in Watson Wyatt & Company becoming a wholly-owned subsidiary of Watson Wyatt & Company Holdings.


    The SEC allows us to incorporate by reference into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. If we subsequently file updating or superseding information in a document that is incorporated by reference into this prospectus, the subsequent information will also become part of this prospectus and will supersede the earlier information. We are incorporating by reference the following documents that we have filed with the SEC:

    - our annual report on Form 10-K for the fiscal year ended June 30, 1999 (file no. 0-20724);

    - our quarterly reports on Form 10-Q for the quarters ended September 30, 1999 and December 31, 1999; and

    - our current report on Form 8-K filed with the SEC on January 27, 2000.

    We also are incorporating by reference into the prospectus all of our future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is completed. You may obtain a copy of any or all of our filings which are incorporated by reference, at no cost, by writing to or telephoning us at the following address:

                        Watson Wyatt & Company Holdings
                      6707 Democracy Boulevard, Suite 800
                            Bethesda, Maryland 20817
                              Attention: Secretary
                           Telephone: (301) 581-4600

    You should rely only on the information provided in this prospectus or incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the first page of the prospectus. We are offering to sell, and seeking offers to buy, the class A common stock only in jurisdictions where such offers are permitted. We are not making this offer of securities in any state or country in which the offer or sale is not permitted.


    Watson Wyatt & Company currently files reports and other information with the SEC, but its common stock, which has been subject to various restrictions, has not been publicly traded. After the offering, Watson Wyatt & Company Holdings will continue to file annual, quarterly and special reports, proxy statements and other information with the SEC. Watson Wyatt & Company's SEC filings are available at the SEC's web site at http://www.sec.gov. You may read and copy any filed document at the SEC's public reference rooms in Washington, D.C. at Judiciary Plaza, 450 Fifth Street, Washington, D.C. 20549, and at the SEC's regional offices in New York at 7 World Trade Center, 13(th) Floor, New York, New York 10048, and in Chicago at Suite 400, Northwestern Atrium Center, 14(th) Floor, 500 W. Madison Street, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms.


                                USE OF PROCEEDS


    The net proceeds from the sale of the 2,800,000 shares of class A common stock offered by us will be approximately $29.4 million, based on the midpoint of an assumed initial public offering price of $11.50-13.50 per share and after deducting the underwriting discounts and commissions and offering expenses. We will not receive any proceeds from the sale of common stock by the selling stockholders. We have agreed with the selling stockholders to reimburse underwriting fees payable by them. This amount has been taken into account in estimating the net proceeds.


    The primary purpose of this offering is to create a public market for our common stock, create a currency for potential acquisitions, facilitate future access to public markets, and enhance our ability to use our common stock to attract, retain and provide incentives to our consultants.


    The proceeds from this offering will be used for working capital and other general corporate purposes, which may include the retirement of outstanding working capital indebtedness under our revolving credit facility, if any, at the time of completion of this offering. Further, although we currently have no agreements or commitments regarding any acquisitions, a portion of the offering proceeds could be used for possible strategic acquisitions of complementary businesses, products, or technologies.



    Assuming the offering had been completed at December 31, 1999, $8.4 million of the proceeds could have been used to reduce debt. The outstanding indebtedness at December 31, 1999 was for cyclical working capital purposes. It was comprised of outstanding draws on our revolving credit facility, which would mature on June 30, 2003 when the credit facility expires, if not repaid earlier. The indebtedness bears interest at a rate that varies with LIBOR and/or the prime rate. The interest rate on our borrowings was 8.5% at December 31, 1999.


    As we have no current specific plans for the proceeds from this offering, any proceeds available after the repayment of outstanding indebtedness would be invested in short-term high-grade interest-bearing securities.

                                DIVIDEND POLICY

    We currently intend to retain our future earnings to finance the operation and expansion of our business and we do not anticipate paying cash dividends on our common stock in the foreseeable future. Any future determination as to the payment of dividends will be at the discretion of our board of directors.

                                 CAPITALIZATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


    The following table presents our consolidated net cash position and total capitalization as of December 31, 1999 on (1) an actual basis; (2) a pro forma basis giving effect to the exchange of shares under our proposed corporate reorganization and subsequent reclassification of the redeemable common stock to stockholders' equity; and (3) a pro forma as adjusted basis to reflect the sale of 2,800,000 shares of class A common stock being offered in this offering by us at an assumed initial public offering price of $ 12.50 per share, the automatic conversion of all class B common stock sold by the selling shareholders in the offering to class A common stock, and the application of the estimated net proceeds to us from the offering.


                                                                     AS OF DECEMBER 31, 1999
                                                              -------------------------------------
                                                                                         PRO FORMA
                                                                ACTUAL      PRO FORMA   AS ADJUSTED
                                                              (UNAUDITED)
Cash and cash equivalents...................................    $ 13,688    $ 13,688      $33,887
                                                                ========    ========      =======
Notes payable and book overdrafts...........................       8,401       8,401           --
                                                                ========    ========      =======
Redeemable common stock ($1 par value per share, 25,000,000
  shares authorized; 14,879,886 shares issued and
  outstanding) (a)..........................................      99,398          --           --
                                                                ========    ========      =======
Stockholders' equity:
  Adjustment for redemption value less than amounts paid in
    by stockholders (a).....................................      10,547          --           --
  Preferred stock (no par value per share, 1,000,000 shares
    authorized; no shares issued)...........................          --          --           --
  Class A common stock ($0.01 par value per share,
    69,000,000 shares authorized; 5,600,000 shares issued
    and
    outstanding) (b)(c).....................................                      --           56
  Class B-1 common stock ($0.01 par value per share;
    15,000,000 shares authorized; 14,879,886 shares issued
    and outstanding, pro forma; 13,479,886 shares issued and
    outstanding,
    pro forma as adjusted) (d)..............................          --         149          135
  Class B-2 common stock ($0.01 par value per share;
    15,000,000 shares authorized; 14,879,886 shares issued
    and outstanding, pro forma; 13,479,886 shares issued and
    outstanding,
    pro forma as adjusted) (d)..............................          --         149          135
  Additional paid in capital (e)............................          --     109,647      140,669
  Retained deficit (f)......................................     (74,198)    (74,198)     (75,864)
  Cumulative translation adjustment (other comprehensive
    loss)...................................................      (1,468)     (1,468)      (1,468)
                                                                --------    --------      -------
Total stockholders' (deficit) equity........................    $(65,119)   $ 34,279      $63,663
                                                                ========    ========      =======
Total capitalization........................................    $ 34,279    $ 34,279      $63,663
                                                                ========    ========      =======

------------------------

(a) All shares of common stock at December 31, 1999 are classified as redeemable common stock outside of stockholders' equity due to the bylaw provision that required stock to be repurchased by us upon an associate's termination or retirement. The difference between the redeemable value, as determined in accordance with Watson Wyatt & Company's bylaws, and the amounts paid in or deemed paid in for the stock is identified as the "Adjustment for redemption value less (greater) than amounts paid in by stockholders" and is included in the stockholders' equity section of the historical balance sheet.

    Under the terms of the corporate reorganization, all 14,879,886 outstanding redeemable common shares will be converted into 29,759,772 newly issued shares of class B-1 and class B-2 common stock, without redemption features. This is reflected in the "Pro Forma" column. In the "Pro Forma" column, the total historical cost of the shares is now fully reflected in stockholders' equity.

(b) The "Pro Forma As Adjusted" column reflects the issuance by us of 2,800,000 shares of class A common stock and the automatic conversion of 2,800,000 shares of class B-1 and class B-2 common stock to class A common stock upon their sale by the selling stockholders in this offering.


(c) The "Pro Forma As Adjusted" number of shares of common stock to be outstanding excludes (1) options to purchase approximately 1,600,000 shares of class A common stock to be granted concurrent with the consummation of this offering at an exercise price equal to the public offering price and
    (2) approximately 2,900,000 shares of class A common stock reserved for issuance upon exercise of options that may be granted in the future under our stock incentive plan.


(d) In the "Pro Forma" column, the conversion of shares pursuant to the corporate reorganization referred to in (a) above is reflected. The "Pro Forma As Adjusted" column reflects the automatic conversion of 2,800,000 shares of class B-1 and class B-2 common stock to 2,800,000 shares of class A common stock upon their sale by the selling stockholders.

(e) The "Pro Forma" column reflects the difference between cash paid in or deemed paid in for the new outstanding 14,879,886 shares of the class B-1 common stock and 14,879,886 shares of class B-2 common stock and their $0.01 per share par value. The "Pro Forma As Adjusted" column adds to this amount the issuance of shares of class A common stock in this offering, less the $0.01 per share par value of each class.


(f) We have decided to reimburse the selling stockholders for the underwriting commissions on the shares sold by them in connection with this offering. The "Pro Forma as Adjusted" column reflects the resulting after-tax compensation charge which will decrease our operating results and increase our retained deficit in the quarter in which we complete this offering.

                                    DILUTION

    As of December 31, 1999, after giving effect to our corporate reorganization and the related termination of the redemption feature of our redeemable common stock, our pro forma net tangible book value was approximately $24.8 million, or approximately $0.83 per share. Net tangible book value per share is determined by dividing our net tangible book value (total net tangible assets less total liabilities) by 29,759,772 pro forma shares of common stock outstanding. After giving effect to the sale of 2,800,000 shares of class A common stock in this offering by us at the midpoint of an assumed initial public offering price of $11.50-13.50 per share, and after deducting the underwriting discounts and commissions and offering expenses, our pro forma net tangible book value as of December 31, 1999 would have been $54.2 million, or $1.66 per share. This represents an immediate increase in net tangible book value of $0.83 per share to our stockholders and an immediate dilution in net tangible book value of $10.84 per share to new investors purchasing shares in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share.............             $ 12.50
                                                                         -------
  Net tangible book value per share as of December 31,
    1999....................................................  $  0.83
  Increase in net tangible book value per share attributable
    to the offering.........................................     0.83
                                                              -------
Net tangible book value per share after this offering.......                1.66
                                                                         -------
Dilution per share to new stockholders......................             $ 10.84
                                                                         =======

    The following table summarizes, on a pro forma basis as of December 31, 1999, the number of shares of class A common stock purchased from us, the total consideration paid to us and the average price per share paid to us by the existing holders of common stock and by the new stockholders purchasing shares of class A common stock offered by us (at an assumed initial public offering price at the midpoint of $11.50-13.50 per share) before deducting the underwriting discounts and commissions and offering expenses payable by us.

                                         SHARES PURCHASED          TOTAL CONSIDERATION
                                      ----------------------   ---------------------------   AVERAGE PRICE
                                        NUMBER      PERCENT       AMOUNT          PERCENT      PER SHARE
Existing stockholders...............   26,959,772     82.8%    $ 99,613,000         58.7%       $ 3.69
New stockholders....................    5,600,000     17.2%      70,000,000         41.3%       $12.50
                                      -----------    -----     ------------        -----
  Total.............................   32,559,772    100.0%    $169,613,000        100.0%
                                      ===========    =====     ============        =====


    The foregoing table excludes (1) options to purchase 1,600,000 shares of class A common stock to be granted concurrent with the consummation of this offering at an exercise price equal to the public offering price and
(2) 2,900,000 shares of class A common stock reserved for issuance upon exercise of options that may be granted in the future under our stock option plan.


    Additional sales by the selling stockholders in this offering pursuant to the underwriters' overallotment option, if exercised in full, will reduce the number of shares held by our existing stockholders to 26,119,772 shares, or 80.2% of the total number of shares outstanding after this offering, and will increase the number of shares held by new investors to 6,440,000 shares or 19.8% of the total number of shares of common stock outstanding after this offering.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



    The following selected consolidated financial data of Watson Wyatt & Company Holdings should be read in conjunction with the consolidated financial statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The balance sheet data as of June 30, 1998 and 1999 and the statement of operations data for the years ended June 30, 1997, 1998 and 1999 have been derived from the consolidated financial statements for such years, which have been audited by PricewaterhouseCoopers LLP, independent accountants. The balance sheet data as of June 30, 1995, 1996 and 1997 and the statement of operations data for the years ended June 30, 1995 and 1996 are derived from the audited consolidated financial statements for such years that have been restated to reflect our discontinued operations.


    The consolidated financial data as of and for the six months ended
December 31, 1998 and 1999 have been derived from our unaudited consolidated financial statements, which management believes include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation. Results for the six months ended December 31, 1999 are not necessarily indicative of results that may be achieved for the full year.


                                                                                                                 SIX MONTHS
                                                                      YEAR ENDED JUNE 30,                      ENDED DEC. 31,
                                                     -----------------------------------------------------   -------------------
                                                       1995       1996       1997       1998        1999       1998       1999
STATEMENTS OF OPERATIONS DATA (A):
Continuing operations:
Fees...............................................  $465,788   $475,298   $486,502   $ 512,660   $556,860   $274,343   $298,734
Operating expenses:
  Salaries and benefits............................   250,507    250,103    252,302     268,611    298,925    148,868    160,753
  Stock incentive bonus plan (b)...................                                                 22,600      7,600     15,000
  Non-recurring compensation charge related to
    formula book value change (c)..................        --         --         --      69,906         --         --         --
  Occupancy & communications.......................    71,173     60,566     72,155(d)    62,061    62,915     29,954     30,423
  Professional and subcontracted services..........    43,613     42,450     48,827      49,907     47,863     22,052     24,927
  Other............................................    25,135     23,637     23,871      26,779     29,753     11,586     16,300
                                                     --------   --------   --------   ---------   --------   --------   --------
                                                      390,428    376,756    397,155     477,264    462,056    220,060    247,403
General & administrative expenses..................    41,313     38,656     45,696      51,759     56,578     27,852     27,902
Depreciation & amortization........................    21,103     25,541     22,094      24,994     15,248      7,824      9,517
                                                     --------   --------   --------   ---------   --------   --------   --------
                                                      452,844    440,953    464,945     554,017    533,882    255,736    284,822
                                                     --------   --------   --------   ---------   --------   --------   --------
Income (loss) from operations......................    12,944     34,345     21,557     (41,357)    22,978     18,607     13,912
Other:
  Net interest income..............................     1,343      1,441      1,462         901        944        528      1,252
  Net interest (expense)...........................    (1,507)      (930)    (1,506)     (2,768)    (2,646)    (1,721)    (1,088)
  Income (loss) from affiliates....................      (576)      (820)       105         258      2,524      1,025      2,143
                                                     --------   --------   --------   ---------   --------   --------   --------
Income (loss) before income taxes and minority
  interest.........................................    12,204     34,036     21,618     (42,966)    23,800     18,439     16,219
Income taxes.......................................     6,369     14,071      9,070      13,134     11,448      8,917      7,835
Minority interest..................................      (127)      (130)      (167)       (112)      (217)       (85)       176
Cumulative effect of change in accounting for
  postemployment benefits, net of tax benefit of
  $1,000...........................................      (800)        --         --          --         --         --         --
                                                     --------   --------   --------   ---------   --------   --------   --------
Income (loss) from continuing operations...........     4,908     19,835     12,381     (56,212)    12,135      9,437      8,560
Discontinued operations (e)........................    (4,059)   (10,480)   (11,483)    (69,906)     8,678      8,678         --
                                                     --------   --------   --------   ---------   --------   --------   --------
Net income (loss)..................................  $    849   $  9,355   $    898   $(126,118)  $ 20,813   $ 18,115   $  8,560
                                                     ========   ========   ========   =========   ========   ========   ========
Earnings (loss) per share, continuing operations,
  basic and fully diluted..........................  $   0.25   $   1.07   $   0.71   $   (3.27)  $   0.80   $   0.63   $   0.57
Earnings (loss) per share, basic and fully
  diluted..........................................  $   0.05   $   0.51   $   0.05   $   (7.34)  $   1.37   $   1.21   $   0.57
Weighted average shares outstanding................    19,248     18,516     17,438      17,170     15,215     14,977     15,140

                                                                             AS OF JUNE 30,                          AS OF
                                                          ----------------------------------------------------    DECEMBER31,
                                                            1995       1996       1997       1998       1999         1999
BALANCE SHEET DATA:
Cash and cash equivalents...............................  $ 11,860   $ 21,694   $ 26,257   $ 13,405   $ 35,985     $ 13,688
Net working capital.....................................    49,826     18,788     21,307     23,748     11,692        8,882
Total assets............................................   286,622    320,819    331,778    268,310    313,960      301,024
Notes payable and book overdrafts.......................        --         --        408     11,666        248        8,401
Redeemable common stock.................................    86,275     90,214     96,091     96,296    107,631       99,398
Total stockholders' (deficit) (f).......................    (6,562)    (5,832)   (12,205)   (84,510)   (74,351)     (65,119)
Shares outstanding......................................    19,130     18,262     18,130     15,917     16,112       14,880

------------------------------


(a) We believe that our income as an employee-owned company is not indicative of the operating performance we will report as a publicly traded company due to the significant impact of the following two non-recurring compensation related expenses: (1) supplemental discretionary bonuses accrued under our stock incentive bonus plan, described in more detail in footnote (b) below and (2) a one-time charge in fiscal year 1998 related to a change in the way we calculated our formula book value, the price at which we sold and repurchased our restricted common stock in transactions with our employees prior to the public offering, described in more detail in footnote
    (c) below.



    We believe that our results of operations in fiscal years 1998 and 1999 and the six month periods ended December 31, 1998 and 1999 are more comparable to, and a better indication of, our performance as a publicly traded company if they are analyzed excluding the stock incentive bonus plan and the non-recurring compensation charge described above. The continuing operations loss before taxes and minority interest of $43.0 million for fiscal year 1998 would have improved by $69.9 million, and the continuing operations income before taxes and minority interest of $23.8 million for fiscal year 1999 would have improved by $22.6 million without these items. Income before taxes and minority interest from continuing operations for the three years ended June 30, 1997, 1998 and 1999 would have been $21.6 million, $26.9 million and $46.4 million, respectively. Income before taxes and minority interest from continuing operations for the six month periods ended December 31, 1998 and 1999 would have been $26.0 million and $31.2 million, respectively, if bonuses were accrued under the compensation structure management will adopt as a publicly traded company.



    The proposed Watson Wyatt & Company Holdings 2000 Long Term Incentive Plan provides for non-qualified stock options with an exercise price equal to fair market value at the date of the grant and no uncertainties that would require variable accounting under generally accepted accounting principles. Therefore, grants under the stock option program will not result in compensation expense.



    In a few foreign jurisdictions where option grants are impractical, we will grant stock appreciation rights (SARs) which will require recognition of compensation expense over a vesting period to the extent the market price of the stock increases. However, it is anticipated that this expense will be immaterial.



(b) Historically, we have paid incentive bonuses to associates under a fiscal year-end bonus program. Beginning in fiscal year 1999, in addition to annual fiscal year-end bonuses, we provided supplemental bonus compensation to our employee shareholders pursuant to the stock incentive bonus plan in an amount representing all income in excess of a targeted amount. Following the public offering, we will terminate the stock incentive bonus plan and replace it with equity based incentives more customary to publicly traded companies.



(c) As an employee-owned company without a public trading market, we sold and repurchased shares of common stock in transactions with our employee shareholders at a formula book value calculated in accordance with our bylaws. In fiscal year 1998, we recorded a one-time non-cash compensation charge against continuing operations of $69.9 million to reflect a change in the method of calculating the formula book value. This change eliminated from the calculation of formula book value the $69.9 million charge taken for discontinued operations in fiscal year 1998 to reflect the discontinuation of our benefits administration outsourcing business.



(d) Results of operations for fiscal year 1997 were reduced by a $12.1 million sublease loss due to the relocation of the corporate and one operating office.



(e) As discussed in footnotes (a) and (c) above, in fiscal year 1998 we discontinued our benefits administration outsourcing business and recorded a $69.9 million charge to earnings in the discontinued operations line. Fiscal years 1995 through 1998 also include the operating losses of the benefits administration outsourcing business prior to its discontinuation in 1998, which are reflected in the discontinued operations line. In fiscal year 1999, the discontinued operations credit reflects the reduction of the expected loss on disposal of the benefits administration outsourcing business.


(f) The increase in Total Stockholders' Deficit from June 30, 1997 to June 30, 1998 includes the discontinued operations charge of $69.9 million mentioned in note (e) above.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW


    Watson Wyatt & Company Holdings, including its subsidiaries, is a global provider of human capital consulting services. We operate on a geographic basis from 59 offices in 18 countries throughout North America, Asia-Pacific and Latin America. We provide services in three principal practice areas: employee benefits, human resources technologies and human capital consulting.


    Although we operate globally as an alliance with our affiliates, our revenues and operating expenses reflect solely the results of operations of Watson Wyatt & Company Holdings. Our share of the results of our affiliates, recorded using the equity method of accounting, is reflected in the "Income/loss from affiliates" line. Our principal affiliates are Watson Wyatt Partners, in which we hold a 10% interest in a defined distribution pool, and Watson Wyatt Holdings (Europe) Limited, a holding company through which we conduct continental European operations. We own 25% of Watson Wyatt Holdings (Europe) Limited and Watson Wyatt Partners owns the remaining 75%.

    We derive substantially all of our revenue from fees for consulting services, which generally are billed at standard hourly rates or on a fixed-fee basis; management believes the approximate percentages are 60% and 40%, respectively. Clients are typically invoiced on a monthly basis with revenue recognized as services are provided. For the most recent three fiscal years, fees from U.S. consulting operations have comprised approximately 80% of consolidated revenues. No single client accounted for more than 3% of our consolidated revenues for any of the most recent three fiscal years.

    Our most significant expenses are salaries and benefits costs, including incentive bonuses, which typically comprise over 60% of total costs of providing services. In addition to payroll and related benefits and taxes, salaries and benefits also include incentive bonus expense, which is linked to our operating performance. Other significant costs of providing services include office rent and related costs, communications and professional and subcontracted services.


    Historically, we have paid incentive bonuses to associates under a fiscal year-end bonus program. Beginning in fiscal year 1999, in addition to annual fiscal year-end bonuses, we provided supplemental bonus compensation to our employee shareholders pursuant to the stock incentive bonus plan in an amount representing all income in excess of a targeted amount. Following this offering, we will terminate our stock incentive bonus plan and replace it with equity-based incentives more customary to publicly traded companies. Our results of operations for fiscal year 1999 and the six month period ended December 31, 1999 include expenses for supplemental bonuses accrued under the stock incentive bonus plan of $22.6 million and $15.0 million, respectively.



    In addition, as an employee-owned company without a public trading market, we sold and repurchased shares of common stock in transactions with our employee shareholders at a formula book value calculated in accordance with our bylaws. In fiscal year 1998, we recorded a one-time non-cash compensation charge against continuing operations of $69.9 million to reflect a change in the method of calculating the formula book value. This change eliminated from the calculation of formula book value the $69.9 million charge taken for discontinued operations in fiscal year 1998 to reflect the discontinuation of our benefits administration outsourcing business.



    Due to the stock incentive bonus plan and non-cash compensation charge related to the change in formula book value described above, we believe that our income as an employee-owned company is not indicative of the operating performance we will report as a publicly traded company. We believe that our results of operations in fiscal years 1998 and 1999 and the six month periods ended December 31, 1998 and 1999 are more comparable to, and a better indication of, our performance as a publicly traded company if they are analyzed excluding the stock incentive bonus plan and the non-recurring compensation charge described above, since the events giving rise to these charges are eliminated by the change in corporate structure and anticipated incentive compensation following this offering. The continuing operations loss before taxes and minority interest of $43.0 million for fiscal year 1998 would have improved by $69.9 million, and the continuing operations income before taxes and minority interest of $23.8 million for fiscal year 1999 would have improved by $22.6 million without these items. Income before taxes and minority interest from continuing operations for the three years ended June 30, 1997, 1998 and 1999 would have been $21.6 million, $26.9 million and $46.4 million, respectively. Income before taxes and minority interest from continuing operations for the six month periods ended December 31, 1998 and 1999 would have been $26.0 million and $31.2 million, respectively, if bonuses were accrued under the compensation structure management will adopt as a publicly traded enterprise.



    This compensation structure is based on the proposed Watson Wyatt & Company Holdings 2000 Long Term Incentive Plan which provides for non-qualified stock options with an exercise price equal to fair market value at the date of the grant and no uncertainties that would require variable accounting under generally accepted accounting principles. Therefore, grants under the stock option program will not result in compensation expense.



    In a few foreign jurisdictions where option grants are impractical, we will grant stock appreciation rights (SARs) which will require recognition of compensation expense over a vesting period to the extent the market price of the stock increases. However, it is anticipated that this expense will be immaterial.


    In connection with this offering, we have decided to reimburse the selling stockholders for the underwriting commission on the shares sold by them in this offering. In the fiscal quarter in which the offering is completed, our operating results will be negatively affected by the resulting compensation charge. We estimate that the reduction in income from operations will be approximately $2.5 million and the reduction in net income would be approximately $1.7 million due to this non-recurring compensation charge.

RESULTS OF OPERATIONS

    SIX MONTHS ENDED DECEMBER 31, 1999 COMPARED TO SIX MONTHS ENDED DECEMBER 31, 1998.


    REVENUES. Fees for the six months ended December 31, 1999 were $298.7 million, compared to $274.3 million for the six months ended
December 31, 1998, an increase of $24.4 million, or 9%. The revenue growth is primarily due to an $11.2 million, or 11%, rise in fees generated by our U.S. East region and a $9.0 million, or 12%, rise in fees generated by our U.S. Central region. The fee increase in these regions can be attributed to increased chargeable hours, accounting for approximately $7.0 million, and to the realization of billing rate increases, accounting for approximately
$13.2 million. In addition to these amounts, our Asia-Pacific region generated $3.8 million or 16% higher fees than in the previous six month period.


    SALARIES AND EMPLOYEE BENEFITS. Salaries and employee benefit expenses for the six months ended December 31, 1999 were $160.8 million, compared to $148.9 million for the six months ended December 31, 1998, an increase of $11.9 million, or 8%. The increase is due to an increase in compensation to associates, partly the result of annual salary increases and a 3% increase in headcount.


    STOCK INCENTIVE BONUS PLAN. The accrued bonus under our stock incentive bonus plan for the six months ended December 31, 1999 was $15.0 million, compared to $7.6 million for the six months ended December 31, 1998, an increase of $7.4 million, or 97%. This increase is due to higher operating results for the six months ended December 31, 1999 compared to the operating results for the six months ended December 31, 1998. Under the equity based compensation structure we plan to implement as a publicly traded enterprise, the results of operations for the six-month periods ended December 31, 1999 and 1998 would not have included the accrual for bonuses under the stock incentive bonus plan.


    OCCUPANCY AND COMMUNICATIONS. Occupancy and communication expenses for the six months ended December 31, 1999 were $30.4 million, compared to $30.0 million for the six months ended December 31, 1998, an increase of $0.4 million, or 1%. The increase can be attributed to higher telephone expenses and office supplies.

    PROFESSIONAL AND SUBCONTRACTED SERVICES. Professional and subcontracted services for the six months ended December 31, 1999 were $24.9 million, compared to $22.0 million for the six months ended December 31, 1998, an increase of $2.9 million, or 13%. The increase is due to a $1.2 million actuarial and strategic consulting expense from a sub-contractor and $0.9 million in non-compete payments. The remaining $0.8 million increase is due to an increase in recruiting fees and other outside services.

    OTHER. Other costs of providing services for the six months ended December 31, 1999 were $16.3 million, compared to $11.6 million for the six months ended December 31, 1998, an increase of $4.7 million, or 41%. The difference is attributable to a $3.7 million gain from the sale of our defined contribution daily record-keeping software included in the six months ended December 31, 1998. The remainder of the difference can be attributed to a $0.5 million increase in travel expenses and a $0.3 million increase in expenditures for the professional development for U.S. and international consultants.


    GENERAL AND ADMINISTRATIVE. General and administrative expenses for the six months ended December 31, 1999 were $27.9 million, unchanged from the six months ended December 31, 1998.


    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense for the six months ended December 31, 1999 was $9.5 million, compared to $7.8 million for the six months ended December 31, 1998, an increase of $1.7 million, or 22%. This increase is due to a higher depreciable capital base and higher intangibles related to the acquisition of selected units of KPMG's consulting business late in the first fiscal quarter of fiscal year 1999.

    INTEREST INCOME. Interest income for the six months ended December 31, 1999 was $1.3 million, compared to $0.5 million for the six months ended
December 31, 1998, an increase of $0.8 million, or 160%. This increase can be attributed to the receipt of interest of $0.5 million related to a federal tax refund and to additional interest income of $0.3 million earned during the year on a higher average investment balance.

    INTEREST EXPENSE. Interest expense for the six months ended December 31, 1999 was $1.1 million, compared to $1.7 million for the six months ended December 31, 1998, a decrease of $0.6 million, or 37%. The decrease can be attributed to our borrowing less money against our revolving line of credit in the first six months of fiscal year 2000 than in the first six months of fiscal year 1999.

    INCOME FROM AFFILIATES. Income from affiliates for the six months ended December 31, 1999 was $2.1 million, compared to $1.0 million for the six months ended December 31, 1998, an increase of $1.1 million, or 109%. The increase reflects improvement in business operations by our affiliates in both Continental Europe and the United Kingdom.


    PROVISION FOR INCOME TAXES.  Income taxes for the six months ended
December 31, 1999 were $7.8 million, compared to $8.9 million for the six months ended December 31, 1998 due to lower income before income taxes and minority interest. The effective tax rate of 48% for the six months ended December 31, 1999 remained unchanged from the comparable prior year period. Our tax rate is affected by differing foreign tax rates in various jurisdictions. We do not record a tax benefit on foreign net operating loss carryovers and foreign deferred expenses unless it is more likely than not that a benefit will be realized.

    DISCONTINUED OPERATIONS. During the six months ended December 31, 1998, we further resolved our future obligations related to the discontinuation of our benefits administration outsourcing business and reduced the expected loss on disposal by $8.7 million, net of taxes. Management believes we have adequate provisions for any remaining costs related to the discontinuation.



    NET INCOME. Net income for the six months ended December 31, 1999 was $8.6 million, compared to $18.1 million for the six months ended December 31, 1998, a decrease of $9.5 million, or 53%. The decrease is principally due to the $8.7 million after-tax adjustment to reduce the loss on disposal of the discontinued benefits administration outsourcing business recorded in fiscal year 1999. Income from continuing operations for the six months ended
December 31, 1999 and 1998 also reflects the stock incentive bonus plan accruals discussed above.


    FISCAL YEAR ENDED JUNE 30, 1999 COMPARED TO FISCAL YEAR ENDED JUNE 30, 1998


    REVENUES. Fee revenue from continuing operations reached $556.9 million in fiscal year 1999, an increase of $44.2 million from $512.7 million in fiscal year 1998. This represents 9% growth in revenue. This increase is attributable to increases in various North American regions totaling $39.9 million and a further $5.9 million, or 13%, increase in our Asia-Pacific region. The individual regions within North America showed the following trends: U.S. East, a $34.6 million, or 21%, increase; U.S. Central, a $15.0 million, or 10%, increase; and, U.S. West, a $9.7 million, or 11%, decline. Within North America the following individual lines of business, not all inclusive, showed the following trends: Benefits Group, a $42.4 million increase, including
$11.5 million of additional revenues from the first fiscal quarter acquisition of selected units of KPMG's benefits consulting business; HR Technologies Group, an $18.9 million increase, despite the sale in early fiscal year 1999 of the defined contribution recordkeeping business which had generated revenues in fiscal year 1998 of $6.0 million; Human Capital Group, a $25.3 million decline in revenues amid a reorganization of the practice; and, no risk and insurance consulting revenues due to our sale of this practice in late fiscal year 1998, which had generated $9.2 million in fiscal year 1998 revenues.



    COMPENSATION AND BENEFITS. For fiscal year 1999, salaries and employee benefits expenses were $298.9 million, an increase of $30.3 million, or 11%, from fiscal year 1998. This increase is due primarily to a 6% increase in headcount, and annual increases in compensation and benefits. In fiscal year 1999, we accrued, for the first time, a supplemental bonus under our stock incentive bonus plan of $22.6 million, which amounts were paid in January 2000.


    OCCUPANCY AND COMMUNICATIONS. Occupancy and communications expense increased $0.9 million or 1% in fiscal year 1999. This low percentage increase reflects our adoption of an office space standard as well as our success in negotiating advantageous leases of office space.

    PROFESSIONAL AND SUBCONTRACTED SERVICES. Professional and subcontracted services were $47.9 million for fiscal year 1999, a decrease of $2.0 million, or 4%, from fiscal year 1998 due to reduced corporate expenses.

    OTHER. Other costs of providing services increased $3.0 million in fiscal year 1999, which is mainly attributable to increased travel.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses for fiscal year 1999 were $56.6 million, an increase of $4.8 million, or 9%, from fiscal year 1998. The increase was attributable to $4.8 million for providing technology support to core consulting areas and $1.6 million for Year 2000 readiness. These increases were offset by a $1.6 million decrease in marketing expenses for business strategy initiatives from fiscal year 1998.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization decreased $9.7 million in fiscal year 1999 to $15.2 million. This decrease is due to higher amortization of internally developed software in fiscal year 1998 of $11.6 million, primarily due to a reevaluation and subsequent reduction of the useful lives of the related products. Without this item in fiscal year 1998, depreciation and amortization expense increased
$1.9 million in fiscal year 1999 related to purchases of capital assets.

    INCOME FROM AFFILIATES. Income from affiliates was $2.5 million in fiscal year 1999 compared to $0.3 million in fiscal year 1998. The increase reflects heightened synergies and focus within our affiliated European operations as well as improved business operations in the United Kingdom.

    PROVISION (BENEFIT) FOR INCOME TAXES. Income before income taxes, minority interest and discontinued operations was $23.8 million in fiscal year 1999, which, considering taxes of $11.4 million, reflects an effective tax rate of 48%. Income tax expense of $13.1 million in fiscal year 1998 relates to a loss before taxes, minority interest and discontinued operations of $43.0 million, for an effective tax rate of (30.6%). The reason for reporting a tax expense when we had a pretax loss and the disparity in effective tax rates is the non-recurring compensation charge of $69.9 million in fiscal year 1998, included in the loss before taxes of $43.0 million, which is permanently non-deductible for tax purposes.


    DISCONTINUED OPERATIONS. In fiscal year 1999, we further resolved our future obligations related to the discontinuation of our benefits administration outsourcing business and reduced the expected loss on disposal by $8.7 million, net of taxes. We believe we have adequate provisions for any remaining costs related to the discontinuation.



    NET INCOME (LOSS). We generated net income in fiscal year 1999 of $20.8 million compared to a net loss in fiscal year 1998 of $126.1 million. Continuing operations income before income taxes and minority interest in fiscal year 1999 of $23.8 million compares to the loss of $43.0 million in fiscal year 1998, which includes the $69.9 million non-recurring compensation charge related to the change in formula book value for stock repurchases. The fiscal year 1999 results reflect significantly improved operating performance and the accrual of bonuses under the stock incentive bonus plan, at the discretion of our board of directors.


    FISCAL YEAR ENDED JUNE 30, 1998 COMPARED TO FISCAL YEAR ENDED JUNE 30, 1997


    REVENUES. Fee revenue from continuing operations reached $512.7 million in fiscal year 1998, an increase of $26.2 million, or 5%, from $486.5 million in fiscal year 1997. This increase is primarily attributable to an increase in various North American regions totaling $29.9 million. The individual regions within North America showed the following trends: a $12.0 million, or 15%, rise in fees generated by our U.S. West consulting region, a $12.0 million, or 8%, increase in our U.S. East region, and a $5.9 million, or 4%, rise in fees in our U.S. Central region. The increases are due to the realization of billing rate increases. Within North America the following individual lines of business, not all inclusive, showed the following trends: Benefits Group, an $11.2 million increase; Human Capital Group, a $12.0 million increase; and HR Technologies Group, an $8.5 million increase. These North American increases were partially offset by a decline of $5.4 million, or 11%, in our Asia-Pacific region, largely reflecting regional economic issues.


    COMPENSATION AND BENEFITS. For fiscal year 1998, salaries and employee benefits expenses were $268.6 million, an increase of $16.3 million, or 6% from fiscal year 1997. This is due primarily to a 2% increase in headcount and annual salary increases.


    NON-RECURRING COMPENSATION CHARGE. In fiscal year 1998, we recorded a non-cash, non-recurring compensation charge of $69.9 million because we changed the method of calculating the formula book value of our common stock to exclude the effect of the discontinuance of our benefits administration outsourcing business. There was no such charge in fiscal year 1997.


    OCCUPANCY AND COMMUNICATIONS. Occupancy and communications expenses decreased $10.1 million in fiscal year 1998. We relocated our corporate office to a lower-cost suburban location in

1997, recognizing sublease losses of $12.1 million. Excluding these lease losses, occupancy and communications increased $2.0 million or 3%, with the largest growth occurring in telecommunications expenses.

    PROFESSIONAL AND SUBCONTRACTED SERVICES. Professional and subcontracted services were $49.9 million for fiscal year 1998, an increase of $1.1 million, or 2%, from fiscal year 1997.

    OTHER. Other costs of providing services increased $2.9 million in fiscal year 1998 due to increased travel and local office promotion expenses.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses for fiscal year 1998 were $51.8 million, an increase of $6.1 million, or 13%, from fiscal year 1997. The increase is due to increased spending on corporate advertising and promotional expenses of $4.0 million and business strategy initiatives of $2.0 million.

    DEPRECIATION AND AMORTIZATION.  Depreciation and amortization increased
$2.9 million in fiscal year 1998 to $25.0 million. This increase is primarily due to our decision to accelerate the amortization of internally developed software in fiscal year 1998 by $6.8 million based upon a reevaluation and subsequent reduction of the useful lives of the related products. Without this acceleration, depreciation and amortization expense declined 18% due to a decrease in the base of capital assets of $16.4 million in fiscal year 1998 from fiscal year 1997.

    PROVISION (BENEFIT) FOR INCOME TAXES. Loss before income taxes, minority interest and discontinued operations was $43.0 million in fiscal year 1998; the provision for taxes was $13.1 million. The resulting effective tax rate of (30.6%) compares with an effective tax rate of 42% for fiscal year 1997. The major reason for the difference in effective tax rates is the fiscal year 1998 non-recurring compensation charge of $69.9 million included in the loss before taxes of $43.0 million, which is permanently non-deductible for tax purposes. Further, the effective tax rate increased in fiscal year 1998 by seven percentage points due to changes in various tax jurisdictions with differing rates, particularly foreign jurisdictions, and lower tax credits.


    DISCONTINUED OPERATIONS. In the early 1990's we entered the employee benefits administration outsourcing business and we took on long-term contracts in this area. In 1996, recognizing the significant capital requirements needed for expansion in this area, we formed a joint venture called Wellspring Resources with State Street Bank and Trust Company. In 1996 and 1997, Wellspring Resources continued to require significant cash outlays and suffered development and implementation delays. The combination of Wellspring Resources' financial performance, which failed to meet our expectations, as well as a strategy evaluation that concluded that benefits administration outsourcing did not leverage our consulting strengths, led the board of directors to approve a plan of discontinuation of the benefits administration outsourcing business in fiscal year 1998, the financial effect of which is further described below.



    NET INCOME (LOSS). Although we incurred a net loss in fiscal year 1998 of $126.1 million compared to net income in fiscal year 1997 of $0.9 million, these results include aggregate charges totaling $139.8 million on an after-tax basis for the special compensation charge and the discontinued operations charge. Fiscal year 1997 results include $11.5 million in after-tax charges for the results of operations of the benefits administration outsourcing business, prior to its discontinuation in fiscal year 1998.



    The charges totaling $139.8 million in fiscal year 1998 were both associated with our discontinued operations in fiscal year 1998. The discontinuation of our benefits administration outsourcing business resulted in a $69.9 million loss net of taxes due to the withdrawal from this line of business and is reported as a discontinued operation. Included in this amount is the $6.8 million loss from operations prior to discontinuance and $63.1 million for the loss upon exit. The loss upon exit includes the write-off of our investment in Wellspring Resources, net capitalized software development costs for the benefits administration outsourcing clients we did not include in the Wellspring Resources joint venture and a provision for the completion of any obligations to clients, vendors or our former joint venture partner.


    In connection with the discontinuation, we changed our bylaws to modify the formula book value repurchase price of our stock to exclude the effect of the discontinued operations from the formula book value calculation. The applicable accounting rules required us to take a $69.9 million non-cash, non-recurring compensation charge for this. This charge was reported as a special compensation expense as a component of continuing operations. The charge was measured by the difference between what the formula book value per share was at June 30, 1998 and what it would have been at that date without the modification. The non-cash charge had no effect on our liquidity or capital resources but significantly reduced our income from continuing operations.

LIQUIDITY AND CAPITAL RESOURCES.


    Cash and cash equivalents at December 31, 1999 totaled $13.7 million, compared to $36.0 million at June 30, 1999 and $13.4 million at June 30, 1998. The decrease in cash from June 30, 1999 to December 31, 1999 is mainly attributable to the timing of the payment of corporate taxes in the amount of $17.4 million and the purchases of $3.6 million in capital assets during the first six months of fiscal year 2000. The increase in cash from June 30, 1998 to June 30, 1999 was the result of our stock sale during fiscal year 1999 (we held no such sale in fiscal year 1998) and from reduced operating and close down costs associated with the discontinuation of the benefits administration outsourcing business. We had $3.0 million in borrowings outstanding under our line of credit as of December 31, 1999 compared to $0 at June 30, 1999 and $9.0 million at June 30, 1998.



    CASH USED FOR / PROVIDED BY OPERATING ACTIVITIES. Cash used for operating activities for the six months ended December 31, 1999 was $16.7 million, compared to $6.0 million for the six months ended December 31, 1998. The increase in cash outflows is due to the timing of corporate tax payments and accounts payable, and benefits payments to retirees in fiscal year 2000, net of a lower increase in receivables and lower outflows in connection with the discontinued benefits administration outsourcing business. Further, the allowance for doubtful accounts increased $2.7 million from June 30, 1999 to December 31, 1999. This increase is typical of our historical patterns, where the receivables and allowance are substantially reduced at year end from an increased emphasis on collections. Both the receivable balances and the related allowance increase in the first six months of the following year. The number of months of accounts receivable outstanding was 1.7 at both December 31, 1999 and December 31, 1998.


    Net cash provided by operating activities was $54.5 million for fiscal year 1999, an increase of $33.3 million over cash provided in fiscal year 1998. The increase was due primarily to the $43.2 million increase in accounts payable and accrued liabilities from fiscal year 1999 operating expenses that will be paid in fiscal year 2000. This increase was augmented by the $13.0 million decrease in the cash needed in the closedown of discontinued operations. The increase in receivables from clients of $14.4 million decreased cash that would have been provided by operations. The deferred income tax asset increased $7.3 million in fiscal year 1999 in conjunction with the increase in accounts payable and accrued liabilities, compared with a $2.0 million increase in fiscal year 1998.


    CASH USED IN INVESTING ACTIVITIES. Cash used in investing activities for the six months ended December 31, 1999 was $5.8 million, compared to $10.2 million for the six months ended December 31, 1998. The decrease in cash usage was due to $3.4 million in lower contingency payments associated with 1999 acquisitions and $2.7 million in lower current year purchases of fixed assets, partially offset by $1.7 million of lower distributions from affiliates. For fiscal year 1999, uses of cash for investing activities decreased $8.7 million from fiscal year 1998, principally due to reduced cash needs of the discontinued operations.



    CASH FROM FINANCING ACTIVITIES. Cash flows used by financing activities were $0.5 million for the six months ended December 31, 1999, compared to cash provided by financing activities of $14.3 million for the six months ended December 31, 1998. We borrowed $16.8 million less against our revolving line of credit in the first six months of fiscal year 2000 than we borrowed in the first six months of fiscal year 1999, and repurchased $1.9 million less redeemable common stock. For full fiscal year 1999, we paid down our outstanding debt and net stock activity had virtually no impact on cash used by financing activities in fiscal year 1999.


    We have a $120.0 million senior secured revolving credit facility that matures on June 30, 2003. Of the $95.0 million of the credit line that is allocated for operating needs, $89.8 million was available as of December 31, 1999, compared to $92.8 million on June 30, 1999. Further, we had borrowings outstanding of $3.0 million as of December 31, 1999. The remaining $2.2 million is unavailable as a result of support required for letters of credit issued under the credit line.

    We rely primarily on funds from operations and short-term borrowings for liquidity. We believe that we have access to ample financial resources to finance anticipated growth, meet commitments to affiliates, as well as support ongoing operations. Anticipated commitments of funds are estimated at $23.3 million for the remainder of fiscal year 2000, mainly for computer hardware purchases and for office relocations and renovations. We expect operating cash flows to provide for these cash needs. In future fiscal years, we would expect that our capital needs would be similar in nature to what we have incurred in the past. Capital expenditures will be required in conjunction with office lease renewals and relocations required to support our growth strategy. Additionally, our consultants will need to have access to hardware and software that will support servicing our client base. In a rapidly changing technological environment, we anticipate we will need to make investments in our knowledge sharing and financial systems infrastructure. We would expect cash from operations in conjunction with the anticipated net proceeds from this offering and our existing credit facility to adequately provide for these cash needs.

    Our foreign operations do not materially impact liquidity or capital resources. At June 30, 1999, $14.4 million of the total cash balance of $36.0 million was held outside of North America, which we have the ability to readily access, if necessary. There are no significant repatriation restrictions other than local or U.S. taxes associated with repatriation. The foreign operations in total are substantially self-sufficient for their working capital needs.

MARKET RISK


    We are exposed to market risks in the ordinary course of business. These risks include interest rate risk and foreign currency exchange risk. We have examined our exposure to these risks and concluded that none of our exposures in these areas are material to fair values, cash flows or earnings.

QUARTERLY RESULTS OF OPERATIONS

    The following table sets forth unaudited quarterly financial data for the periods indicated. We obtained this information from unaudited quarterly consolidated financial statements which, in our opinion, include all adjustments (consisting of normal recurring adjustments) necessary to present fairly the financial results for the periods. Results of operations for any previous quarters do not necessarily indicate results that may be achieved in any future period.

                                                   QUARTERS ENDED
                          -----------------------------------------------------------------
                          SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,
                            1997        1997       1998       1998       1998        1998
                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
  DATA:
Fees....................  $125,553    $127,717   $124,558   $134,832   $133,985    $140,358
Cost of providing
  services:
  Salaries and
    benefits............    64,207      65,460     70,293     68,651     76,398      72,470
  Stock incentive bonus
    plan................        --          --         --         --      2,100       5,500
  Non-recurring
    compensation charge
    related to formula
    book value change...        --          --         --     69,906         --          --
  Occupancy and
    communications......    15,219      15,588     15,422     15,832     14,521      15,433
  Professional and
    subcontracted
    services............    11,177      14,896     11,626     12,208      8,714      13,338
  Other.................     7,000       7,624      6,666      5,489      2,846       8,740
                          --------    --------   --------   --------   --------    --------
                            97,603     103,568    104,007    172,086    104,579     115,481
General & administrative
  expenses..............    10,378      13,330     12,849     15,202     11,160      16,692
Depreciation &
  amortization..........     4,687       4,534      5,576     10,197      3,853       3,971
                          --------    --------   --------   --------   --------    --------
                           112,668     121,432    122,432    197,485    119,592     136,144
                          --------    --------   --------   --------   --------    --------
Income (loss) from
  operations............    12,885       6,285      2,126    (62,653)    14,393       4,214
Other:
  Interest income.......       249         237        119        296        124         404
  Interest expense......      (409)     (1,017)    (1,168)      (174)      (553)     (1,168)
Income (loss) from
  affiliates............       (99)         95       (215)       477        160         865
                          --------    --------   --------   --------   --------    --------
Income (loss) before
  income taxes and
  minority interest.....    12,626       5,600        862    (62,054)    14,124       4,315
Income taxes............     5,811       2,672        470      4,181      6,830       2,087
                          --------    --------   --------   --------   --------    --------
Income (loss) before
  minority interest.....     6,815       2,928        392    (66,235)     7,294       2,228
Minority interest.......       (44)        (97)        86        (57)        --         (85)
                          --------    --------   --------   --------   --------    --------
Income (loss) from
  continuing
  operations............     6,771       2,831        478    (66,292)     7,294       2,143
Discontinued operations,
  net...................    (1,630)     (3,808)   (73,316)     8,848         --       8,678
                          --------    --------   --------   --------   --------    --------
Net income (loss).......  $  5,141    $   (977)  $(72,838)  $(57,444)  $  7,294    $ 10,821
                          ========    ========   ========   ========   ========    ========
Earnings (loss) per
  share, continuing
  operations, basic and
  fully diluted.........  $   0.38    $   0.16   $   0.03   $  (4.10)  $   0.47    $   0.15
Earnings (loss) per
  share, basic and fully
  diluted...............  $   0.29    $  (0.06)  $  (4.30)  $  (3.55)  $   0.47    $   0.74

                                        QUARTERS ENDED
                          ------------------------------------------
                          MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,
                            1999       1999       1999        1999
                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
  DATA:
Fees....................  $135,573   $146,944   $146,323    $152,411
Cost of providing
  services:
  Salaries and
    benefits............    70,977     79,080     79,803      80,950
  Stock incentive bonus
    plan................     6,900      8,100      6,000       9,000
  Non-recurring
    compensation charge
    related to formula
    book value change...        --         --         --          --
  Occupancy and
    communications......    16,412     16,549     14,742      15,681
  Professional and
    subcontracted
    services............    11,573     14,238      9,796      15,131
  Other.................     9,303      8,864      7,274       9,026
                          --------   --------   --------    --------
                           115,165    126,831    117,615     129,788
General & administrative
  expenses..............    14,194     14,532     13,178      14,724
Depreciation &
  amortization..........     3,996      3,428      4,907       4,610
                          --------   --------   --------    --------
                           133,355    144,791    135,700     149,122
                          --------   --------   --------    --------
Income (loss) from
  operations............     2,218      2,153     10,623       3,289
Other:
  Interest income.......       127        289      1,036         216
  Interest expense......      (473)      (452)      (390)       (698)
Income (loss) from
  affiliates............       583        916        988       1,155
                          --------   --------   --------    --------
Income (loss) before
  income taxes and
  minority interest.....     2,455      2,906     12,257       3,962
Income taxes............     1,530      1,001      5,919       1,916
                          --------   --------   --------    --------
Income (loss) before
  minority interest.....       925      1,905      6,338       2,046
Minority interest.......        54       (186)        18         158
                          --------   --------   --------    --------
Income (loss) from
  continuing
  operations............       979      1,719      6,356       2,204
Discontinued operations,
  net...................        --         --         --          --
                          --------   --------   --------    --------
Net income (loss).......  $    979   $  1,719   $  6,356    $  2,204
                          ========   ========   ========    ========
Earnings (loss) per
  share, continuing
  operations, basic and
  fully diluted.........  $   0.07   $   0.11   $   0.41    $   0.15
Earnings (loss) per
  share, basic and fully
  diluted...............  $   0.07   $   0.11   $   0.41    $   0.15

YEAR 2000 ISSUE

    We have substantially completed a program to address the Year 2000 issue as it affects our business and we believe that the Year 2000 issue is not likely to have a material adverse effect on our business, results of operations, or financial condition. Nevertheless, since all the effects of the Year 2000 issue are not unpredictable, we do not expect that our Year 2000 compliance program will eliminate all risk to us associated with the Year 2000 issue.

    We believe that the most significant risk facing us in connection with the Year 2000 issue relates to software provided by us for use by, or on behalf of, our clients. This software has been provided principally by the HR Technologies Group, including benefit administration software and call center services, and the retirement practice, principally spreadsheet-based benefit calculators. The risks presented include the possibility of errors or contractual liability caused by non-compliant software that is not identified or corrected and the costs of replacing or repairing client systems. Testing and remediation have been completed on approximately 80% of such systems. Virtually all of the systems not yet repaired are used to support open enrollment in benefits plans and any required Year 2000 remediation will be performed as a part of modifications to such systems before they are next used.

    Our cost to address Year 2000 compliance issues exceeded $4.0 million for fiscal year 1999. Our principal expenditures were for repair and testing of internal and client software, costs associated with managing and administering our Year 2000 compliance program and costs of outside consultants. We expect that our costs for Year 2000 compliance will be lower in fiscal year 2000. Funds for costs associated with our Year 2000 compliance efforts will come from operating cash flows for all areas of our operations and will be expensed as incurred.

                                    BUSINESS

INTRODUCTION


    Founded in 1946, Watson Wyatt & Company is a global human capital consulting firm. We help our clients enhance business performance by improving their ability to attract, retain and motivate qualified employees. As leading economies worldwide become more services oriented, human capital has become increasingly important to companies and organizations. The heightened competition for skilled employees, unprecedented changes in workforce demographics and rising employee-related costs have increased the importance of effective human capital management. We help our clients address these issues by combining our expertise in human capital management with web-based technologies in order to improve the design and implementation of various human resources, or HR, programs, including compensation, retirement and healthcare plans.


    The Internet is dramatically accelerating the transition of human capital management to a more strategic role within organizations. Through the use of web-based technologies, we help our clients transform the way they implement and deliver HR programs and improve communications with their employees. We help our clients develop electronic networks that provide employees and managers with greater access to their HR programs, allowing them to obtain HR-related information and perform HR-related functions 24 hours a day, 7 days a week. We refer to this web-based delivery of HR information and programs as eHR.-TM-

    The rapid expansion of our eHR-TM- services is a natural outgrowth of our longstanding leadership in employee benefits and human capital consulting. We design, develop and implement HR strategies and programs through the following three closely interrelated practice areas:

    BENEFITS CONSULTING GROUP

    - Retirement plans, including pension and 401(k) plans

    - Healthcare, disability and other group benefits plans

    - Actuarial services

    - Investment consulting services to pension plans

    HR TECHNOLOGIES GROUP

    - eHR-TM-: our web-based delivery of HR information and programs

    - Employee self-service applications

    - HR call centers

    - Benefit administration systems and retirement planning tools

    HUMAN CAPITAL GROUP

    - Strategies to align workforces with business objectives

    - Strategies for attracting, retaining and motivating employees

    - Organizational effectiveness services

    - Compensation plans, including executive compensation and stock option programs


    Our clients include many of the world's largest corporations as well as emerging growth companies, public institutions and non-profit organizations. We consult to General Electric Company, General Motors, IBM and Lockheed Martin Corporation. Many of our client relationships have existed over several decades.



    We believe that our extensive history, global presence, dedication to long-term client relationships and recognized reputation for quality provide us with significant competitive advantages. We focus on delivering value-added consulting services that help our clients anticipate, identify and capitalize on emerging opportunities in human capital management. We implement this strategy through over 3,800 associates in 59 offices located in 18 countries. We generated approximately $580 million in revenues during the twelve months ended December 31, 1999, with net income of $11.3 million during this same period.

    CORPORATE INFORMATION



    Watson Wyatt & Company was incorporated in Delaware on February 17, 1958. Including predecessors, we have been in business since 1946. We conducted our business as The Wyatt Company until changing our corporate name to Watson Wyatt & Company in connection with the establishment of the Watson Wyatt Worldwide alliance. Watson Wyatt & Company Holdings was incorporated in Delaware on January 7, 2000.



    Our web site is at http://www.watsonwyatt.com. The information contained on our web site is not incorporated in this prospectus.


    WATSON WYATT WORLDWIDE ALLIANCE


    Recognizing our clients' need for a global organization to service their needs, we established operations throughout Europe in the late 1970s by acquiring local firms and opening new offices. Responding to the rapidly increasing globalization of the world economy, we made a strategic decision in 1995 to strengthen our European capabilities significantly and extend our global reach by entering into an alliance with R. Watson & Sons (now Watson Wyatt Partners), a leading United Kingdom-based actuarial, benefits and human resources consulting partnership that was founded in 1878. Since 1995, we have marketed our services globally under the Watson Wyatt Worldwide brand, sharing resources, technologies, processes and business referrals.



    The Watson Wyatt Worldwide global alliance maintains 85 offices in 31 countries and employs over 5,500 employees. Watson Wyatt & Company operates 59 offices in 18 countries in North America, Latin America and Asia-Pacific. Watson Wyatt Partners operates 12 offices in the United Kingdom, Ireland, Africa and the Caribbean. The alliance operates 14 offices in 9 continental European countries principally through a jointly owned holding company, Watson Wyatt (Holdings) Europe Limited, which is 25% owned by us and 75% owned by Watson Wyatt Partners.



    To establish the Watson Wyatt Worldwide global alliance, we transferred our United Kingdom operations to Watson Wyatt Partners in return for a 10% interest in a defined distribution pool of the partnership. In addition, Watson Wyatt Partners purchased 300,000 shares or approximately 2% of our common stock. The alliance agreements contain buy/sell provisions that provide a mechanism to maintain Watson Wyatt Partners' ownership of us at a level of between 300,000 shares and 500,000 shares. We also consolidated our individual European operations into Watson Wyatt Holdings (Europe) Limited. Under the alliance agreements, we generally will not operate in the United Kingdom, Ireland, Africa or the Caribbean and Watson Wyatt Partners generally will not operate in North America, Latin America or Asia-Pacific.


HUMAN RESOURCES CONSULTING INDUSTRY

    OVERVIEW

    The growing demand for employee benefits and human capital consulting services is directly related to the size, complexity and rapid changes associated with human resources programs. In the U.S. alone, companies spend over $5 trillion annually on the direct costs of human capital such as compensation and benefits, according to the U.S. Department of Commerce, Bureau of Economic Analysis. In 1998, U.S. employers contributed over $120 billion to pension and profit sharing plans, and the assets of U.S. retirement plans exceeded $8 trillion.

    Employers, regardless of geography or industry, are facing unprecedented challenges involving the management of their people. Changing technology, critical skill shortages, and an aging population in many developed countries have increased competition for talented employees. At the same time, employees' expectations relating to compensation, benefits and other HR services are growing. Employers must address these challenges effectively in order to remain competitive.

    The industry in which we compete directly is comprised of four predominant HR consulting firms, based on revenues: Watson Wyatt Worldwide, William M. Mercer, Towers Perrin and Hewitt Associates. In addition to these firms, the industry includes smaller benefits and compensation firms and the HR consulting divisions of diversified professional service firms, such as the big five accounting firms, Andersen Consulting, EDS, and Booz, Allen & Hamilton. The global HR consulting industry is highly fragmented. There are approximately 950 firms providing HR-related consulting services, with the four major HR consulting firms accounting for approximately 40% of total industry revenue.


    INDUSTRY TRENDS

    Because of our long history and reputation, as well as our experienced consulting professionals and the services we provide in the field of human capital consulting, we believe that we are in a position to capitalize on a number of favorable trends that will contribute to the growth of the HR consulting industry, including:

    GROWING STRATEGIC IMPORTANCE OF HUMAN CAPITAL

    In today's knowledge-based economy, businesses are increasingly recognizing that the effective management of human capital contributes to increased shareholder value. As a result, companies are increasingly looking to HR consulting firms to help them align their human capital programs with their business strategies.

    TECHNOLOGY REVOLUTION IN HR PROGRAMS

    The Internet, corporate intranets and other e-business tools enable companies to deliver HR information and services to employees more efficiently and effectively than ever before. Many companies are moving to what we call an eHR-TM- model that uses technology to make HR processes more flexible and employee-friendly, such as online benefits enrollment. Companies increasingly are looking to firms with expertise in human capital and information technology to transform their HR processes.

    CHANGING WORKFORCE DEMOGRAPHICS

    As human capital becomes more important to business success, companies in many developed countries today are faced with a critical shortage of talented employees and an unprecedented aging of the workforce. These trends, along with the changing mobility and needs of workers, are prompting companies to engage experienced human capital consulting firms to redesign employee compensation and benefits plans and to fundamentally rethink their workforce strategies so that they can effectively attract and retain employees.

    GROWING IMPORTANCE OF EMPLOYER-SPONSORED BENEFITS PROGRAMS

    Assets in retirement plans are growing rapidly, and the need for effective management of these plans--in terms of structuring benefits, managing liabilities and maximizing the plans' value in attracting and retaining employees--has never been greater. The combined effect of limited retirement savings of baby boom employees, concerns regarding the continuing viability of government-sponsored retirement and healthcare programs, and rising healthcare costs increases the importance of benefits programs to both employers and employees.

    RECORD LEVEL OF MERGERS AND ACQUISITIONS


    Mergers and acquisitions throughout the world are occurring at unprecedented rates, prompting the need to combine corporate cultures and human resources programs quickly and effectively. Mergers and acquisitions are becoming increasingly complex and cross-border. Our research indicates that when business combinations fail, it is often due to inadequate integration of human resources. As a result, companies are expected to increasingly use human capital consultants to assist them with pre-merger planning and post-merger integration.


    CONTINUING GLOBALIZATION OF ECONOMIES

    As business becomes more global, corporations are seeking human capital consultants with global resources and local expertise on benefits and human resources issues. These companies are looking to HR consulting firms to help them develop and implement global benefits and HR policies and establish consistency in worldwide reporting and quality control.

    COMPLEX AND CHANGING REGULATORY ENVIRONMENT

    Employee benefits programs in most industrialized countries are subject to complex government regulations. These regulations change as governments address social and economic policy issues and as private employers implement changes in plan designs. Employers throughout the world are increasingly seeking human capital consultants to assist them with plan design, compliance and regulatory advice.

COMPETITIVE STRENGTHS

    Unlike several of our direct competitors that also have large benefits administration operations or unrelated consulting practice lines, we focus exclusively on providing human capital consulting services. We believe that our competitive strengths include:

    REPUTATION FOR QUALITY

    We are recognized as one of the world's highest quality consulting firms. For example, in a recent management consulting survey conducted by THE WALL STREET JOURNAL of its subscribers and published in January 1999, we placed first in the consulting industry in terms of delivering value to clients and first among our human resources consulting peers for overall quality of reputation.

    LONG-STANDING RELATIONSHIPS WITH BLUE-CHIP CLIENTS


    We have built long-term relationships with many of our clients. In many cases these relationships have existed continuously for several decades. We provide the actuarial consulting services for the three largest corporate defined benefits pension plans in the United States.



    TECHNOLOGY-BASED SERVICES


    Using our eHR-TM- approach, we design systems for clients that enable them to offer cost-effective delivery of HR services to employees, such as web-based self-service and call centers. Over the past decade, we have invested extensively in proprietary technology to help solve our clients' human resources needs.

    GLOBAL REACH AND SCALE


    We believe that our global presence through the Watson Wyatt Worldwide alliance is among the most extensive in the human capital consulting business, spanning 85 offices in 31 countries. We have a strong presence in major markets across the United States, and the Watson Wyatt Worldwide alliance provides us with significant depth in Europe. We have operated in Asia since 1979 and currently have 15 offices in Asia-Pacific. We were named HR Consultancy of the Year in Hong Kong for 1998 and 1999 by China Staff magazine. We were the first international human capital consulting firm to open a wholly-owned operation in China, and we are building scale in other markets in order to meet the growing demands of our local and multinational clients.



    EXTENSIVE AND WIDELY-CITED RESEARCH



    Our research is extensive and widely-cited and is a core part of our brand identity, account penetration strategy and consulting process. Our research on changing demographics in major economies is helping companies prepare for the impact of these changes on costs, productivity and the ability to attract and retain talented workers. We operate research and information centers in Bethesda and Toronto that are staffed with more than 80 economists, analysts and attorneys who conduct research and inform clients on legislative and regulatory developments. We also produce proprietary studies and groundbreaking white papers on topics such as executive pay, healthcare quality and costs, integrated disability management, employee communications and workplace attitudes.


    HIGHLY EDUCATED AND ACCREDITED CONSULTING STAFF

    Watson Wyatt consultants are trusted advisors and experts in their fields. Our consultants include over 400 accredited actuaries, as well as professionals with M.B.A.s, Ph.D.s and law degrees. Our consultants frequently testify before government and regulatory agencies, are regularly quoted in the business press and have authored many HR-related books. Recent books by our consultants include THE REAL DEAL: THE HISTORY AND FUTURE OF SOCIAL SECURITY, HEALTH OF NATIONS: AN INTERNATIONAL PERSPECTIVE ON U.S. HEALTH CARE REFORM, THE COMPLETE GUIDE TO MERGERS & ACQUISITIONS, HEALTHCARE.COM: RX FOR REFORM, CEO PAY AND SHAREHOLDER VALUE, and FUNDAMENTALS OF PRIVATE PENSIONS.

GROWTH STRATEGY

    In an environment that is characterized by changing workforce demographics, rapid advances in technology and growing recognition of the importance of human capital, our strategy is to expand our competitive position by providing comprehensive, value-added human capital consulting services that help our clients solve their human capital challenges. We plan to pursue growth by:

    EXPANDING OUR RELATIONSHIPS WITH EXISTING CLIENTS

    We believe there is significant opportunity to increase our share of our clients' consulting expenditures by leveraging our recurring engagements. We utilize dedicated account managers to identify and refer additional consulting opportunities, and we believe that our ability to provide integrated services will enable us to secure additional business from our existing client base.


    CREATING EHR-TM- SYSTEMS



    Our clients are increasingly demanding integrated, flexible approaches to provide HR benefits information and access to their employees 24 hours a day, 7 days a week. By combining our human capital and technical expertise, we help clients implement web-based systems in order to transform the way they deliver HR services to managers and employees. Our eHR-TM- approach connects multiple software applications and databases around web technologies. Through user-friendly interfaces that run on company intranets, employees can access their HR information directly and perform tasks ranging from enrolling in benefits plans, to modeling 401(k) investments, to participating in online career training.


    LEVERAGING OUR GLOBAL CAPABILITIES

    Multinational corporations increasingly require a total services capability, regardless of where they operate. By drawing upon our global resources and local execution capabilities, we are well positioned to serve our clients' growing needs for integrated human resources services throughout the world.

    DEVELOPING NEW CLIENT RELATIONSHIPS


    Our recognized brand name and global reputation for quality service and extensive and widely-cited research enable us to promote our consulting services effectively to new clients. We also believe that there are significant opportunities to develop new relationships by proposing innovative, high-value projects, such as our eHR-TM- systems, to corporations and other major employers.


    PURSUING STRATEGIC ACQUISITIONS

    We will continue to explore strategic opportunities to expand our human capital consulting capabilities and to expand geographically. Our recent acquisition of selected units of KPMG's benefits consulting business provided us with additional senior consultants in New York, Boston, Dallas and Cleveland, as well as additional Fortune 500 clients.

    PROMOTING OUR ENTREPRENEURIAL CULTURE

    We seek associates who strive to be innovators and to add value to their clients' businesses through effective human capital programs and technologies. Our training and compensation programs are aimed toward developing in our consultants the specialized skills to advance our clients' interests.

CONSULTING SERVICES

    We focus our consulting services into three practice groups: Benefits Consulting, HR Technologies and Human Capital.

    BENEFITS CONSULTING GROUP

    Our Benefits Consulting Group is our largest and most established practice, with a franchise dating to 1946. This group consists of over 1,600 consultants and works with clients to create cost-effective benefits programs that help attract, retain and motivate a talented workforce. We strive to provide tailored benefits programs for our clients, and we base our recommendations on extensive research. Our Benefits Consulting Group, which consists of Retirement Consulting, Investment Consulting, and Group & Health Care Consulting, accounted for approximately 66% of our North American consulting revenue in fiscal year 1999.

    RETIREMENT CONSULTING


    We believe we are one of the world's most respected advisers on retirement plans, and we provide actuarial and consulting services for large defined benefit and defined contribution retirement plans. Our consultants work with clients to provide realistic assessments of the impact that the change in workforce demographics will have on their retirement plans, corporate cash flow requirements, and retiree benefits adequacy and security.

    In North America, and increasingly throughout much of the developed world, retirement security is provided through funded pension plans, most of which are either defined benefit or defined contribution plans. A typical defined benefit plan is characterized by employer contributions and a specified future benefit to the employee. These plans typically involve large asset pools, complex calculations to determine employer costs and funding requirements and sophisticated analysis to match liabilities and assets over long periods of time. These plans are commonly referred to as pension plans. A typical defined contribution retirement plan is characterized by employee contributions, possible employer matching contributions and an unspecified future benefit paid to the employee which will ultimately be based on investment returns. In the United States, the most common example of a defined contribution plan is a 401(k) plan.



    Our target market for defined benefit plans consists of plans with more than 1,000 participants. Our consultants provide actuarial services to many of the world's largest retirement plans, including the three largest corporate-sponsored defined benefit plans in the United States. Our defined benefit services include:


    - STRATEGIC PLAN DESIGN                     - FINANCIAL REPORTING

    - ACTUARIAL SERVICES                        - VALUATION AND DIAGNOSTIC SOFTWARE AND SYSTEMS

    - FUNDING RECOMMENDATIONS                   - ASSISTANCE WITH MERGING, DIVESTING AND ACQUIRING
                                                  PLANS

    - MULTINATIONAL ASSET POOLING CONSULTING


    We also help companies design and implement defined contribution plans, especially 401(k) plans in the United States. We assist clients with the selection of asset managers and administrators and in communicating with their employees concerning enrollment, plan provisions and investment alternatives.



    In both the defined benefit and defined contribution areas, we emphasize research-based consulting to design retirement programs that align our clients' workforces with their business strategies. Examples of our products and services include:



    - PENSION EQUITY PLAN--an alternative retirement plan that combines the lump sum portability of defined contribution and cash balance plans desired by younger workers with a benefits formula based on the final few years of earnings, providing benefits security typical to a traditional defined benefit plan that older and long-service employees seek;


    - FLEX PENSION PLUS-TM---a tax-effective Canadian supplemental retirement plan for attracting and retaining key employees;

    - PREPARE!-TM---a web-based tool that enables employees to model different savings and retirement income scenarios;

    - WATSON WYATT 401(K) VALUE INDEX-TM---a tool that looks beyond cost to identify the total value that employers and their employees derive from their 401(k) plans;

    - PHASED RETIREMENT PROGRAMS--a combination of programs that help clients attract and retain older workers by enabling them to balance work/life needs through a gradual transition to retirement;

    - CLIENTSITE-TM---a relationship management tool that allows web-based communication between our clients and associates that can be updated globally and instantaneously; and

    - ELECTRONIC ACTUARY/ELECTRA-TM---a tool that performs immediate "what if" scenarios so that different plan designs can be modeled and priced interactively with clients.

    To support our retirement consulting services, we invest heavily in state-of-the-art technology, software, and systems to ensure seamless consistency and efficiency of service delivery in all our offices worldwide. We also maintain extensive proprietary databases, COMPARISON-TM- and BenTRACK,-TM- that enable our clients to track and benchmark benefits plan provisions in the United States and throughout the world, respectively.

    INVESTMENT CONSULTING

    Together with our retirement consulting services, we offer investment consulting services that help private and public sector clients throughout the world maximize the return on their retirement plan assets, develop governance policies and strategies, and design investment structures to successfully manage financial liabilities within the context of their overall business objectives. Our services include:

    - asset/liability modeling and asset allocation studies;

    - governance and investment policy development;

    - investment structure analysis;

    - investment manager selection and evaluation; and

    - performance evaluation and monitoring.

    GROUP AND HEALTH CARE CONSULTING

    Health care premiums paid by US. employers are rising annually at approximately 10%. In this environment, we help our clients with the design, financing, administration and communication of medical, disability and other group benefits plans. Clients seek our services to assist them in an environment that is characterized by escalating costs, employee dissatisfaction with health care programs and multiple vendor relationships. Our primary objective is to establish a link between each element of an employers' benefits programs and its desired cost, employee satisfaction and productivity goals. Our services include:

    - plan design;

    - actuarial services;

    - vendor management services;

    - on- and off-shore funding analysis;

    - benefits pricing;

    - assistance with plan changes relating to mergers, acquisitions and divestitures; and

    - integrated disability management.

    Our approach to group benefits consulting is research-based and makes use of sophisticated consulting tools such as:

    - PREVIEW-TM---a medical benefits modeling system which accurately and quickly models medical claims under alternative plan designs, covered populations and managed care delivery systems;

    - HEALTH PLAN VALUE LIBRARY-TM---software tools and a database of information on the cost, quality and accessibility of health plans that are used to screen and evaluate health plans; and


    - AUTO-RFP-TM---a powerful software application that organizes and eases the administrative process of gathering and evaluating the responses from health care vendors to requests for proposals.


    HR TECHNOLOGIES GROUP


    Our HR Technologies Group helps clients select and implement technologies that enhance the delivery of benefits and related information to employees. Our HR Technologies Group consists of approximately 350 consultants and represented approximately 14% of our North American consulting revenue in fiscal year 1999.

    As human resources programs become more complex and important for recruiting and retaining employees, organizations are seeking flexible, adaptable and cost-effective ways to provide benefits information to their employees. We are well-positioned to help clients address these challenges because of our eHR-TM-approach, which integrates HR-related data, computer systems and transactions in a single employee accessible network. We help organizations that have adopted Internet applications for external business strategies to employ similar advanced technologies for internal applications such as HR. Our services include assisting clients to implement employee self-service applications, retirement plan administration systems, benefits enrollment, training programs, time and attendance systems and applicant tracking systems.


    Using our proprietary consulting methodology of "Discover, Invent and Deliver," our consultants work with clients to evaluate existing HR infrastructure and business strategy, identify the best sources of people, process and technology, and design and implement tailored approaches. Our consulting work frequently involves the development of web-based employee self-service applications, the implementation of interactive call centers and the integration of existing legacy systems. We also offer hosting services for companies who prefer to access applications from our servers rather than host on their own intranets. In addition, we deliver state-of-the-art applications in health and welfare enrollment, pension administration, compensation planning and retirement planning.

    HUMAN CAPITAL GROUP

    Our Human Capital Group, which consists of over 300 consultants, helps clients achieve competitive advantage by aligning their workforce with their business strategy. This includes helping clients develop and implement strategies for attracting, retaining and motivating their employees to maximize the return on their investment in human capital. Our Human Capital Group represented approximately 9% of our North American consulting revenue in fiscal year 1999. Our Human Capital Group focuses in three principal areas:

    STRATEGIC REWARDS

    We help align an organization's rewards--including compensation, stock programs, incentives, recognition programs and flexible work arrangements--with its business strategies, cultural values, work design and human resources strategy. We work together with our Benefits Consulting Group to develop optimal total compensation programs for our clients.

    ORGANIZATION EFFECTIVENESS

    We help clients build high-performance organizations by working with them to clarify and implement business strategy, recognizing the impact of employee attitudes and commitment, as well as effective team and leadership development, on business success. We provide a wide array of organization diagnostic services--employee and customer surveys, human capital audits and cultural assessments--as well as leadership development services that include assessment, coaching, workshops and team building. We also provide process management services to help organizations achieve their desired vision, strategy and culture.

    EXECUTIVE COMPENSATION

    We counsel executives and boards of directors on executive pay programs, including cash compensation, stock options and stock purchase plans, and on ways to align pay-for-performance plans throughout the organization in order to increase shareholder value.


    We have developed the WATSON WYATT HUMAN CAPITAL INDEX,-TM- a proprietary tool for demonstrating the relationship between the effectiveness of an organization's human capital practices and the creation of superior shareholder returns. In support of our human capital consulting we also maintain databases of employee attitudes for client organization comparison. Our WorkUSA-Registered Trademark-/WorkCanada-TM- database is regarded as the most up-to-date survey in existence on the attitudes of North American workers. It includes the opinions of 10,000 employees surveyed independently, reflecting a large cross-section of jobs and industry types. Our clients compare their own employee survey results against these norms to identify workplace perceptions and satisfaction and commitment levels. Through our People Management Resources division, we also provide an online best practices database of more than 300 in-depth case studies covering key people practices, such as culture development, staffing and selection, leadership development, and employee communication.


OTHER CONSULTING SERVICES

    While we focus our consulting services in the three areas described above, one of our primary strengths is our ability to draw upon consultants from our different practices to deliver integrated services to meet the needs of our clients. Examples include:

    MERGER & ACQUISITION SERVICES

    Recognizing that many business combinations fail because of "people problems," we help clients achieve better transactional success by assisting with faster integration, cost containment, increased customer focus and greater productivity. We assemble multi-disciplinary teams to provide key services that include due diligence of pension and benefits plans, company cultures and human resources strategies; integration of human resources processes and practices; and enterprise-wide project management.

    EMPLOYEE COMMUNICATIONS CONSULTING

    We also have one of the most respected communications consulting groups in the human resources consulting industry--a team that has won numerous awards for innovative and effective communications. Our consultants combine strong creative skills with technical excellence on human resources issues and solid research on employee attitudes and communication effectiveness. We conduct communications audits, research and focus groups, and provide communications planning and implementation. In addition, our consultants assist employers in complying with disclosure requirements.

WATSON WYATT DATA SERVICES


    Watson Wyatt Data Services provides a comprehensive array of global compensation, benefits and employment practices information that is often studied and cited by many of our clients and competitors. In the United States, we publish and market an extensive library of reports on human resources issues, and more than 5,000 organizations participate in one or more of our annual surveys. Our databases contain compensation information for more than one million employees in virtually every industry sector and major metropolitan area. Outside of the United States, our worldwide alliance offers more than 70 remuneration, benefits and employment practice references guides, covering more than 50 countries and 6 continents. In addition to our annual survey references, we also offer many reference works intended to assist practitioners in creating or maintaining programs in a variety of subject areas such as variable pay, performance management, and personnel policies.


EXAMPLES OF REPRESENTATIVE CLIENT ENGAGEMENTS

    Some recent examples of our work with clients are described below:

    EHR-TM- RE-ENGINEERING

    - ENGAGEMENT: Assist a global oil field services company on a five-year, multi-phased approach to transform a traditional personnel department into a comprehensive eHR-TM- business unit.

    - CHALLENGE: Our client's personnel function in North America was hindered by decentralized administration practices, different benefits and payroll systems for each product line and location, manual procedures for processing benefits and services, and limited use of technology in delivering services to employees. As a result, personnel managers and employees expended significant time and effort contacting benefits managers and obtaining benefits data, retirement and loan projections, and performing benefits related transactions.

    - APPROACH: We formulated a strategy to develop web-based, employee self-service systems to deliver HR services, transactions, and communications via desktop computers and kiosks.

    - RESULTS: Our client successfully migrated 98% of its U.S. employees to web-based benefits enrollment. Today, 16,000 U.S. employees have self-service access to real-time data, records, and transactions on their profit sharing plan, pension and 401(k) plans. Through this system employees can access daily account balances, model loans, and estimate retirement income. This system also provides for health & welfare enrollment, administration, and plan documentation. Additional launches are planned to expand the eHR-TM- approach to regions outside North America.

    MERGER & ACQUISITION INTEGRATION AND DUE DILIGENCE

    - ENGAGEMENT: Assist a global industrial company to complete cultural, benefits and human capital due diligence on several target companies in Asia-Pacific, including an evaluation of the future financial obligations of the target's benefits plans, staff retention challenges, and ongoing employee communications needs.

    - CHALLENGE: Our client faced several key issues in evaluating potential acquisitions, including staff retention, pension liabilities arising from unfunded pension plans, transformation of the organizational cultures, and the lack of uniform HR processes and systems.

    - APPROACH: We conducted a post-transaction audit and review of the competitiveness of the target companies' compensation and benefits programs. We then identified position requirements, matched employees having the desired backgrounds, defined job classifications and developed salary structures that were consistent with our client's existing system. We also developed comprehensive communication plans and materials and designed cross-cultural training for expatriates.

    - RESULTS: In addition to assuring a positive reception by the target companies' employees, we limited potential liabilities, installed formal HR programs and systems, and maintained compensation and benefits levels during the ongoing review.

    INTEGRATED DISABILITY MANAGEMENT

    - ENGAGEMENT: Assist a computer hardware manufacturer to design and implement a more flexible and comprehensive disability management program.

    - CHALLENGE: Our client regularly had difficulty fulfilling customers orders at year end. Our client employed a "just-in-time" inventory system, and required a full staff to fill its orders, but seemed to suffer from chronic shortages of product supply. However, an apparent production issue was determined to be a benefits design issue. The design and reporting system of the company's paid time off and disability programs were encouraging employees to take time off at the end of the year.

    - APPROACH: After benchmarking other firms in our client's industry, we devised a more competitive plan design, established a tracking system for data collection and identified best practices for better connecting all components of the paid time-off program. We also installed a new data collection system with the ability to track workplace absences for faster and more efficient resolution.

    - RESULTS: The first year of implementation resulted in total savings of $800,000. A year later, our client acquired two manufacturing companies. With the best practice processes already in place, the merging of the three programs went smoothly, and as a result, our client reported savings of approximately $11 million in direct and indirect costs.

    RETIREMENT PLAN ADMINISTRATION

    - ENGAGEMENT: Assist a large high-tech company whose pension administration outsourcing provider was exiting the business.

    - CHALLENGE: Our client needed to assess the options of entering into another outsourcing agreement or moving the pension administration function to their North American HR service center. After evaluating alternatives, our client selected a blended approach, expanding their own internal call center capabilities through our expertise in pension technology.

    - APPROACH: We designed and built a retirement benefits administration system that is an integral part of the client's North American HR service center. The system is located at our site and accessed by the organization's service center representatives. Employees can also access the system for numerous self-service functions, including retirement plan modeling.

    - RESULTS: The new technology-based delivery model improved the productivity of the benefits administrative staff. The perception of our client's HR department's role in the organization was also enhanced. The new system rollout was highly successful, achieving a customer satisfaction rating of well over 90%.

SALES AND MARKETING

    Our growth strategy starts with ensuring the satisfaction of current clients through our Account Management program. We have approximately 125 account managers who focus on the effective delivery of services to clients and on expanding our relationships across service lines, geographic boundaries and divisions within client companies. A key element of this program is an approach we call CLIENTFIRST.-TM- Using proprietary processes and tools, ranging from interview guides to satisfaction checklists to planning templates, we work with clients to define their needs and expectations before an engagement begins and then continually measure our performance according to the agreed upon standards.

    We also pursue new clients using cross-disciplinary teams of consultants as well as dedicated business developers to initiate relationships with carefully selected companies. Our client expansion and new client acquisition efforts are supported by market research, comprehensive sales training programs, and extensive marketing databases.

    Our sales efforts are also supported by a full array of marketing programs designed to raise awareness of the Watson Wyatt Worldwide brand and our reputation within our target markets. These programs promote our thought leadership on key human resources issues and establish us as a preferred human capital consulting firm to many of the world's largest companies.

CLIENTS


    We work with major corporations, emerging growth companies, government agencies and not-for-profit institutions in North America, Latin America and Asia-Pacific across a wide variety of industries. Our client base is broad and geographically diverse. In fiscal year 1999, our ten largest clients accounted for approximately 12% of our consolidated revenues and no individual client represented more than 3% of our consolidated revenues. Representative clients include:



         Asea Brown Boveri (ABB)
         Canada Post
         General Electric Company
         General Motors



IBM
ICI Americas
Ingersoll-Rand
Lockheed Martin Corporation

COMPETITION


    The human capital consulting business is highly competitive. We believe that there are several barriers to entry, such as the need to assemble specialized intellectual capital to provide expertise on a global scale, and that we have developed significant competitive advantages in providing human resources consulting services. However, we face intense competition from several difference sources.


    Our current and anticipated competitors include:

    - major human resources consulting firms, such as William M. Mercer and Towers Perrin and the administration/consulting firm Hewitt Associates;

    - smaller benefits and compensation consulting firms, such as Buck Consultants, The Segal Company and Hay Group;

    - the human resources consulting practices of public accounting and consulting firms, such as PricewaterhouseCoopers and Booz, Allen & Hamilton;

    - information technology consulting firms, such as Andersen Consulting and Internet/intranet development firms; and

    - boutique consulting firms comprised primarily of professionals formerly associated with the firms mentioned above.


    Watson Wyatt is ranked fourth or fifth among the top HR consulting companies, based on revenues, according to surveys of HR consulting companies from the 1998 Kennedy Information Research Group report, June 1999 Consultants News and December 1999 Business Insurance rankings.



    The market for our services is subject to change as a result of regulatory, legislative, competitive and technological developments and to increased competition from established and new competitors. We believe that the primary determinants of selecting a human resources consulting firm include reputation, ability to provide measurable increases to shareholder value, global scale, service quality, and the ability to tailor services to a clients' unique needs. We believe we compete favorably with respect to these factors.


EMPLOYEES

    Watson Wyatt & Company employs approximately 3,800 associates. None of our associates is subject to collective bargaining agreements. We believe relations with associates are good.

FACILITIES

    Our principal executive offices are located at 6707 Democracy Boulevard, Suite 800, Bethesda, Maryland 20817. We plan to move our principal executive offices to 1717 H Street NW, Washington DC later this year.


    We operate in 59 offices in principal markets throughout the world. Operations are carried out in leased offices under operating leases that normally do not exceed 10 years in length. We do not anticipate difficulty in meeting our space needs at lease expiration or if additional space is required earlier. We also evaluate office relocation on an ongoing basis to meet changing needs in our markets while minimizing our occupancy expense.


LEGAL PROCEEDINGS


    From time to time, we are a party to various lawsuits, arbitrations or mediations that arise in the ordinary course of business. These disputes typically involve claims relating to employment matters or the rendering of professional services. The four matters summarized below involve the most significant pending or potential claims against us. We believe, based on currently available information, that the results of all such proceedings, in the aggregate, will not have a material adverse effect on our financial condition, but claims which are possible in our business could be material to our financial results for a particular period, depending, in part, upon the operating results for that period.



    REGINA, SASKATCHEWAN POLICE. The Administrative Board of the Regina Police Superannuation and Benefit Plan filed an action against us and three individual employees in 1994 alleging errors in valuation methods, assumptions and calculations for the plan during the course of work provided for the Plan since the 1970s. Discovery is concluded and the exchange of expert reports is anticipated during 2000. The Administrative Board seeks approximately
$26 million in damages, plus interest.



    CITY OF MILWAUKEE, WISCONSIN. The City of Milwaukee Employees Retirement Board notified us of a potential claim involving an erroneously calculated cost of living adjustment that was based on a formula provided by the staff of the Employees Retirement Board. In response to the notice of claim, we filed a declaratory judgment action against the City of Milwaukee and the Employees Retirement Board in the U.S. District Court in Chicago. By mutual consent, the parties agreed to dismiss the claim with leave to reinstate, pending settlement discussions among other parties.



    CONNECTICUT CARPENTERS PENSION FUND. The Connecticut Carpenters Pension Fund has filed an action against us claiming errors in valuations from 1991 through 1998 that allegedly resulted in understated liabilities. The plaintiffs are seeking damages of approximately $65 million, including punitive damages. The case is in discovery.


    CLAIM AGAINST WATSON WYATT PARTNERS. A law firm representing a client based in Europe has notified Watson Wyatt Partners, our European alliance partner, of a claim involving alleged errors in the design of a global employee stock option plan which may include work performed by present or former subsidiaries of Watson Wyatt & Company. The parties are informally exchanging information pursuant to English legal procedures.

    We carry substantial professional liability insurance with a self-insured retention of $1 million per occurrence which provides coverage for professional liability claims. We also carry employment practices liability insurance.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth the names, ages and positions of our directors and executive officers as of the date of this prospectus:


NAME                                     AGE                              POSITION
John J. Haley........................     50      President, Chief Executive Officer and Director
Walter W. Bardenwerper...............     49      Vice President, General Counsel and Secretary
Thomas W. Barratt....................     57      Vice President, Regional Manager (U.S. Central) and
                                                  Director
Jorge V. Bou.........................     57      Vice President, Regional Manager (Latin America)
Paula A. DeLisle.....................     46      Vice President and Director
David B. Friend, M.D.................     43      Vice President, Regional Manager (U.S. East) and
                                                  Director
James A. Gargiulo....................     40      Vice President, Human Resources
Ira T. Kay...........................     49      Vice President, N. America Practice Director -- Human
                                                  Capital Group and Director
Brian E. Kennedy.....................     56      Vice President, Regional Manager (Canada) and Director
Eric P. Lofgren......................     49      Vice President, Global Director -- Benefits Consulting
                                                  Group and Director
David P. Marini......................     43      Vice President, Global Director -- H.R. Technologies
                                                  Group
Carl D. Mautz........................     52      Vice President, Chief Financial Officer
Gail E. McKee........................     40      Vice President and Director
Kevin L. Meehan......................     55      Vice President and Director
J.P. Orbeta..........................     38      Vice President, Global Director -- Human Capital Group
Sylvester J. Schieber................     53      Vice President, Director of Research and Information
John A. Steinbrunner.................     49      Vice President and Director
A. Grahame Stott.....................     45      Vice President, Regional Manager (Asia-Pacific) and
                                                  Director
Charles P. Wood, Jr..................     55      Vice President, Regional Manager (U.S. West) and
                                                  Director
John J. Gabarro......................     60      Director
Robert D. Masding....................     56      Director
R. Michael McCullough................     61      Director
Gilbert T. Ray.......................     56      Director


    JOHN J. HALEY has served as President and Chief Executive Officer since January 1, 1999 and as a Director since 1992, and is a member of the Partnership Board of Watson Wyatt Partners. Mr. Haley joined Watson Wyatt in 1977. Prior to becoming President and Chief Executive Officer, he was the Global Director of the Benefits Consulting Group. Mr. Haley is a Fellow of the Society of Actuaries and is a co-author oF FUNDAMENTALS OF PRIVATE PENSIONS (University of Pennsylvania Press). He has an A.B. in Mathematics from Rutgers College and studied under a Fellowship at the Graduate School of Mathematics at Yale University.

    WALTER W. BARDENWERPER has served as Vice President and General Counsel since joining Watson Wyatt in 1987 and has served as Secretary since 1992.
Mr. Bardenwerper was a Director of Watson Wyatt from 1992 to 1997. He serves as chairman of the Global Quality Committee of Watson Wyatt Worldwide, and is President and a director of Professional Consultants Insurance Company. He has a B.A. in Economics from the University of Virginia and a J.D. from the University of Virginia Law School.

    THOMAS W. BARRATT has served as Vice President and Regional Manager (U.S. Central) since 1997 and has served as a Director since 1998. Mr. Barratt rejoined Watson Wyatt in 1994 after serving as the Managing Consultant of the Detroit office of Towers Perrin, a competing human resources consulting firm, from 1987 through 1993. He began his career with Watson Wyatt in 1976 and was a consultant with the Company through 1986. He has a B.B.A. from Western Michigan University and was graduated from Northwestern University's National Trust School in 1966.

    JORGE V. BOU has served as Vice President since 1998 and Regional Manager (Latin America) since 1994. Prior to joining Watson Wyatt in 1986, Mr. Bou was a Vice President with the Martin E. Segal Company, an actuarial and benefits consulting firm, and was previously with the American International Group, an insurance organization. He has been providing consulting services to various clients in Latin America since 1969. Mr. Bou is an Associate of the Society of Actuaries. He has a B.S. in Mathematics from Georgia State University.

    PAULA A. DELISLE has served as Vice President and as a Director since 1997. Ms. DeLisle joined Watson Wyatt in 1982 and is the Managing Consultant of our Hong Kong office. Ms. DeLisle is responsible for Watson Wyatt's China operations, for the Asia-Pacific operations of Watson Wyatt Data Services, and is a frequent speaker at international conferences on human resources issues in the Asia-Pacific region. She is the Vice-Chairman of the American Chamber of Commerce in Hong Kong and is the Hong Kong representative to the Pacific Economic Cooperation Council's Human Resources Development Task Force. She has a B.A. from Saint Mary's College and a Master's degree from Loyola University of Chicago.

    DAVID B. FRIEND, M.D. has served as Vice President and Regional Manager (U.S. East) since 1997 and has served as a Director since 1997. He formerly was the Practice Director of Watson Wyatt's Group and Health Care Practice. Prior to joining Watson Wyatt in 1995, Dr. Friend served on the medical staff at Malden Hospital in Malden, Massachusetts. Prior to attending medical school, Dr. Friend was an Executive Vice President with High Voltage Engineering, a specialty industrial manufacturing conglomerate. Dr. Friend is the author of
HEALTHCARE.COM: RX FOR REFORM (St. Lucie Press), and also serves on the Advisory Board of the Schneider Institute for Health Policy at Brandeis University. He has an A.B. in Economics from Brandeis University, an M.D. from the University of Connecticut and an M.B.A. from The Wharton School of the University of Pennsylvania.

    JAMES A. GARGIULO has served as Vice President, Human Resources since 1999. Mr. Gargiulo has been an Account Manager in the Eastern Region for the past two years. Prior to joining Watson Wyatt in 1997, he was the Regional Director for the Compensation practice at Aon Corporation, an insurance and consulting organization, and has held various human resources positions for the investment banking firm of Salomon Brothers, The Gap, retailer, and Banque Paribas.
Mr. Gargiulo has a B.A. in Business Administration from Bernard Baruch College in New York.

    IRA T. KAY has served as Vice President and North America Practice Director of the Human Capital Group since 1998 and as a Director since 1996. Prior to joining Watson Wyatt in 1993, Mr. Kay was a Managing Director and served on the Partnership Management Committee of The Hay Group, a competing human resources consulting firm, and prior to that, he was a Managing Director in the Human Resources Department of the investment banking firm Kidder Peabody. Mr. Kay is the author of CEO PAY AND SHAREHOLDER VALUE (St. Lucie Press). Mr. Kay has a B.S. in Industrial and Labor Relations from Cornell University and a Ph.D. in Economics from Wayne State University.

    BRIAN E. KENNEDY has served as Vice President and Regional Manager (Canada) since 1995 and as a Director since 1996. Prior to joining Watson Wyatt in 1995, Mr. Kennedy spent 18 years with the Alexander Consulting Group, an insurance and benefits consulting firm, most recently as Chairman and Chief Executive Officer of Alexander Clay, their U.K. and European operations.

    ERIC P. LOFGREN has served as Vice President, Global Director--Benefits Consulting Group and as a Director since 1998. Prior to joining Watson Wyatt in 1989, Mr. Lofgren spent seven years with William M. Mercer, a competing human resources consulting firm, and seven years at The Mutual of New York Insurance Company. Mr. Lofgren is a recognized authority in the areas of retirement plan design, the effects of demographics on benefit systems and asset liability management. He is widely credited with developing the Pension Equity Plan (PEP), one of the three primary families of defined benefit pension design.
Mr. Lofgren is a Fellow of the Society of Actuaries, and holds a B.A. in Mathematics from New College in Sarasota, Florida and studied at the Graduate School of Logic at the University of California at Berkeley.

    DAVID P. MARINI has served as Vice President since 1998 and Global Director--HR Technologies Group since 1997. Prior to assuming his current responsibilities, he led several of the firm's technology projects involving reengineering administrative client services. Prior to joining Watson Wyatt in 1994, Mr. Marini spent 13 years at the insurance company CIGNA Corporation, most recently as the President of the Iowa division of Trilog Inc., a wholly-owned 401(k) recordkeeping subsidiary, and he was previously a CPA with the accounting firm Coopers & Lybrand. He has a B.S. in business administration from Western New England College.

    CARL D. MAUTZ has served as Vice President and Chief Financial Officer since February 1999 and previously served as Controller. Prior to joining Watson Wyatt in 1997, Mr. Mautz served as the Controller for Tactical Defense Systems, Loral Corporation, which merged into defense contractor Lockheed Martin Corporation. From 1990 to 1994, Mr. Mautz held operating and corporate finance positions at the computer firm Unisys Corporation and from 1972 to 1984 was a CPA with the accounting firm of KPMG Peat Marwick. Mr. Mautz has a B.S. and an M.A.S. in accounting from the University of Illinois.


    GAIL E. MCKEE has served as Vice President and as a Director since 1997. Prior to joining Watson Wyatt in 1992, Ms. McKee was with the Walt Disney Company, an entertainment conglomerate, where she served as the Manager of International Compensation and Benefits from 1991 to 1992. From 1982 to 1990, she was an Account Manager with Hewitt Associates, a competing human resources consulting firm, in New York and Los Angeles. She has a B.A. from the University of Washington.


    KEVIN L. MEEHAN has served as Vice President since 1994 and as a Director since 1999. Mr. Meehan joined Watson Wyatt in 1983, and has been instrumental in developing our flexible benefits operations, our Human Resources Technologies Group and our Account Management system. Mr. Meehan is a frequent speaker on employee benefits tax and legal issues, and regularly testifies before the IRS, the Department of Labor and Committees of Congress on employee benefit plan issues. Mr. Meehan has a B.A. from the College of the Holy Cross and a J.D. from St. John's University Law School.

    J.P. ORBETA has served as Vice President since 1998 and as Global Practice Leader--Human Capital Group since 1998. Prior to joining Watson Wyatt in
April 1986, Mr. Orbeta was a faculty member of the Mathematics Department and director of Computer Education and Services at the Ateneo de Manila University. Mr. Orbeta is a member and Certified Compensation Professional (CCP) of the American Compensation Association and is the first practitioner in the Philippines to have earned this designation. He is a member of the Industrial Relations Committees of the American Chamber of Commerce of the Philippines, the Personnel Management Association of the Philippines and is currently the President of the Compensation Management Society of the Philippines. Mr. Orbeta has a B.S. in Economics from Ateneo de Manila University in the Philippines.

    SYLVESTER J. SCHIEBER has served as Vice President and Director of the Watson Wyatt Research and Information Center (RIC) since 1983, and as a director of Watson Wyatt from 1989 to 1996. Mr. Schieber joined Watson Wyatt in 1983 as Director of RIC, and from 1994-1996, he served on the Advisory Council on Social Security for the Clinton Administration. He is currently serving a six-year term on the Social Security Advisory Board, for which he was appointed by the U.S. Senate Majority Leader. Mr. Schieber has served on the Board of the Pension Research Council of the Wharton School, University of Pennsylvania since 1985. He has authored or co-authored four books on retirement issues, including FUNDAMENTALS OF PRIVATE PENSIONS (University of Pennsylvania Press), THE REAL
DEAL: THE HISTORY AND FUTURE OF SOCIAL SECURITY (Yale University Press, 1999), and he has co-edited four other volumes on a broad range of human resources issues. Mr. Schieber is a frequent speaker on pension and Social Security policy issues throughout the world. He has a Ph.D. in Economics from the University of Notre Dame.

    JOHN A. STEINBRUNNER has served as Vice President since 1996 and a Director since 1996. Mr. Steinbrunner joined Watson Wyatt in 1974 and was formerly the Retirement Practice Director of the Benefits Consulting Group. Mr. Steinbrunner continues to consult with major corporate clients on a variety of strategic benefits issues. He is a Fellow of the Society of Actuaries and has an M.S. in Mathematics from Case Western Reserve University.

    A. GRAHAME STOTT has served as Vice President since 1995 and Regional Manager (Asia-Pacific) since 1995 and as a Director since 1995. Mr. Stott joined Watson Wyatt in 1982 and is a member of the Hang Seng Index Advisory Committee, a past President of the Actuarial Association of Hong Kong and has been a member of a number of Hong Kong Government working parties in the areas of Social Security and pension legislation. Mr. Stott, a Fellow of the Faculty of Actuaries, has a B.Sc. in Mathematics from the University of Manchester Institute of Science and Technology.

    CHARLES P. WOOD, JR. has served as Vice President and Regional Manager (U.S.
West) since 1998 and as a Director since 1999. Mr. Wood joined Watson Wyatt in 1975 and is a specialist in matters relating to Retirement, Group and Health Care, and Compensation consulting. Mr. Wood, a Fellow of the Society of Actuaries and the Casualty Actuarial Society, has a B.S. in Engineering Science and Mathematics from the U.S. Air Force Academy and an S.M. in Applied Mathematics from Harvard University.

    JOHN J. GABARRO has served as a Director since 1999 and was previously a director from 1995 to 1998. Mr. Gabarro has been a professor at the Harvard Business School since 1972. Mr. Gabarro is the UPS Foundation Professor of Human Resource Management at the Harvard Business School, where he has taught in Harvard's M.B.A., Advanced Management, and Owner-President Management Programs. He has also served as faculty chairman of Harvard's International Senior Management Program and as chairman of its Organization Behavior and Human Resource Management faculty. Mr. Gabarro is the author of six books, the most recent of which include BREAKING THROUGH: THE MAKING OF MINORITY EXECUTIVES IN CORPORATE AMERICA (Harvard, 1999), MANAGING PEOPLE IN ORGANIZATIONS (Harvard,
1992) and THE DYNAMICS OF TAKING CHARGE (Harvard, 1987), which won the 1988 New Directions in Leadership Award and was named one of the best business books of the year by THE WALL STREET JOURNAL. Mr. Gabarro is also a recipient of the 1980 McKinsey Foundation Prize, the 1986 Center for Creative Leadership Distinguished Scholar Colloquium and the 1988 Johnson Smith and Knisely Award for research on leadership. Mr. Gabarro has an M.B.A. and a Ph.D. from Harvard University.

    ROBERT D. MASDING has served as the Senior Partner of Watson Wyatt Partners, our global alliance partner, since 1995 and as a Director since 1995 upon the establishment of the global alliance. He joined the predecessor firm to Watson Wyatt Partners in 1969 and became a partner in 1972. Mr. Masding is a former Chairman of the International Association of Consulting Actuaries and is a member of the Professional Affairs Board of the Institute of Actuaries.
Mr. Masding, a Fellow of the Institute of Actuaries, has an M.A. in Mathematics from Cambridge University.


    R. MICHAEL MCCULLOUGH has served as a Director since 1996. Mr. McCullough is the retired Chairman of the management consulting firm of Booz, Allen & Hamilton. He joined Booz, Allen & Hamilton in 1965 as a consultant, was elected a Partner in the firm in 1971, became Managing Partner of the firm's Technology Center and was elected to the position of Chairman in 1984. Mr. McCullough is a member of the Boards of Capital Auto Real Estate Investment Trust, an automobile property real estate investment trust, Charles E. Smith Residential Real Estate Trust, a residential property real estate investment trust and is Chairman of Ecutel, Inc., a private Internet communications products and services firm.



    GILBERT T. RAY was appointed a Director in March, 2000. Mr. Ray is senior counsel of the law firm O'Melveny & Myers LLP. He joined O'Melveny & Myers in 1972, and was named a partner in 1981. After practicing corporate law for over 28 years, Mr. Ray retired from active practice in January, 2000. Mr. Ray is a member of the boards of Host Marriott Services Corporation, a concessions provider, Automobile Club of Southern California, a provider of emergency road and travel services and insurance, and is chair of the board of Sierra Monolithics, Inc. a high speed communications systems company. Mr. Ray is also the recipient of the Fred Snowden Humanitarian Award--Greater Los

Angeles African American Chamber of Commerce, the Outstanding Alumni Award--Ashland University, the NAACP Legal Defense Fund--Civil Rights Advocate of the Year, and the Central City Association--Leadership and Achievement Award.


BOARD OF DIRECTORS


    Prior to the proposed corporate reorganization, Watson Wyatt & Company directors were elected at each annual stockholders' meeting for a one-year term. Of the 16 seats, 12 are filled by current employees of Watson Wyatt & Company, three are filled by outside directors, and one by the Senior Partner of Watson Wyatt Partners. Watson Wyatt anticipates increasing the number of outside directors, probably by one, during 2000. Under the Watson Wyatt & Company bylaws, an employee stockholder is qualified to hold a directorship only during the term of his or her employment.



    Under the Watson Wyatt & Company Holdings certificate of incorporation, the 16 directorships are to be divided into three classes. At the regularly scheduled stockholders' meeting in 2000, stockholders will elect three classes of directors. The directorships in the first class will expire as of the stockholders meeting in 2001 and every three years thereafter, the directorships in the second class will expire as of the stockholders meeting in 2002 and every three years thereafter, and the directorships in the third class will expire as of the stockholders meeting in 2003 and every three years thereafter. Pursuant to the Watson Wyatt & Company Holdings certificate of incorporation and bylaws, each employee director automatically ceases to be a director upon termination of his or her employment.


COMMITTEES OF THE BOARD OF DIRECTORS

    AUDIT COMMITTEE. The Audit Committee assesses and monitors the control of financial transactions and oversees financial reporting to shareholders and others. It also reviews (in cooperation with our internal auditors, independent accountants and management) our internal accounting procedures and controls, and the adequacy of the accounting services provided by our Finance and Administration office. The members of the Audit Committee are John Gabarro and Michael McCullough.

    COMPENSATION COMMITTEE. The Compensation Committee oversees executive compensation policies and practices and makes recommendations and decisions regarding the administration of common stock transactions. The Compensation Committee members are John Gabarro and Michael McCullough.

    EXECUTIVE COMMITTEE. The Executive Committee oversees and reviews our long-range corporate and strategic planning. Additionally, it meets throughout the year between meetings of the board of directors to review, consider and make decisions affecting general management policies of our company, to approve significant business decisions not requiring full board approval and to make recommendations to the executive officers and the board. The members of the Executive Committee are John Haley, Brian Kennedy, Ira Kay, Eric Lofgren and Grahame Stott.

    FINANCE COMMITTEE. The Finance Committee reviews and considers issues relating to our capital structure. This includes strategic determinations regarding the financing of our future growth and development. The members of the Finance Committee are David Friend, Elizabeth Caflisch, Carl Mautz, John Steinbrunner, Charles Wood and Grahame Stott.


    Members of these committees may, but will not necessarily, change after the next annual stockholders' meeting.


COMPENSATION OF DIRECTORS

    Directors who are employees of Watson Wyatt & Company are not compensated separately for their services as directors or as members of any committee of the board. Outside directors in fiscal year 1999 were paid a quarterly retainer of $6,250 plus $1,500 per day for board meetings, $1,000 per day for regular committee meetings, $750 if held in conjunction with a board meeting, and $2,000 per day for committee meetings if the outside director chaired that committee, $1,000 if held in conjunction with a board meeting. Telephone meetings of less than four hours duration were compensated at 50% of the applicable per day fee. These fees have been paid in shares of Watson
Wyatt & Company common stock (up to 7,500 shares), and the balance paid in cash. We established the Voluntary Deferred Compensation Plan to enable outside directors, at their election, to defer receipt of any or all of their director's fees until they are no longer serving as a director of the company. We intend to continue to compensate outside directors for services rendered.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of our Compensation and Stock Committee, predecessor to the current Compensation Committee, for the last completed fiscal year were: Thomas
W. Barratt, Paula A. DeLisle, Ira T. Kay, Kevin L. Meehan and John A. Steinbrunner. All are officers of the company. The committee members did not participate in decisions regarding their own compensation. No interlocking relationship exists between our board of directors or our Compensation Committee and any member of any other company's board of directors or their compensation committee, nor has any interlocking relationship existed in the past.

EXECUTIVE COMPENSATION


    For the fiscal year ended June 30, 1999, the compensation of the executive officers, and all other associates eligible to receive a bonus, was comprised primarily of three elements: base salary, fiscal year-end bonus, and stock incentive bonus plan payment. The compensation system establishes target bonuses for all associates eligible to receive a bonus, based on their compensation band level. Target bonuses range from 5% of base salary for more junior associates to 70% of base salary for the Chief Executive Officer. After the end of each fiscal year, the board of directors determines the funding of the fiscal year-end bonus pool, which may be more or less than 100% of target bonuses, and associates eligible to receive a bonus are awarded bonuses based on individual, practice, region and company performance.



    In January 2000 we paid stock incentive bonus plan bonuses to eligible associates based on the stock incentive bonus plan funding level approved by the board, an individual's actual fiscal year bonus and their actual stock ownership as compared to their target stock ownership. We will terminate the stock incentive bonus plan following the completion of this offering. The following table sets forth annual compensation for the President, Chief Executive Officer and the other four most highly compensated executive officers for the fiscal years ended June 30, 1999, 1998 and 1997 by those persons who were, on June 30, 1999:

                           SUMMARY COMPENSATION TABLE

                                    FISCAL                                     TOTAL SALARY/     OTHER ANNUAL        ALL OTHER
NAME AND PRINCIPAL POSITION          YEAR      SALARY     BONUS     SIBP(A)     BONUS/SIBP     COMPENSATION(B)    COMPENSATION(C)
John J. Haley....................    1999     $543,750   $422,625   $491,000    $1,457,375         -$-               $ 25,255
  President,                         1998      440,000    320,000      --          760,000         --                  19,300
  Chief Executive                    1997      403,790    215,000      --          618,790         --                  17,350
  Officer and Director

A.W. Smith, Jr...................    1999      635,000    380,800    432,970     1,448,770         --                 220,120
  Chairman and                       1998      615,000    375,000      --          990,000         --                  28,300
  Director (retired)                 1997      591,230    330,000      --          921,230         --                  23,950

Eric P. Lofgren..................    1999      390,000    290,000    260,960       940,960         --                  19,170
  Vice President,                    1998      331,500    250,000      --          581,500         --                  15,035
  Global Director,                   1997      314,500    180,000      --          494,500           7,500             11,250
  Benefits Consulting
  Group and Director

Kevin L. Meehan..................    1999      326,250    300,000    290,425       916,675         --                  17,690
  Vice President and                 1998      280,150    250,000      --          530,150         --                   5,110
  Director                           1997      263,670    180,000      --          443,670           3,000             10,470

David B. Friend, M.D.............    1999      415,000    315,000    175,270       905,270         --                  21,380
  Vice President,                    1998      387,500    270,000      --          657,500         --                  17,125
  Eastern Regional                   1997      314,167    200,000      --          514,170          12,000              6,000
  Manager and
  Director


(a) In 1996, Watson Wyatt & Company adopted a supplemental bonus plan called the stock incentive bonus plan. Following this offering, we will terminate the stock incentive bonus plan and replace it with equity based incentives more customary to publicly traded companies.


(b) "Other Annual Compensation" consists of a cash bonus of $0.50 per share for each share purchased in 1997 under the Stock Purchase Plan. This bonus was also available to all participating associates. There were no stock purchases under the Stock Purchase Plan in 1998. Messrs. Friend, Meehan and Lofgren were the only named executive officers purchasing shares in 1997 since all others are above the 200,000 share maximum.

(c) "All Other Compensation" consists of the following: (1) for fiscal year 1997 only, a one-time non-compete bonus equal to 5% of each named executive's fiscal year 1996 bonus; (2) company matching contributions of 50% of the first 6% of total compensation contributed to our 401(k) plan as a 401(k) salary deferral by the named executive up to the IRS maximum; (3) an additional company matching contribution to a non-qualified savings plan of 3% of total compensation above the IRS compensation limit of $160,000 if individual 401(k) contributions equal the IRS maximum; and (4) for fiscal year 1999 for Mr. Smith, a payment of $188,140 for accrued, but unused, paid time-off.


    Concurrent with this offering we will grant options to our associates pursuant to a new stock option plan to purchase approximately 1,600,000 shares of class A common stock at an exercise price equal to the public offering price. As part of this grant, Messrs. Haley, Lofgren, Meehan and Friend will be granted
options to purchase             ,             ,             , and
shares, respectively.


PENSION ARRANGEMENTS WITH NAMED EXECUTIVE OFFICER

    Watson Wyatt & Company has an agreement with Dr. Friend to provide a supplemental pension benefit if he remains continuously employed by the company until June 15, 2000. At the time of his retirement, Dr. Friend will receive an additional service credit (for the purposes of calculating benefits only) so that his total service credit will be calculated as follows: (actual years of service + 1) multiplied by 1.5. In addition, if, before the date on which Dr. Friend would be entitled to receive an early retirement benefit, there is a change in control of the company and Dr. Friend leaves the employ of the company within six months of the change in control, his pension will be calculated as if he had reached early retirement.

GENERAL EMPLOYMENT ARRANGEMENTS


    Generally, executive officers are not parties to employment agreements with us. Non-employee directors are paid pursuant to a compensation plan approved on an annual basis. Executives and other associates in salary bands 4, 5, 6 and higher are required to sign non-competition and confidentiality agreements to protect our proprietary information.

                            LONG TERM INCENTIVE PLAN


    Under the terms of the 2000 Long Term Incentive Plan, which was approved by
our stockholders on             , 2000 and subject to consummation of this
public offering, Watson Wyatt & Company Holdings is permitted to grant options to employees and directors allowing them to purchase shares of class A common stock at fair market value on the date of grant. Options to purchase an aggregate of 4,500,000 shares are authorized under the plan. Immediately before this offering, we intend to grant options to all associates to purchase shares of class A common stock with an aggregate fair market value on the date of grant
equal to    % of their target bonus amounts subject to a minimum grant of options. These options will be valid for seven years, subject to early termination in specified circumstances, and will vest on a pro-rata over five years.


                    TRANSACTIONS WITH MANAGEMENT AND OTHERS

    On April 1, 1995 we transferred our United Kingdom operations to R. Watson & Sons, subsequently renamed Watson Wyatt Partners, and received a beneficial interest and a 10% interest in a defined profit pool of the partnership. We also transferred our Continental Europe operations to a newly formed holding company owned by our company and Watson Wyatt Partners in exchange for 50.1% of its share. Effective July 1, 1999, we sold one-half of our investment in the holding company to Watson Wyatt Partners. Mr. Robert D. Masding, a senior partner of Watson Wyatt Partners, is a member of our board of directors, and Mr. Haley is a member of the Watson Wyatt Partners Partnership Board. Watson Wyatt Partners and Watson Wyatt & Company provide various services to and on behalf of each other in the ordinary course of business.

                            CORPORATE REORGANIZATION

GENERAL

    We are offering shares of our class A common stock pursuant to this prospectus. This offering is conditioned upon completion of the merger, which is described below.

THE MERGER

    Before this offering, Watson Wyatt & Company Holdings will be a wholly-owned subsidiary of Watson Wyatt & Company. Immediately before this offering, a wholly-owned subsidiary of Watson Wyatt & Company Holdings will merge with and into Watson Wyatt & Company. At the time of such merger, each outstanding share of common stock of Watson Wyatt & Company automatically will convert into one share of Watson Wyatt & Company Holdings class B-1 common stock and one share of Watson Wyatt & Company Holdings class B-2 common stock. Watson Wyatt & Company will then return to capital the one share of Watson Wyatt & Company Holdings previously owned by it. As a result of all these actions, existing Watson
Wyatt & Company stockholders automatically will become Watson Wyatt & Company Holdings stockholders, and Watson Wyatt & Company Holdings then will own all of Watson Wyatt & Company's outstanding common stock.

    The following charts illustrate the holding company structure before and after the planned merger.

                                 BEFORE MERGER

                                      [CHART]

                                  AFTER MERGER

                                      [CHART]

    Shares of class B-1 common stock and class B-2 common stock are not transferable or otherwise convertible into shares of class A common stock, until the relevant transfer restriction period expires or is otherwise waived by the board of directors. The board has not yet determined the conditions under which it would waive these transfer restrictions, except that the stockholders participating in this offering may exchange an equal number of shares of class B-1 and class B-2 common stock into the shares of class A common stock to be offered. Pursuant to the terms of the underwriting agreement, Watson Wyatt & Company Holdings has agreed that for a period of 180 days from the date of this prospectus, the board will not waive the stock transfer restriction without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation. The class B transfer restriction periods, provided in our certificate of incorporation, will expire 12 months after this offering for shares of class B-1 common stock and 24 months after this offering for shares of class B-2 common stock. Once these transfer restrictions expire or are waived by our board, the shares of class B common stock automatically will convert into shares of class A common stock. The shares of class A common stock by their terms can be freely transferred, subject to any other applicable restrictions on transfer imposed by law. Except for the transfer restrictions placed on shares of class B common stock, all shares of common stock of Watson Wyatt & Company Holdings will be identical.


    After the merger and this offering, shares of class B-1 common stock and class B-2 common stock will constitute about 83 % of our total outstanding common stock. Shares of class A common stock will constitute about 17% of our total outstanding common stock.


    We will not complete this offering unless the merger is approved by the stockholders. We will complete the merger only if the holders of a majority of the outstanding shares of Watson Wyatt & Company common stock (and holders of 80% of the shares actually voting for or against the merger, if greater) approve the merger. However, even if the merger is approved by our existing stockholders, the merger will not be consummated if we do not determine to proceed with this offering.



    As described above, current Watson Wyatt & Company stockholders are entitled to participate in this offering. The board of directors has announced that it will waive the transfer restrictions on a portion of the class B common stock and permit the conversion of class B common stock to class A common stock for resale in this offering. Following the conversion of Watson Wyatt & Company stock for Watson Wyatt & Company Holdings class B-1 and class B-2 stock, each selling stockholder will be allowed to sell in this offering the equivalent of 500 Watson Wyatt & Company shares, on a pre-conversion basis, or 500 class B-1 shares and 500 class B-2 shares, on a post-conversion basis, plus up to 10% of the selling stockholder's remaining stockholdings. An even number of shares of Watson Wyatt & Company Holdings class B-1 and class B-2 common stock will be converted to shares of class A common stock and sold in this offering.


                  SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

    The following table sets forth information known to us with respect to beneficial ownership of common stock as of March 1, 2000, without giving effect to our corporate reorganization, of all directors, named officers and directors and executive officers as a group:

                                                        SHARES BENEFICIALLY        SHARES BENEFICIALLY
                                                       OWNED BEFORE OFFERING      OWNED AFTER OFFERING
                                                      ------------------------   -----------------------
NAME OF BENEFICIAL OWNER                               NUMBER         PERCENT     NUMBER        PERCENT
John J. Haley.......................................    227,749          1.5%
Charles P. Wood, Jr.................................    200,934          1.4
A. Grahame Stott....................................    134,000         *
Eric P. Lofgren.....................................    109,365         *
John A. Steinbrunner................................    103,191         *
Kevin L. Meehan.....................................    100,011         *

                                                        SHARES BENEFICIALLY        SHARES BENEFICIALLY
                                                       OWNED BEFORE OFFERING      OWNED AFTER OFFERING
                                                      ------------------------   -----------------------
NAME OF BENEFICIAL OWNER                               NUMBER         PERCENT     NUMBER        PERCENT
Thomas W. Barratt...................................     89,000         *
Ira T. Kay..........................................     80,525         *
David B. Friend, M.D................................     71,000         *
Paula A. DeLisle....................................     53,900         *
Brian E. Kennedy....................................     50,000         *
Gail E. McKee.......................................     27,375         *
John J. Gabarro.....................................      7,500         *
R. Michael McCullough...............................      7,500         *
Robert D. Masding...................................    363,000(a)       2.4%
A.W. Smith, Jr......................................          0(b)      *
All current directors and executive officers as a
  group (23)........................................  2,023,492         13.7%


------------------------

* Beneficial ownership of 1% or less of all of the outstanding common stock is indicated with an asterisk.

(a) Watson Wyatt Partners, in which Mr. Masding is Senior Partner, beneficially owns 363,000 shares (2.4%) of our common stock. Mr. Masding does not own any shares in his individual capacity and disclaims beneficial ownership of these shares. Pursuant to our alliance agreement, if Watson Wyatt Partners holds more than 400,000 shares of our common stock, it has an option to sell to us any number of shares that exceed 300,000. We, in turn, have an option to purchase from Watson Wyatt Partners any number of shares of our common stock in excess of 400,000 shares if Watson Wyatt Partners holds more than 500,000 shares of our common stock.

(b) Mr. Smith's shares were repurchased in connection with his retirement in June 1999 in accordance with our bylaws.

           COMMON STOCK PURCHASE ARRANGEMENTS BEFORE PUBLIC OFFERING

    To encourage ownership of common stock by associates, we had historically maintained a stock purchase plan. Under the stock purchase plan, we regularly sold common stock to associates on or about March 1 of each year, except in 1998. Historically, ownership of the common stock has been spread widely among associates, with no individual stockholder owning more than 2% of the total number of shares outstanding. Before 1996, it was our policy not to sell shares to stockholders who, as a result of such sales, would have purchased more than 300,000 shares under the stock purchase plan. In 1996, we reduced this number to 200,000. The stock purchase plan will be terminated upon completion of this offering.

    The stock purchase plan permitted associates to borrow up to the full amount of the purchase price of the common stock from our lenders, and we guaranteed repayment of all such loans. The loans provided for full recourse to the individual borrower and were secured by a pledge of the stock purchased. Officers, directors and executive officers had access to this credit facility on the same basis as other associates. As of March 1, 2000, 3,370,536 shares of common stock were pledged to our lenders to secure loans to stockholders, representing approximately 24% of the outstanding shares of common stock. As of the same date, the aggregate amount of outstanding loans was approximately
$14.5 million. This loan program will continue in effect to accommodate the amortization of existing loans after the offering, but will be amended and will not be used to create new loans.

                              SELLING STOCKHOLDERS


    The following table sets forth information furnished by each selling stockholder with respect to the total number of shares of common stock held by such selling stockholder.


                                               NUMBER OF SHARES                                          PERCENTAGE OF
                                               OWNED IMMEDIATELY                      NUMBER OF SHARES   SHARES OWNED
                       POSITION, OFFICE, OR        PRIOR TO        NUMBER OF SHARES   OWNED AFTER THIS    AFTER THIS
        NAME           MATERIAL RELATIONSHIP     THIS OFFERING        TO BE SOLD          OFFERING         OFFERING
---------------------  ---------------------   -----------------   ----------------   ----------------   -------------

Additional selling
  stockholders*

------------------------

(*) Represents             associates who are participating in this offering as
    selling stockholders and whose holdings in the aggregate represent less than one percent (1%) of our outstanding common stock.

    After the offering, we expect that approximately 17% of the outstanding common stock will be held by the public and that approximately 83% of the remaining common stock will be held by officers, directors and existing stockholders.

     DESCRIPTION OF CAPITAL STOCK, CERTIFICATE OF INCORPORATION AND BYLAWS

COMMON STOCK

    After the merger, we will be authorized to issue up to 99,000,000 shares of common stock, par value $0.01 per share. 69,000,000 of these shares will be class A common stock, 15,000,000 of these shares will be class B-1 common stock and 15,000,000 of these shares will be class B-2 common stock. Upon completion of this offering, approximately 5,600,000 shares of the class A common stock will be outstanding (assuming the over-allotment option is not exercised), and 13,416,780 shares of class B-1 common stock and 13,416,780 shares of class B-2 common stock will be outstanding.

    Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Subject to the preferences of any series of preferred stock that may at times be outstanding, if any, holders of outstanding shares of common stock are entitled to receive dividends when, as, and if declared by our board of directors out of funds legally available for dividends and, if we liquidate, dissolve or wind up, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock, if any. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. All shares of common stock outstanding upon completion of this offering are validly authorized and issued, fully paid and nonassessable.

    The class A common stock will be entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. The shares will be freely transferable (except for shares purchased by affiliates). We have applied to list the class A shares on the New York Stock Exchange.


    Each of the class B-1 common stock and class B-2 common stock will be entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. The class B-1 shares will be restricted for the 12 months following this offering, and the class B-2 shares will be restricted for the 24 months following this offering, unless waived by the board of directors. Following the expiration or waiver of each respective restriction period, the class B-1 and class B-2 shares will automatically convert into class A common stock.

    Class B-1 common stock and the class B-2 common stock will be transferable to permitted transferees from the time of issuance in accordance with our bylaws. Permitted transferees are (A) a revocable trust created to hold shares of the company for the benefit of a stockholder where the stockholder has control over disposition and voting with regard to the trust, or, (B) an irrevocable trust over which the stockholder has voting and dispositive control that was created for the benefit of the stockholder or the spouse or descendent of the stockholder, or, (C) any entity controlled by the stockholder, other than a corporation, whose interests are owned by the stockholder and/or his/her spouse and/or descendants, or, (D) a corporation that is wholly-owned by the stockholder and/or one of the entities described in (A), (B) or (C) above.


    Pursuant to the terms of the underwriting agreement, we have agreed that for a period of 180 days from the date of this prospectus, our board will not waive the stock transfer restrictions without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation. We have no understanding or arrangement with the underwriters to consent to any proposed future sale, but they may do so in their sole discretion.

PREFERRED STOCK

    Our certificate of incorporation authorizes the issuance of up to 1,000,000 shares of preferred stock. Our board of directors has the authority to issue shares of preferred stock from time to time on terms that it may determine, to divide preferred stock into one or more classes or series, and to fix the designations, voting powers, preferences and relative participating, optional or other special rights of each class or series, and the qualifications, limitations or restrictions of each class or series, to the fullest extent permitted by Delaware law. The issuance of preferred stock could have the effect of decreasing the market price of our stock, impeding or delaying a possible takeover and adversely affecting the voting and other rights of the holders of class A common stock and class B common stock.

POTENTIAL ANTI-TAKEOVER EFFECTS OF VARIOUS PROVISIONS OF DELAWARE LAW AND OUR CERTIFICATE OF
INCORPORATION AND BYLAWS

    ANTI-TAKEOVER PROVISIONS GENERALLY

    The provisions of our certificate of incorporation and bylaws described below were put into place to help ensure that our board of directors plays a role in attempts to acquire control of our company. In this way, the board can further and protect the interests of the company and its stockholders as appropriate under the circumstances. If the board determines that a sale of control is in their best interests, having the board involved enhances its ability to maximize the value to be received by the stockholders upon such a sale.

    Although our board believes these provisions, referred to as anti-takeover provisions, are beneficial to stockholders, their existence also may tend to discourage open market purchases by a potential acquirer and some takeover bids. As a result, our stockholders may be deprived of opportunities to sell some or all of their shares at prices that are higher than prevailing market prices. The provisions in theory may decrease the market price of our common stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming process. To the extent the provisions discourage undesirable proposals, we may be able to avoid those expenditures of time and money.

    The anti-takeover provisions may make it more difficult and time consuming for a potential acquirer and existing stockholders to obtain control of the company through replacing our board of directors and management. This is the case even if a majority of the stockholders believes such replacement is in the best interests of the company. As a result, these provisions may tend to perpetuate the incumbent board of directors and management.

    DELAWARE ANTI-TAKEOVER STATUTE

    We are now, and after the merger will be, subject to Section 203 of the Delaware General Corporation Law. Subject to specific exceptions, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

    - the "business combination," or the transaction in which the stockholder became an "interested stockholder" is approved by the board of directors prior to the date the "interested stockholder" attained that status;

    - upon consummation of the transaction that resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

    - on or subsequent to the date a person became an "interested stockholder," the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the "interested stockholder."

    "Business combinations" include mergers, asset sales and other transactions resulting in a financial benefit to the "interested stockholder." Subject to various exceptions, an "interested stockholder" is a person who, together with his or her affiliates and associates, owns, or within three years did own, 15% or more of the corporation's outstanding voting stock. These restrictions could prohibit or delay the accomplishment of mergers or other takeover or change-in-control attempts with respect to us and, therefore, may discourage acquisition attempts.

    The following are various provisions of our certificate of incorporation and bylaws that may be deemed to have an anti-takeover effect.

    AUTHORIZED CAPITAL STOCK

    Our certificate of incorporation authorizes the issuance of up to 99,000,000 shares of our common stock. After the merger and this offering, our board of directors may authorize the issuance of additional shares of our common stock without further action by our stockholders, unless such action is required in a particular case by applicable laws or regulations or by any stock exchange upon which our capital stock may be listed. Our certificate of incorporation does not provide preemptive rights to our stockholders.

    The authority to issue additional shares of our common stock provides us with the flexibility necessary to meet our future needs without the delay resulting from seeking stockholder approval. The authorized but unissued shares of common stock will be issuable from time to time for any corporate purposes, including, without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions, and public or private sales for cash as a means of raising capital. Such shares could be used to dilute the stock ownership of persons seeking to obtain control of our company. In addition, the sale of a substantial number of shares of our common stock to persons who have an understanding with us concerning the voting of such shares, or the distribution or declaration of a dividend of shares of our common stock to stockholders, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of our company. The certificate of incorporation does not provide preemptive rights to our stockholders.

    Watson Wyatt & Company's authorized capital stock currently consists of 25,000,000 shares of common stock. 14,816,780 of such shares were issued and outstanding as of March 1, 2000.

    All of these shares will be exchanged for class B common stock in the merger.

    CLASSIFIED BOARD OF DIRECTORS AND ABSENCE OF CUMULATIVE VOTING

    Our certificate of incorporation provides that our board of directors is divided into three classes, with each class to be as nearly equal in number as possible. The directors in each class serve three-year terms of office.

    The effect of our having a classified board of directors is that only approximately one-third of the members of the board are elected each year. Consequently, two annual meetings are effectively required for our stockholders to change a majority of the members of the board.

    Pursuant to our certificate of incorporation, each stockholder generally is entitled to one vote for each share of our common stock held and is not entitled to cumulative voting rights in the election of directors. With cumulative voting, a stockholder would have the right to cast a number of votes equal to the total number of such holders' shares multiplied by the number of directors to be elected. The stockholder would have the right to cast all of such holder's votes in favor of one candidate or to distribute such holder's votes in any manner among any number of candidates. Directors are elected by a plurality of the total votes cast by all stockholders. With cumulative voting, it may be possible for minority stockholders to obtain representation on the board of directors. Without cumulative voting, the holders of more than 50% of the shares of our common stock generally have the ability to elect 100% of the directors. As a result, the holders of the remaining common stock effectively may not be able to elect any person to the board of directors. The absence of cumulative voting, therefore, could make it more difficult for a stockholder who acquires less than a majority of the shares of our common stock to obtain representation on our board of directors.

    REMOVAL OF DIRECTORS

    Under our certificate of incorporation, any director or the entire board of directors may be removed only for cause and only by the affirmative vote of the holders of at least 67% of our voting stock. Also, under our bylaws, employee directors must resign as directors upon termination of their employment.

    SPECIAL MEETINGS OF STOCKHOLDERS

    Our certificate of incorporation and bylaws provide that special meetings of stockholders may be called at any time, but only by the board of directors or the president. This provision, combined with other provisions of our certificate of incorporation and the restriction on the removal of directors, would prevent a substantial stockholder from compelling stockholder consideration of any proposal (such as a proposal for a business combination) over the opposition of our board of directors. Therefore, such stockholder would not be able to call a special meeting of stockholders to replace the entire board with nominees who were in favor of such proposal.

    ACTIONS BY STOCKHOLDERS WITHOUT A MEETING

    Our certificate of incorporation provides that any action required or permitted to be taken by our stockholders must be effected at a duly called meeting of stockholders and may not be effected by any written consent by the stockholders. These provisions would prevent stockholders from taking action, including action on a business combination, except at an annual meeting or special meeting called by the board of directors or the president, even if a majority of the stockholders were in favor of such action.

    LIMITATION ON DIRECTORS LIABILITY

    Our certificate of incorporation provides that a director will have no personal liability to the company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any of the following:

    - any breach of the director's duty of loyalty to the corporation or its stockholders;

    - acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; and


    - under Section 174 of the Delaware General Corporations Law, the payment of unlawful dividends and the making of unlawful stock purchases or redemptions; or


    - any transaction from which the director derived an improper personal benefit.

    INDEMNIFICATION

    Our certificate of incorporation and bylaws provide that we will indemnify our officers, directors, employees, and agents to the full extent permitted by the Delaware General Corporation Law, subject to very limited exceptions. Under
Section 145 of the Delaware General Corporation Law as currently in effect, other than in actions brought by or in the right of the company, such indemnification would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and, with respect to any criminal proceeding, if such person had no reasonable cause to believe that the conduct was unlawful. In actions brought by or in the right of the company, such indemnification probably would be limited to reasonable expenses (including attorneys' fees) and would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests, except that no indemnification may be made with respect to any matter as to which such person is adjudged liable to us, unless, and only to the extent that, the court determines upon application that, in view of all the circumstances of the case, the proposed indemnitee is fairly and reasonably entitled to indemnification for such expenses as the court deems proper. To the extent that any director, officer, employee, or agent of the company has been successful on the merits or otherwise in defense of any action, suit, or proceedings, as discussed herein, whether civil, criminal, administrative, or investigative, such person must be indemnified against reasonable expenses incurred by such person in connection therewith.

    We are also expressly authorized to carry directors' and officers' insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are necessary to attract and retain qualified directors and executive officers.

    AMENDING THE CERTIFICATE OF INCORPORATION AND BYLAWS

    The Delaware General Corporation Law generally provides that the approval of a corporation's board of directors and the affirmative vote of a majority of
(1) all shares entitled to vote and (2) the shares of any class of stock entitled to vote as a class, is required to amend a corporation's certificate of incorporation, unless the certificate specifies a greater voting requirement. Our certificate of incorporation states that each of the following provisions in the certificate of incorporation may be amended only by a vote of 67% of the outstanding shares:

    - classification and removal of directors;

    - the prohibition on stockholder action by written consent; and

    - the ability to call a special meetings of stockholders being vested solely in our board of directors and the president.

    Our certificate of incorporation also provides that the board of directors has the power to adopt, amend, or repeal the bylaws. Stockholders also have the power to adopt, amend or repeal bylaws, by a vote of 67% of the outstanding shares.

RIGHTS PLAN


    The board of directors has approved implementing a rights plan, although the specific terms of the plan have not been determined. It is likely that under such a plan stockholders will be issued rights to purchase shares of preferred stock upon the occurrence of specified events such as the acquisition by a person of 15% of our outstanding shares. The purpose of this plan is to ensure that our board of directors has the opportunity to negotiate with persons contemplating significant transactions with our company.


TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our common stock is First Union National Bank, and its address is 1525 West W.T. Harris Boulevard, Charlotte, North Carolina 28262-1153.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Sales of substantial amounts of common stock after this offering could adversely affect the market price of the common stock and could impair our future ability to raise capital through the sale of our equity securities. Upon the consummation of this offering, we will have outstanding 5,600,000 shares of class A common stock (assuming no exercise of the underwriters' over-allotment option), 13,416,780 shares of class B-1 common stock and 13,416,780 shares of class B-2 common stock. All of the shares of class A common stock sold in the offering will be freely tradable under the Securities Act, unless purchased by our "affiliates" as that term is defined under the Securities Act. The class B-1 and class B-2 common stock is subject to transfer restrictions for periods extending 12 months and 24 months, respectively, after this offering, unless earlier waived by the board of directors. Pursuant to the terms of the underwriting agreement, we have agreed that for a period of 180 days from the date of the prospectus, the board will not waive the stock transfer restrictions without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation. Upon the expiration of transfer restriction periods in the class B-1 and class B-2 common stock, all of the shares of class B-1 and class B-2 common stock will convert automatically to class A common stock and become eligible for sale, subject to compliance with Rule 144 by persons deemed our affiliates.


    Because the shares of class B-1 and class B-2 common stock are being issued pursuant to a registration statement on form S-4, they will be freely tradable without restriction under the Securities Act following the expiration or waiver of the transfer restriction periods included in our certificate of incorporation except for any such shares acquired by an affiliate, which shares will remain subject to the resale limitations of Rule 144.


    Generally, Rule 144 provides that an affiliate who has beneficially owned shares for at least one year may sell his or her shares on the open market in brokers' transactions within any three-month period a number of shares that does not exceed the greater of:

    - 1% of the then outstanding shares of common stock; and

    - the average weekly trading volume in the common stock on the open market during the four calendar weeks preceding the sale.

    Sales under Rule 144 will also be subject to post-sale notice requirements and the availability of current public information about us.

                                  UNDERWRITING

    Under the terms and conditions contained in an underwriting agreement dated
            , 2000, the underwriters named below, who are represented by Donaldson, Lufkin & Jenrette Securities Corporation, Banc of America Securities LLC and DLJDIRECT Inc., have severally agreed to purchase from us and the selling stockholders the number of shares of class A common stock set forth opposite their names below:

                                                              NUMBER OF
UNDERWRITERS                                                   SHARES
  Donaldson, Lufkin & Jenrette Securities Corporation
  Banc of America Securities LLC
  DLJDIRECT Inc.............................................

                                                               -------
    Total...................................................
                                                               =======

    The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares of class A common stock in this offering are subject to approval by their counsel of legal matters concerning this offering and to conditions precedent that must be satisfied by us. The underwriters are obligated to purchase and accept delivery of all the shares of common stock in this offering, other than those shares covered by the over-allotment option described below.

    The underwriters initially propose to offer some of the shares of common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus and some of the shares to dealers at the
initial public offering price less a concession not in excess of $      per
share. The underwriters may allow, and those dealers may re-allow, a concession
not in excess of $      per share on sales to other dealers. After the initial
offering of the class A common stock to the public, the representatives may change the public offering price and concessions. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.


    The following table shows the underwriting fees to be paid by us and the selling stockholders in connection with this offering. The underwriting fee is equal to the public offering price per share of class A common stock less the amount paid by the underwriters to us or the selling stockholders, as the case may be, per share of class A common stock. It is currently anticipated that the underwriting fee will be 7.0% of the public offering price. Offering expenses are expenses incurred by us in connection with this offering and include SEC and NASD filing fees, New York Stock Exchange listing fees, printing expenses and legal and accounting expenses. This information is presented assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of our class A common stock.


                                                                   PAID BY THE SELLING
                                         PAID BY US                   STOCKHOLDERS
                                 ---------------------------   ---------------------------
                                 NO EXERCISE   FULL EXERCISE   NO EXERCISE   FULL EXERCISE
Underwriting fees per share....    $              $              $              $
Total underwriting fees........    $              $              $              $
Offering expenses per share....    $              $              $              $
Total offering expenses........    $              $              $              $

    We will pay all of the offering expenses, including reimbursing those due from the selling stockholders.

    A number of the selling stockholders have granted to the underwriters an option, exercisable for 30 days after the date of this prospectus, to purchase up to 840,000 additional shares of class A common stock at the initial public offering price less the underwriting discounts and commissions PRO RATA based on participation. The underwriters may exercise this option solely to cover over-allotments, if any, made in connection with this offering. To the extent the underwriters exercise this option, each underwriter will be obligated, subject to specified conditions, to purchase a number of additional shares approximately proportionate to that underwriter's initial purchase commitments.


    We, together (in limited circumstances) with the selling stockholders, have agreed to indemnify the underwriters against liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make for these liabilities, if any.

    For a period ending 180 days from the date of this prospectus, we have agreed not to, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation:

    - offer, pledge, sell, contract to sell or sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of class A common stock or any securities convertible into or exercisable or exchangeable for class A common stock;

    - enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any class A common stock, whether any such transaction described above is to be settled by delivery of common stock or other securities, in cash or otherwise; or

    - waive the applicability of any transfer restriction applicable to the class B common stock.

    In addition, during such lock-up period, we have also agreed not to file any registration statement with respect to, and each of our executive officers and directors have agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of class A common stock or any securities convertible into or exercisable or exchangeable for class A common stock without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation.

    Prior to this offering, no public market has existed for our common stock. We will negotiate the initial public offering price for our class A common stock with the underwriters' representatives, but the price may not reflect the market price for our class A common stock after this offering. The factors considered in determining the initial public offering price include:

    - the history of and prospects for our industry in which we compete;

    - our past and present operations;

    - our historical results of operations;

    - our prospects for future operations results;

    - the recent market prices of securities of generally comparable companies; and

    - the general conditions of the securities market at the time of this offering.


    We have applied to have our class A common stock listed for trading on the NYSE under the symbol "WW." Listing is subject to our satisfying all applicable listing criteria.


    Other than in the United States, no action has been taken by us, the selling stockholders or the underwriters that would permit a public offering of the shares of class A common stock included in this offering in any jurisdiction where action for that purpose is required. The shares included in this offering may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any shares of class A common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy any shares of class A common stock in any jurisdiction where that would not be permitted or legal.

    In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the class A common stock. Specifically, the underwriters may over-allot this offering, creating a syndicate short position. The underwriters may bid for and purchase shares of our class A common stock in the open market to cover such syndicate short positions or to stabilize the price of our class A common stock. In addition, the underwriting syndicate may reclaim selling concessions from syndicate members and selected dealers if they repurchase previously distributed class A common stock in syndicate covering transactions, in stabilizing transactions or otherwise, or if Donaldson, Lufkin & Jenrette Securities Corporation receives a report which indicates that the clients of such syndicate members have "flipped" our class A common stock. These activities may stabilize or maintain the market price of the class A common stock above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

    We currently maintain a senior secured revolving credit facility with an affiliate of Banc of America Securities LLC.

                                 LEGAL MATTERS


    The validity of the issuance of the shares of class A common stock offered by the prospectus will be passed upon for us by Cadwalader, Wickersham & Taft. Certain legal matters in connection with this offering will be passed upon for the underwriters by Winston & Strawn.


                                    EXPERTS

    The consolidated financial statements of Watson Wyatt & Company as of June 30, 1999, and 1998 and for each of the three years in the period ended
June 30, 1999, included in and incorporated by reference in this prospectus have been so included or incorporated by reference in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of such firm as experts in accounting and auditing. The financial statements for Wellspring Resources LLC as of June 30, 1997, and 1996 and for the year ended June 30, 1997 and the three months ended June 30, 1996 appearing in Watson
Wyatt & Company Annual Report on Form 10-K for the year ended June 30, 1999 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report incorporated therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                  PAGE
                                                              ------------
Consolidated Financial Statements of Watson Wyatt & Company

  Report of Independent Accountants.........................      F-2

  Financial Statements:

    Consolidated Statements of Operations for each of the
      three years
      ended June 30, 1999...................................      F-3

    Consolidated Balance Sheets at June 30, 1999 and 1998...      F-4

    Consolidated Statements of Cash Flows for each of the
      three years
      ended June 30, 1999...................................      F-5

    Consolidated Statements of Changes in Permanent
      Shareholders' Equity for each of the three years ended
      June 30, 1999.........................................      F-6

    Notes to the Consolidated Financial Statements..........  F-7 to F-26

  Valuation and Qualifying Accounts and Reserves (Schedule
    II).....................................................      F-27

    Consolidated Statements of Operations for the six month
      periods ended December 31, 1999 and December 31, 1998
      (unaudited)...........................................      F-28

    Consolidated Balance Sheets at December 31, 1999
      (unaudited) and June 30, 1999.........................      F-29

    Consolidated Statements of Cash Flows for the six month
      periods
      ended December 31, 1999 and December 31, 1998
      (unaudited)...........................................      F-30

    Consolidated Statements of Changes in Permanent
      Shareholders' Equity for
      the six month period ended December 31, 1999
      (unaudited)...........................................      F-31

    Notes to the Consolidated Financial Statements
      (unaudited)...........................................  F-32 to F-34

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Shareholders of Watson Wyatt & Company

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Watson Wyatt & Company and its subsidiaries at June 30, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1999, in conformity with the accounting principles generally accepted in the United States. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information, set forth therein when read in connection with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

Washington, D.C.
September 8, 1999, except as to the
information presented in Notes 5 and 6,
for which the date is December 9, 1999.

                             WATSON WYATT & COMPANY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

             (THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                                    YEAR ENDED JUNE 30,
                                                              -------------------------------
                                                                1999       1998        1997
                                                              --------   ---------   --------
Fees........................................................  $556,860   $ 512,660   $486,502
Costs of providing services:
  Salaries and employee benefits............................   298,915     268,611    252,302
  Stock incentive bonus.....................................    22,610          --         --
  Non-recurring compensation charge (see Note 12)...........        --      69,906         --
  Occupancy and communications..............................    62,915      62,061     72,155
  Professional and subcontracted services...................    47,863      49,907     48,827
  Other.....................................................    29,753      26,779     23,871
                                                              --------   ---------   --------
                                                               462,056     477,264    397,155
General and administrative expenses.........................    56,578      51,759     45,696
Depreciation and amortization...............................    15,248      24,994     22,094
                                                              --------   ---------   --------
                                                               533,882     554,017    464,945

Income (loss) from operations (see Note 12).................    22,978     (41,357)    21,557
Other:
  Interest income...........................................       944         901      1,462
  Interest expense..........................................    (2,646)     (2,768)    (1,506)
Income from affiliates......................................     2,524         258        105
                                                              --------   ---------   --------
Income (loss) before income taxes and minority interest
  (see Note 12).............................................    23,800     (42,966)    21,618

Provision for (benefit from) income taxes:
  Current...................................................    18,744      15,116     12,627
  Deferred..................................................    (7,296)     (1,982)    (3,557)
                                                              --------   ---------   --------
                                                                11,448      13,134      9,070
                                                              --------   ---------   --------
Income (loss) before minority interest (see Note 12)........    12,352     (56,100)    12,548

Minority interest in net (income) loss of consolidated
  subsidiaries..............................................      (217)       (112)      (167)
                                                              --------   ---------   --------
Income (loss) from continuing operations (see Note 12)......    12,135     (56,212)    12,381

Discontinued operations:

Loss from operations of discontinued Outsourcing Business
  (less applicable income tax benefit of $0, $5,053 and
  $8,181 respectively)......................................        --      (6,821)   (11,483)

Adjustment (loss) on disposal of discontinued Outsourcing
  Business (1999 adjustment is net of applicable income tax
  expense of $6,322; 1998 loss is net of applicable income
  tax benefit of $46,715)...................................     8,678     (63,085)        --
                                                              --------   ---------   --------
Net income (loss) (see Note 12).............................  $ 20,813   $(126,118)  $    898
                                                              ========   =========   ========
Earnings (loss) per share, continuing operations, basic and
  fully diluted.............................................  $   0.80   $   (3.27)  $   0.71
                                                              ========   =========   ========
Earnings (loss) per share, discontinued operations, basic
  and fully diluted.........................................  $   0.57   $   (4.07)  $  (0.66)
                                                              ========   =========   ========
Earnings (loss) per share, net income (loss), basic and
  fully diluted.............................................  $   1.37   $   (7.34)  $   0.05
                                                              ========   =========   ========

                             See accompanying notes

                             WATSON WYATT & COMPANY

                          CONSOLIDATED BALANCE SHEETS

                          (THOUSANDS OF U.S. DOLLARS)

                                                              JUNE 30,   JUNE 30,
                                                                1999       1998
                                                              --------   --------
                                     ASSETS
Cash and cash equivalents...................................  $ 35,985   $ 13,405
Receivables from clients:
  Billed, net of allowances of $3,701 and $2,142............    72,798     69,671
  Unbilled..................................................    63,068     59,725
                                                              --------   --------
                                                               135,866    129,396
Income taxes receivable.....................................        --      2,216
Other current assets........................................    10,834      6,945
                                                              --------   --------
  Total current assets......................................   182,685    151,962

Investment in affiliates....................................    15,306     17,666
Fixed assets................................................    42,797     37,368
Deferred income taxes.......................................    56,206     48,911
Intangible assets...........................................     7,455      2,412
Other assets................................................     9,511      9,991
                                                              --------   --------
                                                              $313,960   $268,310
                                                              ========   ========

    LIABILITIES, REDEEMABLE COMMON STOCK, AND PERMANENT SHAREHOLDERS' EQUITY

Accounts payable and accrued liabilities....................  $152,371   $116,548
Note payable and book overdrafts............................       248     11,666
Income taxes payable........................................    18,374         --
                                                              --------   --------
  Total current liabilities.................................   170,993    128,214
Accrued retirement benefits.................................    77,140     82,528
Deferred rent and accrued lease losses......................     9,270     12,676
Other noncurrent liabilities................................    22,608     32,784
Minority interest in subsidiaries...........................       669        322
Redeemable Common Stock--$1 par value: 25,000,000 shares
  authorized; 16,112,416 and 15,916,757 issued and
  outstanding; at redemption value..........................   107,631     96,296
Permanent shareholders' equity:
Adjustment for redemption value less than amounts paid in by
  shareholders..............................................    11,420     25,240
Retained deficit............................................   (83,209)  (106,834)
Cumulative translation adjustment (accumulated other
  comprehensive loss).......................................    (2,562)    (2,916)
Commitments and contingencies...............................
                                                              --------   --------
                                                              $313,960   $268,310
                                                              ========   ========

                             See accompanying notes

                             WATSON WYATT & COMPANY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                          (THOUSANDS OF U.S. DOLLARS)

                                                                    YEAR ENDED JUNE 30,
                                                              -------------------------------
                                                                1999       1998        1997
                                                              --------   ---------   --------
Cash flows from (used for) operating activities:
  Net income (loss).........................................  $ 20,813   $(126,118)  $    898
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
    Non-cash non-recurring compensation charge..............        --      69,906         --
    Net (adjustment) loss from Discontinued Operations......    (8,678)     69,906     11,483
    Provision for doubtful receivables from clients.........     9,503       5,613      6,853
    Depreciation............................................    13,680      12,849     13,816
    Amortization of deferred software and development costs
      and other intangible assets...........................     1,568      12,143      8,277
    Provision for deferred income taxes.....................    (7,295)     (1,982)    (3,557)
    Income from affiliates..................................    (2,524)       (258)      (105)
    Minority interest in net income of consolidated
      subsidiaries..........................................       217         112        167
    (Increase) decrease in assets (net of discontinued
      operations):
      Receivables from clients..............................   (25,488)    (11,115)    (2,794)
      Income taxes receivable...............................     2,216       4,558      3,327
      Other current assets..................................    (3,889)        342       (351)
      Other assets..........................................       480          76     (1,930)
    Increase (decrease) in liabilities (net of discontinued
      operations):
      Accounts payable and accrued liabilities..............    54,567      11,318      1,300
      Income taxes payable..................................    12,052      (3,563)    (7,799)
      Accrued retirement benefits...........................    (5,388)     (4,169)     5,556
      Deferred rent and accrued lease losses................    (3,406)     (2,262)     5,034
      Other noncurrent liabilities..........................     1,132         840        687
    Other, net..............................................       514       1,603        656
    Discontinued operations, net............................    (5,537)    (18,554)     7,530
                                                              --------   ---------   --------
    Net cash provided by operating activities...............    54,537      21,245     49,048
                                                              ========   =========   ========
Cash flows (used in) from investing activities:
  Purchases of fixed assets.................................   (19,684)    (16,034)   (15,548)
  Proceeds from sales of fixed assets and investments.......       237         623        446
  Acquisitions..............................................    (6,207)         --     (1,169)
  Investment in software and development costs..............        --      (3,000)    (4,554)
  Investment in affiliates..................................     4,220       3,076     (1,385)
  Discontinued operations...................................        --     (14,750)   (20,062)
                                                              --------   ---------   --------
    Net cash used in investing activities...................   (21,434)    (30,085)   (42,272)
                                                              --------   ---------   --------
Cash flows (used by) from financing activities:
  Borrowings and bank overdrafts............................   (11,418)     11,258         --
  Issuances of Redeemable Common Stock......................    15,451       1,005     15,414
  Repurchases of Redeemable Common Stock....................   (15,124)    (13,141)   (16,604)
                                                              --------   ---------   --------
    Net cash used by financing activities...................   (11,091)       (878)    (1,190)
                                                              --------   ---------   --------
Effect of exchange rates on cash............................       568      (3,134)    (1,023)
                                                              --------   ---------   --------
Increase (decrease) in cash and cash equivalents............    22,580     (12,852)     4,563
Cash and cash equivalents at beginning of period............    13,405      26,257     21,694
                                                              --------   ---------   --------
Cash and cash equivalents at end of period..................  $ 35,985   $  13,405   $ 26,257
                                                              ========   =========   ========

                             See accompanying notes

                             WATSON WYATT & COMPANY

      CONSOLIDATED STATEMENTS OF CHANGES IN PERMANENT SHAREHOLDERS' EQUITY

                          (THOUSANDS OF U.S. DOLLARS)

                                                                          ADJUSTMENT FOR
                                                                            REDEMPTION
                                                                              VALUE
                                                            CUMULATIVE    (GREATER) LESS
                                                RETAINED    TRANSLATION    THAN AMOUNTS
                                                EARNINGS       GAIN         PAID IN BY
                                                (DEFICIT)     (LOSS)       SHAREHOLDERS     TOTAL
                                                ---------   -----------   --------------   --------
Balance at June 30, 1996......................  $  30,677      $ 1,040       $(37,549)     $ (5,832)
Comprehensive income:
  Net income..................................        898           --             --           898
  Foreign currency translation adjustment.....         --         (204)            --          (204)
                                                ---------      -------       --------      --------
Total comprehensive income....................        898         (204)            --           694
Effect of repurchases of 3,258,203 shares of
  common stock (various prices per share).....     (6,942)          --          6,942            --
Adjustment of redemption value for change in
  formula book value per share................         --           --         (7,067)       (7,067)
                                                ---------      -------       --------      --------
Balance at June 30, 1997......................  $  24,633      $   836       $(37,674)     $(12,205)

Comprehensive loss:
  Net loss....................................   (126,118)          --             --      (126,118)
  Foreign currency translation adjustment.....         --       (3,752)            --        (3,752)
                                                ---------      -------       --------      --------
Total comprehensive loss......................   (126,118)      (3,752)            --      (129,870)
Effect of repurchases of 2,410,425 shares of
  common stock (various prices per share).....     (5,349)          --          5,349            --
Adjustment of redemption value for change in
  formula book value per share................         --           --        (12,341)      (12,341)
Adjustment of redemption value for
  non-recurring compensation charge (see Note
  12).........................................         --           --         69,906        69,906
                                                ---------      -------       --------      --------
Balance at June 30, 1998......................  $(106,834)     $(2,916)      $ 25,240       (84,510)

Comprehensive income:
  Net income..................................     20,813           --             --        20,813
  Foreign currency translation adjustment.....         --          354             --           354
                                                ---------      -------       --------      --------
Total comprehensive income....................     20,813          354             --        21,167
Effect of repurchases of 2,361,542 shares of
  common stock (various prices per share).....      2,812           --         (2,812)           --
Adjustment of redemption value for change in
  formula book value per share................         --           --        (11,008)      (11,008)
                                                ---------      -------       --------      --------
Balance at June 30, 1999......................  $ (83,209)     $(2,562)      $ 11,420      $(74,351)
                                                =========      =======       ========      ========

                             See accompanying notes

                             WATSON WYATT & COMPANY

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF THE BUSINESS--Watson Wyatt & Company ("Watson Wyatt" or the "Company"), together with its subsidiaries, is an international company engaged in the business of providing professional consultative services on a fee basis, primarily in the human resource areas of employee benefits and compensation, but also in other areas of specialization such as human capital consulting and human resource related technology consulting. Substantially all of the Company's stock is held by or for the benefit of employees. On July 1, 1996, The Wyatt Company changed its name to Watson Wyatt & Company.

    In 1998, the Company discontinued its Benefits Administration Outsourcing Business as further described in Note 16. The Consolidated Statements of Operations in 1999 and 1998 reflect the charges recorded for that discontinuation as well as for the operating results of the discontinued operations in 1998 and 1997.

    USE OF ESTIMATES--Preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates are used when accounting for revenue, allowances for uncollectible receivables, investments in affiliates, depreciation and amortization, profits on long-term contracts, asset write-downs, employee benefit plans, taxes, discontinued operations and Year 2000 costs.

    PRINCIPLES OF CONSOLIDATION--The consolidated financial statements of the Company include the accounts of the Company and its majority-owned and controlled subsidiaries after elimination of inter-company accounts and transactions. Investments in affiliated companies over which the Company has the ability to exercise significant influence are accounted for using the equity method.

    RECLASSIFICATIONS--Certain amounts previously presented have been reclassified to conform to the current presentation.

    CASH AND CASH EQUIVALENTS--The Company considers short-term, highly liquid investments with original maturities of 90 days or less to be cash equivalents. Such investments were $21,700,000 at June 30, 1999.

    RECEIVABLES FROM CLIENTS--Billed receivables from clients are presented at their billed amount less an allowance for doubtful accounts. Services rendered are generally billed on a monthly basis using fee arrangements defined at the inception of the project. Unbilled receivables are stated at their estimated net realizable value.

    REVENUE RECOGNITION--For consulting services, fees from clients are recorded as services are performed and are presented net of write-offs and uncollectible amounts. Revenues from long-term contracts are recognized on the percentage of completion basis. Anticipated contract losses are recognized as they become known. Fees for administrative and recordkeeping operations are recognized as earned by the Company.

    INTANGIBLE ASSETS--Intangible assets consist primarily of goodwill related to the excess cost over net assets of purchased companies. Goodwill is generally amortized on a straight-line basis over seven to fifteen years. The Company regularly assesses the recoverability of unamortized goodwill and other

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) long-lived assets by comparing the probable undiscounted future cash flows with the net book value of the underlying assets. Losses so identified are then measured as the difference between the net book value of the asset and the discounted present value of the cash flows and are recorded as identified.

    EMPLOYEE RECEIVABLES--The Company had outstanding employee receivables included in other current and noncurrent assets of $2,440,000 and $3,165,000 at June 30, 1999 and June 30, 1998, respectively, related primarily to employee relocations.

    FOREIGN CURRENCY TRANSLATION--Gains and losses on foreign currency transactions are recognized currently in the consolidated statements of operations. Assets and liabilities of the Company's subsidiaries outside the United States are translated into the reporting currency, the U.S. dollar, based on exchange rates at the balance sheet date. Revenue and expenses of the Company's subsidiaries outside the United States are translated into U.S. dollars at the average exchange rates during the year. Gains and losses on translation of the Company's equity interests in its subsidiaries outside the United States are not included in the consolidated statements of operations but are reported separately and accumulated as the cumulative translation gain or loss within permanent shareholders' equity in the consolidated balance sheets. Foreign currency translation gains or losses on inter-company receivables and payables are generally not recognized because such amounts are usually considered to be permanent and are not expected to be liquidated.

    FAIR VALUE OF FINANCIAL INSTRUMENTS--The carrying amount of the Company's cash and cash equivalents, short-term investments, receivables from clients and notes and accounts payable and accrued liabilities approximates fair value because of the short maturity and ready liquidity of those instruments. At
June 30, 1999, the outstanding balance under its revolving credit agreement was zero, while at June 30, 1998 the Company had $9,000,000 outstanding. The Company knows of no event of default that would require it to satisfy the guarantees described in Notes 9 and 15 other than as reflected in the Consolidated Financial Statements.

    CONCENTRATION OF CREDIT RISK--Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of certain cash and cash equivalents, short-term investments and receivables from clients. The Company invests its excess cash with high-credit quality financial institutions. Concentrations of credit risk with respect to receivables from clients are limited due to the Company's large number of customers and their dispersion across many industries and geographic regions.

    EARNINGS PER SHARE--The computation of earnings per share is based upon the weighted average number of shares of Redeemable Common Stock outstanding. The number of shares (in thousands) used in the computation is 15,215 in fiscal year 1999, 17,170 in fiscal year 1998, and 17,438 in fiscal year 1997 (see Note 10).

    COMPREHENSIVE INCOME--In fiscal year 1999, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 130 "Reporting Comprehensive Income." Comprehensive income includes net income and changes in the cumulative foreign currency translation gain or loss. For the years ended June 30, 1999, 1998 and 1997, comprehensive income (loss) totaled $21,167,000, $(129,870,000), and $694,000, respectively.

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 2--CASH FLOW INFORMATION

    Net cash provided by operating activities in the consolidated statements of cash flows includes cash payments for:

                                                          YEAR ENDED JUNE 30
                                                    ------------------------------
                                                      1999       1998       1997
                                                    --------   --------   --------
Interest expense..................................   $1,889    $ 2,639    $ 1,506
Income taxes paid.................................   $5,462    $18,679    $11,947

NOTE 3--INVESTMENTS IN AFFILIATES

    Entities accounted for under the equity method are:

                                                                    JUNE 30
                                                  OWNERSHIP   -------------------
                                                  INTEREST      1999       1998
                                                  ---------   --------   --------
Watson Wyatt Partners...........................    10.0%     $ 9,265    $11,040
Watson Wyatt Holdings (Europe) Limited..........    25.0%       6,041      6,626
Professional Consultants Insurance Company,
  Inc...........................................    27.4%          --         --
                                                              -------    -------
Total Investment in Affiliates..................              $15,306    $17,666
                                                              =======    =======

    On April 1, 1995, the Company transferred its United Kingdom ("U.K.") operations to Watson Wyatt Partners, formerly R. Watson & Sons ("Watsons"), an actuarial partnership based in the U.K., and received a beneficial interest in Watsons and a 10% interest in a defined profit pool of Watsons. The Company also transferred its Continental European operations to a newly-formed holding company, Watson Wyatt Holdings (Europe) Limited ("WWHE"), jointly owned and controlled by the Company and Watsons, in exchange for 50.1% of its shares. The Company's historical basis in the assets and liabilities carried over. Effective July 1, 1998, the Company sold one half of its investment in WWHE to Watsons; no gain or loss was recognized on the transaction.

    The Company accounts for its interest in Watsons using the equity method of accounting because it is an investment in a general partnership. The Company accounts for its interest in WWHE using the equity method of accounting because it has the ability to exercise significant influence over the operations of the entity.

    At June 30, 1999, the Company's investment in WWHE and Watsons exceeded the Company's share of the underlying net assets by $2,257,000 due primarily to the capitalization of external transaction costs incurred by the Company. This basis differential is being amortized over periods of 10 to 15 years.

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 3--INVESTMENTS IN AFFILIATES (CONTINUED)
    The Company's pre-tax income from affiliates includes the following:

                                                             YEAR ENDED JUNE 30
                                                       ------------------------------
                                                         1999       1998       1997
                                                       --------   --------   --------
Equity investment income.............................   $2,760      $724      $1,019
Amortization of basis differential...................     (236)     (466)       (914)
                                                        ------      ----      ------
Income from affiliates...............................   $2,524      $258      $  105
                                                        ======      ====      ======

    Combined summarized balance sheet information at June 30 for the Company's affiliates follows:

                                                            1999       1998
                                                          --------   --------
Current assets..........................................  $117,717   $118,116
Noncurrent assets.......................................    17,286     10,886
                                                          --------   --------
Total assets............................................  $135,003   $129,002
                                                          ========   ========

Current liabilities.....................................  $ 65,171   $ 54,278
Noncurrent liabilities..................................    30,810     39,344
Shareholders' equity....................................    39,022     35,380
                                                          --------   --------
Total liabilities & shareholders' equity................  $135,003   $129,002
                                                          ========   ========

    The Company's operating results include its proportionate share of income from equity investments from the dates of investment. Combined summarized operating results for the years ended June 30, reported by the affiliates follow:

                                                  1999       1998       1997
                                                --------   --------   --------
Revenue.......................................  $206,463   $173,012   $166,851
Operating expenses............................   155,330    135,577    126,338
                                                --------   --------   --------
Income before tax.............................  $ 51,133   $ 37,435   $ 40,513
                                                ========   ========   ========
Net income....................................  $ 51,116   $ 38,176   $ 39,996
                                                ========   ========   ========

NOTE 4--FIXED ASSETS

    Furniture, fixtures, equipment, and leasehold improvements are recorded at cost, and presented net of accumulated depreciation or amortization. Furniture, fixtures and equipment are depreciated using straight-line and accelerated methods over lives ranging from three to seven years. Leasehold improvements are amortized on a straight-line basis over the shorter of the assets' lives or lease terms.

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 4--FIXED ASSETS (CONTINUED)
    The components of fixed assets are:

                                                                JUNE 30
                                                          -------------------
                                                            1999       1998
                                                          --------   --------
Furniture, fixtures and equipment.......................  $ 96,096   $ 90,727
Leasehold improvements..................................    27,069     22,294
                                                          --------   --------
                                                           123,165    113,021
Less: accumulated depreciation and amortization.........   (80,368)   (75,653)
                                                          --------   --------
Net fixed assets........................................  $ 42,797   $ 37,368
                                                          ========   ========

NOTE 5--PENSION AND SAVINGS PLANS

    In fiscal year 1999, the Company adopted the revised disclosure requirements of SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." SFAS 132 standardized the disclosure of pensions and other postretirement benefits but did not change the accounting for these benefits. Prior years' information has been reclassified to conform to the 1999 disclosure format.

    The noncurrent portions of accrued costs related to the Company's principal retirement plans are:

                                                                  JUNE 30
                                                            -------------------
                                                              1999       1998
                                                            --------   --------
Defined benefit retirement plans..........................  $28,149    $35,263
Canadian Separation Allowance Plan........................    5,953      6,264
Postretirement benefits other than pensions...............   43,038     41,001
                                                            -------    -------
Accrued retirement benefits...............................  $77,140    $82,528
                                                            =======    =======

DEFINED BENEFIT PLANS

    The Company sponsors both qualified and non-qualified non-contributory defined benefit pension plans covering substantially all of its associates. Under the Company's principal plans (U.S., Canada, and Hong Kong), benefits are based on the number of years of service and the associate's compensation during the three highest paid consecutive years of service.

    Contributions are limited to amounts that are currently deductible for tax purposes, and the excess of expense over such contributions and direct payments under non-qualified plan provisions is accrued. As of January 1, 1997, changes were made to the U.S. pension program. The pension plan definition of compensation was revised to include overtime and annual bonuses. The pension benefit formula was changed to integrate with Social Security benefits on a step-rate basis. The total years of service included in the benefit calculation were reduced from 28 1/3 years to 25 years.

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 5--PENSION AND SAVINGS PLANS (CONTINUED)
    Net periodic pension cost consists of the following components:

                                                         YEAR ENDED JUNE 30
                                                   ------------------------------
                                                     1999       1998       1997
                                                   --------   --------   --------
Service cost.....................................  $22,976    $18,340    $16,962
Interest cost....................................   23,909     22,302     19,651
Expected return on plan assets...................  (37,437)   (31,910)   (26,828)
Amortization of transition obligation............      201        201        199
Amortization of net unrecognized gains...........   (5,979)    (6,316)    (4,740)
Amortization of prior service cost...............    1,841      1,794      1,352
                                                   -------    -------    -------
Net periodic pension cost........................    5,511      4,411      6,596
Settlement loss..................................       --         --        708
                                                   -------    -------    -------
Net periodic pension cost including
  settlements....................................  $ 5,511    $ 4,411    $ 7,304
                                                   =======    =======    =======

    During fiscal year 1999, the Company acquired a portion of KPMG's actuarial consulting services. In connection with this transaction, the Company recognized additional pension expense of $665,000.

    The following tables set forth the changes in the projected pension benefit obligation and fair value of the pension plan assets:

                                                                JUNE 30
                                                          -------------------
                                                            1999       1998
                                                          --------   --------
Benefit obligation at beginning of year.................  $353,658   $295,245
Service cost............................................    22,976     18,340
Interest cost...........................................    23,909     22,302
Participant contributions...............................        54         --
Actuarial losses gains..................................    (8,503)    34,610
Benefit payments........................................   (14,593)   (16,042)
Plan amendments.........................................        --        647
Foreign currency adjustment.............................       (94)    (1,444)
                                                          --------   --------
Benefit obligation at end of year.......................  $377,407   $353,658
                                                          ========   ========

                                                                JUNE 30
                                                          -------------------
                                                            1999       1998
                                                          --------   --------
Fair value of plan assets at beginning of year..........  $381,398   $322,533
Actual return on plan assets............................    36,473     67,275
Company contributions...................................     7,889      9,311
Participant contributions...............................        54         --
Benefit payments........................................   (14,593)   (16,042)
Foreign currency adjustment.............................      (119)    (1,679)
                                                          --------   --------
Fair value of plan assets at end of year................  $411,102   $381,398
                                                          ========   ========

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 5--PENSION AND SAVINGS PLANS (CONTINUED)
    The following table sets forth selected information for plans with accumulated benefit obligations in excess of plan assets:

                                                                  JUNE 30
                                                            -------------------
                                                              1999       1998
                                                            --------   --------
Projected benefit obligation..............................  $86,703    $78,519
Accumulated benefit obligation............................   42,740     38,474
Fair value of plan assets.................................       --         --

    The accrued pension benefit cost recognized in our consolidated balance sheets is computed as follows:

                                                                JUNE 30
                                                          -------------------
                                                            1999       1998
                                                          --------   --------
Funded status at end of year............................  $ 33,695   $ 27,740
Unrecognized prior service cost.........................     9,255     11,101
Unrecognized net gain...................................   (75,579)   (74,030)
Unrecognized transition obligation......................       793        993
                                                          --------   --------
Net accrued pension liability...........................  $(31,836)  $(34,196)
                                                          ========   ========

Prepaid pension benefit cost............................  $ 26,691   $ 13,778
Accrued pension benefit liability.......................   (58,527)   (47,974)
Intangible assets.......................................        --         --
Accumulated other comprehensive income..................        --         --
                                                          --------   --------
Net accrued pension liability...........................  $(31,836)  $(34,196)
                                                          ========   ========

    Assumptions used in the valuation for the U.S. plan, which comprises the majority of the principal defined benefit pension plans, include:

                                                                       JUNE 30
                                                            ------------------------------
                                                              1999       1998       1997
                                                            --------   --------   --------
Discount rate, projected benefit obligation...............     7.0%       6.8%       7.5%
Discount rate, net periodic pension cost..................     6.8%       7.5%       7.5%
Expected long-term rate of return on assets...............    10.0%      10.0%      10.0%
Rate of increase in compensation levels...................     5.3%       5.8%       5.8%

DEFINED CONTRIBUTION PLANS

    The Company sponsors a savings plan which provides benefits to substantially all U.S. associates and under which the Company matches employee contributions at 50% of the first 6% of total pay, which includes base salary, overtime and annual performance-based bonuses. Vesting of the Company match occurs after three years for new employees and is 100% for all employees hired before January 1, 1997. The expense in fiscal years 1999, 1998 and 1997 for the match was $4.5 million,

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 5--PENSION AND SAVINGS PLANS (CONTINUED)
$5.1 million and $2.0 million, respectively. Under the plan, the Company also has the ability to make discretionary profit-sharing contributions. The Company made no profit sharing contributions during fiscal years 1999, 1998 or 1997. The Company also sponsors a Canadian Separation Allowance Plan (CSAP) which provides benefits to substantially all Canadian associates. The CSAP is an unfunded book reserve arrangement; as such, the amounts due to associates are recorded as a liability in the consolidated balance sheets of the Company. CSAP expense for fiscal years 1999, 1998 and 1997 amounted to $377,000, $293,000 and $414,000, respectively.

NOTE 6--BENEFITS OTHER THAN PENSIONS

HEALTH CARE BENEFITS

    The Company sponsors a contributory health care plan that provides hospitalization, medical and dental benefits to substantially all U.S. associates. The Company accrues a liability for estimated incurred but unreported claims based on projected use of the plan as well as paid claims of prior periods. The liability totaled $2,495,000 at June 30, 1999 and 1998, and is included in accounts payable and accrued liabilities in the consolidated balance sheets.

POSTRETIREMENT BENEFITS

    The Company provides certain health care and life insurance benefits for retired associates. The principal plans cover associates in the U.S. and Canada who have met certain eligibility requirements. The Company's principal plans are unfunded.

    Effective January 1, 1997, premiums paid on the retiree medical plan are tied to the retiree's years of service. The Company contribution is capped at 200% of 1997 per capita claims cost. Benefits have been redefined to ensure a retiree benefit comparable to the Watson Wyatt Plan for active employees.

    Net periodic postretirement benefit cost consists of the following components:

                                                            YEAR ENDED JUNE 30
                                                      ------------------------------
                                                        1999       1998       1997
                                                      --------   --------   --------
Service cost........................................   $1,898     $1,848     $1,891
Interest cost.......................................    2,178      2,133      1,987
Amortization of transition obligation...............       46         46         50
Amortization of net unrecognized gains..............     (488)      (584)      (559)
Amortization of prior service cost..................     (127)      (127)      (126)
                                                       ------     ------     ------
Net periodic postretirement benefit cost............   $3,507     $3,316     $3,243
                                                       ======     ======     ======

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 6--BENEFITS OTHER THAN PENSIONS (CONTINUED)

    The following tables set forth the changes in the accumulated postretirement benefit obligation, company contributions and benefit payments:

                                                                  JUNE 30
                                                            -------------------
                                                              1999       1998
                                                            --------   --------
Benefit obligation at beginning of year...................  $32,326    $30,031
Service cost..............................................    1,898      1,848
Interest cost.............................................    2,178      2,133
Participant contributions.................................      175        189
Actuarial losses/(gains)..................................     (563)      (883)
Acquisitions/(divestitures)...............................      245         --
Benefit payments..........................................   (1,267)      (849)
Foreign currency adjustment...............................      (11)      (143)
                                                            -------    -------
Benefit obligation at end of year.........................  $34,981    $32,326
                                                            =======    =======

                                                                    JUNE 30
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
Fair value of plan assets at beginning of year..............  $    --     $  --
Company contributions.......................................    1,092       660
Participant contributions...................................      175       189
Benefit payments............................................   (1,267)     (849)
                                                              -------     -----
Fair value of plan assets at end of year....................  $    --     $  --
                                                              =======     =====

    The accrued other postretirement benefit cost recognized in our consolidated balance sheets is computed as follows:

                                                                JUNE 30
                                                          -------------------
                                                            1999       1998
                                                          --------   --------
Funded status at end of year............................  $(34,981)  $(32,326)
Unrecognized prior service cost.........................    (1,325)    (1,451)
Unrecognized net gain...................................    (8,763)    (8,664)
Unrecognized transition obligation......................       650        698
                                                          --------   --------
Net accrued postretirement liability....................  $(44,419)  $(41,743)
                                                          ========   ========

Prepaid pension benefit cost............................  $     --   $     --
Accrued postretirement benefit liability................   (44,419)   (41,743)
Intangible assets.......................................        --         --
Accumulated other comprehensive income..................        --         --
                                                          --------   --------
Net accrued postretirement liability....................  $(44,419)  $(41,743)
                                                          ========   ========

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 6--BENEFITS OTHER THAN PENSIONS (CONTINUED)
    Assumptions used in the valuation for the U.S. plan, which comprises the majority of the principal postretirement plans, include:

                                                                 JUNE 30
                                                     -------------------------------
                                                       1999        1998       1997
                                                     ---------   --------   --------
Health care cost trend, accumulated benefit
  obligation:
Pre-65 benefits
  (decreasing to 5.0% for 2004 and thereafter).....      7.7%      8.4%       9.1%
Post-65 benefits
  (decreasing to 5.0% for 2007 and thereafter).....      7.1%      7.7%       8.3%
Discount rate, accumulated benefit obligation
  postretirement benefit...........................      7.0%      6.8%       7.5%
Discount rate, net periodic cost...................      7.0%      6.8%       7.5%

    A one percentage point change in the assumed health care cost trend rates would have the following effect:

                                                        1% INCREASE   1% DECREASE
                                                        -----------   -----------
Effect on net periodic postretirement benefit cost in
  fiscal 1999.........................................     $  233       $  (283)
Effect on accumulated postretirement benefit
  obligation as of June 30, 1999......................      1,925        (2,189)

NOTE 7--ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

    Accounts payable and accrued liabilities consist of:

                                                                JUNE 30
                                                          -------------------
                                                            1999       1998
                                                          --------   --------
Accounts payable and accrued liabilities................  $ 53,586   $ 55,865
Accrued salaries and bonuses............................    68,405     37,567
Current portion of defined benefit retirement plans and
  postretirement benefits other than pensions...........     9,948      4,191
Accrued vacation........................................    13,578     13,300
Advance billings........................................     6,854      5,625
                                                          --------   --------
Total accounts payable and accrued liabilities..........  $152,371   $116,548
                                                          ========   ========

NOTE 8--LEASES

    The Company leases office space and various computer equipment under operating lease agreements with terms generally ranging from one to ten years. The Company has entered into sublease agreements for some of its leased space. The rental expense was $43,631,000, $43,133,000 and $42,079,000 for fiscal years 1999, 1998 and 1997, respectively. Sublease income was $4,208,000, $3,905,000 and $1,702,000 for fiscal years 1999, 1998 and 1997, respectively.

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 8--LEASES (CONTINUED)
    Future cash outlays for operating lease commitments and cash inflows for sublease income are:

                                                            LEASE      SUBLEASE
                                                         COMMITMENTS    INCOME
                                                         -----------   --------
2000...................................................   $ 43,771      $3,388
2001...................................................     38,709       3,315
2002...................................................     30,614       2,963
2003...................................................     18,074         115
2004...................................................     14,043          --
thereafter.............................................     25,770          --
                                                          --------      ------
                                                          $170,981      $9,781
                                                          ========      ======

    As a result of relocations and the subleasing of excess office space, the Company recognized lease termination losses of $341,000, $790,000 and $12,107,000 in fiscal years 1999, 1998 and 1997, respectively.

NOTE 9--NOTE PAYABLE

    The Company has a $120,000,000 credit facility with a group of banks at an interest rate that varies with LIBOR and/or the Prime Rate, plus an annual commitment fee that varies with the Company's financial leverage and is paid on the unused portion of the credit facility. No amounts were outstanding under the revolving portion of the credit facility as of June 30, 1999; $9,000,000 was outstanding at June 30, 1998. The credit facility requires the Company to observe certain covenants (including requirements as to minimum net worth and other financial and restrictive covenants) and is secured by a blanket lien on all assets. At June 30, 1999 the Company was in compliance with all covenants under the credit facility. The revolving portion of the credit facility is scheduled to mature on June 30, 2003.

    Of the total credit line, $95,000,000 is available to the Company as revolving credit for operating needs. The remaining $25,000,000 is available to secure loans to associates for the purchase of Redeemable Common Stock made available under the Company's Stock Purchase Program. The Company guarantees these loans to its shareholders, the aggregate outstanding balances of which totaled $20,316,000 and $15,617,000 at June 30, 1999 and 1998, respectively.
Shares totaling 4,735,000 and 4,897,000 of the Company's Redeemable Common Stock were pledged by shareholders to secure these loans at June 30, 1999 and 1998, respectively.

NOTE 10--REDEEMABLE COMMON STOCK

    Substantially all of the Company's Redeemable Common Stock is held by or for the benefit of its employees and, pursuant to the Company's bylaws, is subject to certain restrictions. In connection with these restrictions, the Company has the following rights and obligations regarding purchases and sales of its common stock:

a) The Company has the first option to purchase, or to designate associates who are eligible to purchase, any shares offered for sale by a shareholder. Shares not purchased by the Company or

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 10--REDEEMABLE COMMON STOCK (CONTINUED) its designees may be sold to identified transferees, subject to the restrictions contained in the bylaws.

b) Upon the termination of employment, bankruptcy of a shareholder, or the imposition of a lien or attachment on any stock, the shares held by the shareholder or subject to attachment are considered to be offered for sale. In these circumstances, the Company is obligated to purchase any such shares.

    Pursuant to the Company's bylaws, the price for all sales by the Company of Redeemable Common Stock is the Formula Book Value per share (defined in the bylaws as "Formula Book Value") of such stock as of the last day of the preceding year. Amounts paid by the Company to repurchase Redeemable Common Stock are equal to the Formula Book Value as of the prior year end, adjusted to reflect the pro rata appreciation in the Formula Book Value per share from the last day of the preceding year to the end of the current year and pro rata dividends paid during the year.

    Formula Book Value as used herein means the Net Book Value of the Company's Redeemable Common Stock as of June 30, 1996, increased or decreased by net income or losses, and all other Generally Accepted Accounting Principals ("GAAP") basis increases or decreases to Net Book Value occurring after June 30, 1996, adjusted to (i) spread the economic impact of certain real estate sublease losses over the remaining life of the sublease, (ii) eliminate annual changes in the Currency Translation Adjustment occurring after June 30, 1996, and (iii) eliminate the after tax increases or decreases in Net Book Value recorded in accordance with GAAP as a result of the discontinuation of the Benefits Administration Outsourcing Business. The Formula Book Value was $6.68 at June 30, 1999 and $6.05 at June 30, 1998.

    The following schedule computes the Formula Book Value per share at June 30:

                                                                1999       1998
                                                              --------   --------
Consolidated net worth[1]...................................  $ 36,882   $15,742
Adjustment for the compensation survey items:
  50% of consolidated income received from compensation
  survey business...........................................     5,915     5,915
Add: Adjustment for after-tax effect of discontinuation of
  Benefits Administration Outsourcing Business..............    61,228    69,906
Add: Adjustment for after-tax effect of lease losses........     3,606     4,733
                                                              --------   -------
Formula Book Value of Redeemable Common Stock...............  $107,631   $96,296
                                                              ========   =======
Number of shares of Redeemable Common Stock outstanding.....    16,112    15,917
                                                              ========   =======
Formula Book Value per share of Redeemable Common Stock.....  $   6.68   $  6.05
                                                              ========   =======

------------------------

[1] After adjusting for currency translation as specified in the Company's bylaws of $3,602 in 1999 and $3,956 in 1998.

    In view of the Company's obligation to repurchase its Redeemable Common Stock, the Securities and Exchange Commission requires that the redemption value of outstanding shares be classified as Redeemable Common Stock and not be portrayed as permanent capital. The amount presented as

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 10--REDEEMABLE COMMON STOCK (CONTINUED)
Redeemable Common Stock outside the permanent shareholders' equity section is stated at the amount at which the Company would be required to repurchase the shares, or the most recent fiscal year end Formula Book Value per share. In the permanent shareholders' equity section, the "adjustment for redemption value less (greater) than amounts paid/deemed paid in by shareholders" represents the amount that the Redeemable Value is less than (exceeds) the cost of the stock.

                                                              NUMBER OF     REDEEMABLE
                                                                SHARES     COMMON STOCK
                                                              ----------   ------------
Balance at June 30, 1996....................................  18,261,963     $ 90,214

Redemption of shares........................................  (3,258,203)     (16,604)
Issuance of shares..........................................   3,126,670       15,414
Adjustment of redemption value for
  change in Formula Book Value per share....................          --        7,067
                                                              ----------     --------
Balance at June 30, 1997....................................  18,130,430     $ 96,091

Redemption of shares........................................  (2,410,425)     (13,141)
Issuance of shares..........................................     196,752        1,005
Adjustment of redemption value for
  change in Formula Book Value per share....................          --       12,341
                                                              ----------     --------
Balance at June 30, 1998....................................  15,916,757     $ 96,296

Redemption of shares........................................  (2,361,542)     (15,124)
Issuance of shares..........................................   2,557,201       15,451
Adjustment of redemption value for
  change in Formula Book Value per share....................          --       11,008
                                                              ----------     --------
Balance at June 30, 1999....................................  16,112,416     $107,631
                                                              ==========     ========

    The Company sponsors a Stock Purchase Plan ("SPP") which allows virtually all associates to become shareholders. During 1999, the Company received $15,451,000 from the sale of 2,557,201 shares of stock under the SPP. There was no formal stock sale in fiscal year 1998, although for the fiscal year ended June 30, 1998, the Company received $1,005,000 from the sale of 196,752 shares of stock outside of the SPP. During fiscal year 1997, the Company received $15,414,000 from the sale of 3,126,670 shares of stock under the SPP. During 1997, the Company paid each associate purchasing stock $0.50 per share, resulting in expense of $1,300,000.

NOTE 11--INCOME TAXES

    The provision for income taxes is based upon reported income before income taxes and includes deferred income taxes resulting from differences between assets and liabilities recognized for financial reporting purposes and such amounts recognized for income tax purposes. The Company measures deferred taxes by applying currently enacted tax laws, recognizes deferred tax assets if it is more likely than not that a benefit will be realized, and provides a valuation allowance on deferred tax assets to the extent that it is more likely than not that a benefit will not be realized.

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 11--INCOME TAXES (CONTINUED)
    The components of the continuing operations income tax provision before minority interest and discontinued operations include:

                                                                    YEAR ENDED JUNE 30
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
Current tax expense:
  U.S.......................................................  $10,817    $ 9,972    $ 8,370
  State and local...........................................    4,050      3,324      2,773
  Foreign...................................................    3,877      1,820      1,484
                                                              -------    -------    -------
                                                               18,744     15,116     12,627
                                                              -------    -------    -------
Deferred tax (benefit) expense:
  U.S.......................................................   (5,776)      (337)    (4,188)
  State and local...........................................   (1,407)    (1,706)    (1,507)
  Foreign...................................................     (113)        61      2,138
                                                              -------    -------    -------
                                                               (7,296)    (1,982)    (3,557)
                                                              -------    -------    -------
Total provision for income taxes............................  $11,448    $13,134    $ 9,070
                                                              =======    =======    =======

    Deferred income tax assets (liabilities) included in the consolidated balance sheets at June 30, 1999 and June 30, 1998 are comprised of the following:

                                                                    JUNE 30
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
Cash method of accounting for U.S. income tax purposes......  $    --    $(15,561)
Difference between book and tax depreciation................       --      (1,987)
Foreign temporary difference................................   (2,595)       (914)
                                                              -------    --------
  Gross deferred tax liabilities............................   (2,595)    (18,462)

Cash method of accounting for U.S. income tax purposes......    3,744          --
Difference between book and tax depreciation................    3,202          --
Accrued retirement benefits.................................   37,137      39,255
Amortization of deferred rent...............................    5,697       6,794
Foreign temporary difference................................    6,367       3,092
Foreign net operating loss carryforwards....................    1,989       4,942
Discontinued operations exit costs..........................    7,230      19,559
Other.......................................................      317           2
                                                              -------    --------
  Gross deferred tax assets.................................   65,683      73,644
                                                              -------    --------
  Deferred tax assets valuation allowance...................   (6,882)     (6,271)
                                                              -------    --------
  Net deferred tax asset....................................  $56,206    $ 48,911
                                                              =======    ========

    The Company has foreign tax credit carryforwards for U.S. tax purposes of $305,000. At June 30, 1999, the Company has unused loss carryforwards for tax purposes in various jurisdictions outside the

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 11--INCOME TAXES (CONTINUED)
U.S. amounting to $6,352,000, of which $4,350,000 can be indefinitely carried forward under local statutes. The majority of the remaining loss carryforwards will expire, if unused, after the end of fiscal year 2002. The valuation allowance applies to the tax effect of the foreign net operating loss carryforwards ($1,944,000), the tax effect of certain foreign temporary expenses ($4,563,000) and foreign tax credit carryforwards and other items ($375,000) for which realizability is considered uncertain.

    The net change in the valuation allowance of $611,000 in fiscal year 1999 and $2,569,000 in fiscal year 1998 is due primarily to the tax effect of the change in realizable foreign net operating losses, foreign tax credits and non-deductible foreign expenses.

    Domestic and foreign components of income before taxes, minority interest and discontinued operations for each of the three years ended June 30 are as follows:

                                                    1999       1998       1997
                                                  --------   --------   --------
Domestic........................................  $15,203    $(47,435)  $14,861
Foreign.........................................    8,597       4,469     6,757
                                                  -------    --------   -------
                                                  $23,800    $(42,966)  $21,618
                                                  =======    ========   =======

    The reported income tax provision for continuing operations differs from the amounts that would have resulted had the reported income before income taxes been taxed at the U.S. federal statutory rate. The principal reasons for the differences between the actual amounts provided and those which would have resulted from the application of the U.S. federal statutory tax rate are as follows:

                                                                    YEAR ENDED JUNE 30
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
Calculated income tax provision at U.S. federal statutory
  tax rate of 35%...........................................  $ 8,330    $(15,038)   $7,507
Increase (reduction) resulting from:
  Non-deductible compensation expense.......................       --      24,467        --
  Results of non-U.S. affiliates taxed at other than
    statutory rates.........................................     (377)       (324)     (463)
  Losses of non-U.S. affiliates for which no current benefit
    is available............................................      881         852       599
  State income taxes, net of federal tax benefit............    1,207       1,618     1,266
  Non-deductible amortization and other expenses............      849         758       700
  Tax credits...............................................       --        (353)     (888)
  Other.....................................................      558       1,154       349
                                                              -------    --------    ------
Income tax provision........................................  $11,448    $ 13,134    $9,070
                                                              =======    ========    ======

NOTE 12--NON-RECURRING COMPENSATION CHARGE

    In accordance with generally accepted accounting principles, the Company has recorded a charge against operating results of $69,906,000 in 1998 as compensation expense. This charge arises because the Company changed the method of calculation of its Formula Book Value during 1998, through a shareholder vote, to eliminate from the Formula Book Value calculation the effect of the charge taken

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 12--NON-RECURRING COMPENSATION CHARGE (CONTINUED) for discontinued operations resulting from the discontinuation of the Company's Benefits Administration Outsourcing Business.

    The non-recurring compensation charge does not represent a call against Company resources and will not recur unless the Company modifies its Formula Book Value calculation again. The Company has separately disclosed in the Statement of Operations the amount of the charge so that readers of the financial statements may consider its effect on earnings and infrequent nature.

NOTE 13--SEGMENT INFORMATION

    In fiscal year 1999, the Company adopted SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information." The Company is primarily organized geographically and has seven reportable segments:

    (1) U.S. East

    (2) U.S. Central

    (3) U.S. West

    (4) Asia/Pacific

    (5) Canada

    (6) Latin America

    (7) Data Services

    The Company evaluates the performance of its segments and allocates resources to them based on net operating income. Prior year data has been restated to be consistent with current year classifications for comparative purposes.

    The table below presents specified information about reported segments as of and for the year ended June 30, 1999 (in thousands):

                                U.S.       U.S.       U.S.      ASIA/                 LATIN       DATA
                                EAST     CENTRAL      WEST     PACIFIC     CANADA    AMERICA    SERVICES    TOTAL
                              --------   --------   --------   --------   --------   --------   --------   --------
External fees...............  $150,959   $130,568   $54,496    $44,404    $36,515     $5,691    $12,796    $435,429
Intersegment fees...........    37,738     24,369    18,957      4,284      5,010      1,424        329      92,111
Net operating income........    45,287     27,087     1,236      7,085      3,488        223      3,736      88,142
Interest expense............     1,158        856       471         17        300         98          5       2,905
Depreciation &
  amortization..............     5,950      4,414     3,351      1,281      1,186        143        185      16,510
Receivables.................    47,198     39,905    18,730     12,729     12,491      2,527         --     133,580
Income from affiliates......        --         --        --         --         --         --         --       2,524

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 13--SEGMENT INFORMATION (CONTINUED)
    The table below presents specified information about reported segments as of and for the year ended June 30, 1998 (in thousands):

                                U.S.       U.S.       U.S.      ASIA/                 LATIN       DATA
                                EAST     CENTRAL      WEST     PACIFIC     CANADA    AMERICA    SERVICES    TOTAL
                              --------   --------   --------   --------   --------   --------   --------   --------
External fees...............  $129,337   $125,639   $68,076    $38,429    $36,221     $6,062    $13,004    $416,768
Intersegment fees...........    28,187     15,296    14,210      3,945      4,443      1,153        249      67,483
Net operating income........    28,286     25,127    10,476         65      4,315        574      3,742      72,585
Interest expense............       963        710       494         33        314         68         14       2,596
Depreciation &
  amortization..............     5,801      3,758     2,822      1,458      1,077        149        166      15,231
Receivables.................    36,044     33,113    21,375     11,719     11,992      2,097         --     116,340
Income from affiliates......        --         --        --         --         --         --         --         258

    The table below presents specified information about reported segments as of and for the year ended June 30, 1997 (in thousands):

                                U.S.       U.S.       U.S.      ASIA/                 LATIN       DATA
                                EAST     CENTRAL      WEST     PACIFIC     CANADA    AMERICA    SERVICES    TOTAL
                              --------   --------   --------   --------   --------   --------   --------   --------
External fees...............  $126,077   $121,613   $63,989    $45,468    $34,743     $5,024    $12,062    $408,976
Intersegment fees...........    17,518     12,739     8,002      2,851      2,789        784        573      45,256
Net operating income........    18,169     26,797    11,595      5,162      2,595        225      3,146      67,689
Interest expense............     1,165        799       322         10        262         35         17       2,610
Depreciation &
  amortization..............     5,838      3,555     2,353      1,599      1,006        132        193      14,676
Receivables.................    34,042     32,416    15,134     17,821     10,812      2,345         --     112,570
Income from affiliates......        --         --        --         --         --         --         --         105

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 13--SEGMENT INFORMATION (CONTINUED)

    Information about interest income and tax expense is not presented as it is not produced internally.

    A reconciliation of the information reported by segment to the consolidated amounts follows for the years ended June 30:

                                                                1999       1998       1997
                                                              --------   --------   --------
FEES:
Total segment external and intersegment fees................  $527,540   $484,251   $454,232
Reimbursable expenses not included in segment fees..........    30,426     28,686     30,091
Other, net..................................................    (1,106)      (277)     2,179
                                                              --------   --------   --------
Consolidated fees...........................................  $556,860   $512,660   $486,502
                                                              ========   ========   ========
NET OPERATING INCOME:
Total segment income........................................  $ 88,142   $ 72,585   $ 67,689
Non-recurring compensation charge...........................        --    (69,906)        --
Sublease loss...............................................      (341)      (790)   (12,107)
Income from affiliates......................................     2,524        258        105
Differences in allocation methods for depreciation, G&A and
  pension costs.............................................     1,277     (6,208)     3,913
Gain on sale of business units..............................     2,723      3,093         --
Discretionary payments......................................   (67,194)   (37,400)   (34,703)
Other, net..................................................    (3,331)    (4,598)    (3,279)
                                                              --------   --------   --------
Consolidated pretax income (loss) from continuing
  operations................................................  $ 23,800   $(42,966)  $ 21,618
                                                              ========   ========   ========
INTEREST EXPENSE:
Total segment expense.......................................  $  2,905   $  2,596   $  2,610
Differences in allocation method............................      (259)       172     (1,104)
                                                              --------   --------   --------
Consolidated interest expense...............................  $  2,646   $  2,768   $  1,506
                                                              ========   ========   ========
DEPRECIATION & AMORTIZATION:
Total segment expense.......................................  $ 16,510   $ 15,231   $ 14,676
Capitalized software amortization, not allocated to
  segments..................................................        --     12,267      9,451
Goodwill amortization, not allocated to segments............     1,568        549        695
Differences in allocation method and other..................    (2,830)    (3,053)    (2,728)
                                                              --------   --------   --------
Consolidated depreciation and amortization expense..........  $ 15,248   $ 24,994   $ 22,094
                                                              ========   ========   ========
RECEIVABLES:
Total segment receivables...................................  $133,580   $116,340   $112,570
Net valuation differences and receivables of discontinued
  operations................................................     2,286     13,056     11,191
                                                              --------   --------   --------
Total billed and unbilled receivables.......................   135,866    129,396    123,761
Assets not reported by segment..............................   178,094    138,914    208,017
                                                              --------   --------   --------
Consolidated assets.........................................  $313,960   $268,310   $331,778
                                                              ========   ========   ========

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 13--SEGMENT INFORMATION (CONTINUED)
    The following represents total fees and long lived assets information by geographic area as of and for the years ended June 30:

                                                      FEES                      LONG LIVED ASSETS
                                         ------------------------------   ------------------------------
                                           1999       1998       1997       1999       1998       1997
                                         --------   --------   --------   --------   --------   --------
United States..........................  $464,521   $424,246   $395,351   $105,481   $ 95,617   $156,692
Foreign................................    92,339     88,414     91,151     25,794     20,731     17,781
                                         --------   --------   --------   --------   --------   --------
                                         $556,860   $512,660   $486,502   $131,275   $116,348   $174,473
                                         ========   ========   ========   ========   ========   ========

    Fee revenue is based on the country of domicile for the legal entity which originated the fees. Exclusive of the United States, fees from no single country constituted more than 10% of consolidated revenues. Fees from no single customer constituted more than 10% of consolidated revenues.

NOTE 14--RELATED PARTY TRANSACTIONS

    In connection with the contractual servicing of the Retained Clients (as defined in Note 16 of this report) which continued through September 1998, Wellspring provided the services to those clients on behalf of the Company. Expenses charged to the Company by Wellspring for such services for fiscal 1999, 1998 and 1997 were $11,600,000, $41,811,000 and $40,313,000, respectively. The
Company's obligation to service the Retained Clients ceased in fiscal year 1999 and there were no amounts due to Wellspring at June 30, 1999, compared with $1,186,000 at June 30, 1998.

NOTE 15--COMMITMENTS AND CONTINGENT LIABILITIES

    The Company is a defendant in certain lawsuits arising in the normal course of business, some of which are in their earliest stages. Management currently foresees no material liability to the Company resulting from such litigation, and management believes that the Company carries adequate insurance, above reasonable deductibles, or has appropriately accrued against any foreseeable outcome of such litigation.

    As of June 30, 1999, the Company and its affiliates had outstanding letters of credit of $2,225,000.

    The Company continues to guarantee certain leases for office premises and equipment for Wellspring. Minimum remaining payments guaranteed under these leases at June 30, 1999 total $59,800,000, which expire at various dates through 2007. These leases are also jointly and severally guaranteed by the Company's former partner in Wellspring, State Street. The estimated loss from the potential exercise of these guarantees has been included in the loss on disposal of the Benefits Administration Outsourcing Business.

    Anticipated commitments of funds for fiscal year 2000 are estimated at $30,100,000, which includes expected purchases of fixed assets and an installment payment during the fiscal year related to the purchase of one consulting operation. The Company expects operating cash flows to provide for the Company's cash needs.

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 16--DISCONTINUED OPERATIONS

    During the third quarter of fiscal year 1998, the Company discontinued its Benefits Administration Outsourcing Business, including its investment in its affiliate Wellspring Resources LLC ("Wellspring"), pursuant to a Redemption, Restructuring, and Indemnity Agreement ("the Restructuring Agreement") by which Wellspring redeemed the Company's 50% interest in Wellspring effective April 1, 1998. The restructuring effected, pursuant to the Restructuring Agreement, the implementation of a discontinuation plan approved by the Company's Board of Directors on February 18, 1998. Under the Restructuring Agreement, certain outsourcing contracts retained by the Company when Wellspring was initially formed in 1996 ("Retained Clients") would continue to be performed until their respective contract expirations.

    In connection with the restructuring, the Company agreed to indemnify Wellspring for certain costs and losses as a result of services provided by Wellspring on the Company's behalf. Further, the Company was released from certain liabilities relating to the Wellspring business in connection with the redemption.

    In 1998, the Company recorded a pre-tax loss on discontinuation of $109,800,000, which included the $45,200,000 write-off of its investment in Wellspring, a $14,000,000 write-off of net capitalized software development costs for the Retained Clients and a $50,600,000 provision for completion of any obligations to clients, vendors or its former venture partner.

    In October 1998, the Company consummated agreements with the remaining Retained Clients, Wellspring, and its former venture partner to transfer operating responsibility for these clients to Wellspring, clarifying the remaining future obligations and costs related to the discontinuation. Management believes that savings of $25,000,000 compared with initial estimates made in the third quarter of fiscal 1998 and $15,000,000 from the amount provided at June 30, 1998 will be realized from these events. The Company reduced the amount of its provision for losses from disposal of the Benefits Administration Outsourcing Business in the second quarter of fiscal year 1999. A credit to income of $15,000,000, less the associated tax expense of $6,322,000, is reflected in the Consolidated Statement of Operations for fiscal year 1999 in the line "Adjustment (loss) on disposal of discontinued Outsourcing Business".

                             WATSON WYATT & COMPANY

                                  SCHEDULE II
                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

                             (THOUSANDS OF DOLLARS)

                                 BALANCE AT                                                        BALANCE AT
                                 BEGINNING    ADDITIONS CHARGED   ADDITIONS CHARGED                  END OF
DESCRIPTION                       OF YEAR       AGAINST FEES      TO OTHER ACCOUNTS   DEDUCTIONS      YEAR
-----------                      ----------   -----------------   -----------------   ----------   ----------
                                                           YEAR ENDED JUNE 30, 1999
                                 ----------------------------------------------------------------------------

Allowance for doubtful
  accounts.....................    $2,142          $9,503              $   --           $(7,944)     $3,701

Valuation allowance for
  deferred tax assets..........     6,271              --                 611(1)             --       6,882

                                                           YEAR ENDED JUNE 30, 1998
                                 ----------------------------------------------------------------------------

Allowance for doubtful
  accounts.....................    $2,525          $5,613              $   --           $(5,996)     $2,142

Valuation allowance for
  deferred tax assets..........     3,702              --               2,569(1)             --       6,271

                                                           YEAR ENDED JUNE 30, 1997
                                 ----------------------------------------------------------------------------

Allowance for doubtful
  accounts.....................    $5,161          $6,853              $   --           $(9,489)     $2,525

Valuation allowance for
  deferred tax assets..........     3,331              --                 371(1)             --       3,702

------------------------

(1) Represents current year net operating loss carryforwards and the nondeductible foreign expenses for which realizability is considered uncertain.

                             WATSON WYATT & COMPANY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

             (THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                                  SIX MONTHS
                                                                     ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
                                                                  (UNAUDITED)
Fees........................................................  $298,734   $274,343
                                                              --------   --------
Costs of providing services:
  Salaries and employee benefits............................   160,753    148,868
  Stock incentive bonus plan................................    15,000      7,600
  Occupancy and communications..............................    30,423     29,954
  Professional and subcontracted services...................    24,927     22,052
  Other.....................................................    16,300     11,586
                                                              --------   --------
                                                               247,403    220,060

General and administrative expenses.........................    27,902     27,852
Depreciation and amortization...............................     9,517      7,824
                                                              --------   --------
                                                               284,822    255,736
                                                              --------   --------
Income from operations......................................    13,912     18,607
Other:
  Interest income...........................................     1,252        528
  Interest expense..........................................    (1,088)    (1,721)
Income from affiliates......................................     2,143      1,025
                                                              --------   --------
Income before income taxes and minority interest............    16,219     18,439
Provision for income taxes..................................     7,835      8,917
Income before minority interest.............................     8,384      9,522
Minority interest in net loss/(income) of consolidated
  subsidiaries..............................................       176        (85)
                                                              --------   --------
Income from continuing operations...........................     8,560      9,437
Discontinued operations:
Adjustment to reduce loss on disposal of discontinued
  Outsourcing Business [less applicable income tax expense
  of $0, $6,322, $0 and $6,322 respectively]................        --      8,678
                                                              --------   --------
Net income..................................................  $  8,560   $ 18,115
                                                              ========   ========
Earnings per share, continuing operations, basic and fully
  diluted...................................................  $   0.57   $   0.63
                                                              ========   ========
Earnings per share, discontinued operations, basic and fully
  diluted...................................................  $     --   $   0.58
                                                              ========   ========
Earnings per share, net income, basic and fully diluted.....  $   0.57   $   1.21
                                                              ========   ========
Weighted average shares of Redeemable Common Stock, basic
  and fully diluted.........................................    15,140     14,977
                                                              ========   ========

                             See accompanying notes

                             WATSON WYATT & COMPANY

                          CONSOLIDATED BALANCE SHEETS

                          (THOUSANDS OF U.S. DOLLARS)

                                                              DECEMBER 31,   JUNE 30,
                                                                  1999         1999
                                                              ------------   --------
                                                              (UNAUDITED)
                                       ASSETS

Cash and cash equivalents...................................    $ 13,688     $ 35,985
Receivables from clients:
  Billed, net of allowances of $6,436 and $3,701............      82,838       72,798
  Unbilled..................................................      64,707       63,068
                                                                --------     --------
                                                                 147,545      135,866
Other current assets........................................       9,734       10,834
                                                                --------     --------
  Total current assets......................................     170,967      182,685
Investment in affiliates....................................      17,109       15,306
Fixed assets, net...........................................      38,381       42,797
Deferred income taxes.......................................      56,206       56,206
Intangible assets, net......................................       9,484        7,455
Other assets................................................       8,877        9,511
                                                                --------     --------
                                                                $301,024     $313,960
                                                                ========     ========

       LIABILITIES, REDEEMABLE COMMON STOCK AND PERMANENT SHAREHOLDERS' EQUITY

Accounts payable and accrued liabilities....................    $143,821     $152,371
Note payable and book overdrafts............................       8,401          248
Income taxes payable........................................       9,863       18,374
                                                                --------     --------
  Total current liabilities.................................     162,085      170,993
Accrued retirement benefits.................................      74,233       77,140
Deferred rent and accrued lease losses......................       7,628        9,270
Other noncurrent liabilities................................      22,249       22,608
Minority interest in subsidiaries...........................         550          669
Redeemable Common Stock--$1 par value:
  25,000,000 shares authorized; 14,879,886 and 16,112,416
    issued and outstanding; at redemption value.............      99,398      107,631
Permanent shareholders' equity:
Adjustment for redemption value less than amounts paid in by
  shareholders..............................................      10,547       11,420
Retained deficit............................................     (74,198)     (83,209)
Cumulative translation adjustment (accumulated other
  comprehensive loss).......................................      (1,468)      (2,562)
Commitments and contingencies...............................
                                                                --------     --------
                                                                $301,024     $313,960
                                                                ========     ========

                             See accompanying notes

                             WATSON WYATT & COMPANY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                          (THOUSANDS OF U.S. DOLLARS)

                                                               SIX MONTHS ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
                                                                  (UNAUDITED)
Cash flows from (used for) operating activities:
  Net income................................................  $  8,560   $ 18,115
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Adjustment to reduce loss on discontinued operations....        --     (8,678)
    Provision for doubtful receivables from clients.........     6,203      6,423
    Depreciation............................................     8,651      7,184
    Amortization of intangible assets.......................       866        641
    Income from affiliates..................................    (2,143)    (1,025)
    Minority interest in net (loss) income of consolidated
      subsidiaries..........................................      (176)        85
    (Increase) decrease in assets (net of discontinued
      operations):
      Receivables from clients..............................   (17,882)   (27,822)
      Income taxes receivable...............................        --      2,216
      Other current assets..................................     1,100     (1,900)
      Other assets..........................................       634      1,133
    (Decrease) increase in liabilities (net of discontinued
      operations):
      Accounts payable and accrued liabilities..............    (8,550)    (4,093)
      Income taxes payable..................................    (8,511)     5,177
      Accrued retirement benefits...........................    (2,907)     1,783
      Deferred rent and accrued lease losses................    (1,642)    (1,498)
      Other noncurrent liabilities..........................       279        870
    Other, net..............................................      (584)      (138)
    Discontinued operations, net............................      (637)    (4,466)
                                                              --------   --------
    Net cash used for operating activities..................   (16,739)    (5,993)
                                                              --------   --------
Cash flows from (used in) investing activities:
  Purchases of fixed assets.................................    (3,636)    (6,297)
  Acquisitions..............................................    (2,800)    (6,158)
  Investment in affiliates..................................       594      2,257
                                                              --------   --------
    Net cash used in investing activities...................    (5,842)   (10,198)
                                                              --------   --------
Cash flows from (used by) financing activities:
  Net borrowings and book overdrafts........................     8,153     24,906
  Issuances of Redeemable Common Stock......................        --         --
  Repurchases of Redeemable Common Stock....................    (8,656)   (10,584)
                                                              --------   --------
    Net cash (used by) from financing activities............      (503)    14,322
                                                              --------   --------
Effect of exchange rates on cash............................       787        283
                                                              --------   --------
Decrease in cash and cash equivalents.......................   (22,297)    (1,586)
Cash and cash equivalents at beginning of period............    35,985     13,405
                                                              --------   --------
Cash and cash equivalents at end of period..................  $ 13,688   $ 11,819
                                                              ========   ========

                             See accompanying notes

                             WATSON WYATT & COMPANY

      CONSOLIDATED STATEMENTS OF CHANGES IN PERMANENT SHAREHOLDERS' EQUITY

                          (THOUSANDS OF U.S. DOLLARS)

                                  (UNAUDITED)

                                                                         ADJUSTMENT FOR
                                                                        REDEMPTION VALUE
                                                          CUMULATIVE    LESS THAN AMOUNTS
                                               RETAINED   TRANSLATION      PAID IN BY
                                               DEFICIT       LOSS         SHAREHOLDERS       TOTAL
                                               --------   -----------   -----------------   --------
Balance at June 30, 1999.....................  $(83,209)    $(2,562)         $11,420        $(74,351)

Comprehensive Income:
  Net income.................................     8,560          --               --           8,560
  Foreign currency translation adjustment....        --       1,094               --           1,094
                                               --------     -------          -------        --------
Total Comprehensive Income...................     8,560       1,094               --           9,654
Effect of repurchases of 1,232,530 shares of
  common stock...............................       451          --             (451)             --
Adjustment of redemption value for change in
  Formula Book Value per share...............        --          --             (422)           (422)
                                               --------     -------          -------        --------
Balance at December 31, 1999.................  $(74,198)    $(1,468)         $10,547        $(65,119)
                                               ========     =======          =======        ========

                             See accompanying notes

                             WATSON WYATT & COMPANY

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

1.  The accompanying unaudited consolidated financial statements of Watson
    Wyatt & Company and its subsidiaries, (collectively, "Watson Wyatt" or the "Company"), are presented in accordance with the rules and regulations of the Securities and Exchange Commission ("SEC") and do not include all of the disclosures normally required by Generally Accepted Accounting Principles. In the opinion of management, these statements reflect all adjustments, consisting only of normal recurring adjustments, which are necessary for a fair presentation of the consolidated financial statements for the interim periods. The consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto contained in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1999.

    The results of operations for the six months ended December 31, 1999 are not necessarily indicative of the results that can be expected for the entire fiscal year ending June 30, 2000. The results reflect prorata growth in share value, anticipated tax rates and potential distributions at the discretion of the Company's Board of Directors. Certain prior year amounts have been reclassified to conform to the current year presentation.

2. On January 19, 2000, the Company filed registration statements on Form S-3 and Form S-4 with the Securities and Exchange Commission to offer its common stock to the public through a corporate reorganization and Initial Public Offering ("IPO"). As a part of this proposed transaction, the current operating company, Watson Wyatt & Company, will merge with an indirect wholly-owned subsidiary to become a wholly-owned subsidiary of Watson
    Wyatt & Company Holdings.

3. Under the Company's current Bylaws, the Company is obligated to repurchase its Redeemable Common Stock, except in certain circumstances. Accordingly, the redemption value of outstanding shares is classified as Redeemable Common Stock and not as permanent shareholders' equity. Redeemable Common Stock is equal to the number of shares outstanding multiplied by the Formula Book Value per share, which was $6.68 per share at December 31, 1999 and June 30, 1999. Permanent shareholders' equity includes an adjustment for the difference between the redemption value of the Redeemable Common Stock and the amounts actually paid or deemed paid by shareholders for the shares.

4. During the six months ended December 31, 1999, the Company repurchased 1,232,530 shares of Redeemable Common Stock. The computation of earnings per share, basic and fully diluted, is based upon the weighted average number of shares of Redeemable Common Stock outstanding during the period. The number of shares (in thousands) used in the computation is 15,140 and 14,977 for the six months ended December 31, 1999 and 1998, respectively.

5. In the third quarter of fiscal year 1998, the Company discontinued its Benefits Administration Outsourcing Business, including its investment in its affiliate Wellspring Resources, LLC ("Wellspring") and recorded an after-tax loss of $69.9 million related thereto. In October 1998, the Company consummated agreements with certain clients, Wellspring, and its former venture partner to transfer operating responsibility for these clients to Wellspring, clarifying the remaining future obligations and costs related to the discontinuation. The Company reduced the amount of its provision for losses from disposal of the Outsourcing Business in the second quarter of fiscal year 1999 by $8.7 million, net of tax, and believes it has adequate provisions for any remaining costs.

                             WATSON WYATT & COMPANY

                                  (UNAUDITED)

6. Subsequent to the end of its second fiscal quarter, the Company approved an anticipated restructuring plan for its Canadian operations. Costs for the plan will be included in subsequent operating results.

7. The Company has adopted SFAS No. 130 "Reporting Comprehensive Income." Comprehensive Income includes net income and changes in the cumulative translation gain or loss. For the six months ended December 31, 1999 and 1998, Comprehensive Income totaled $9.7 million and $18.5 million, respectively.

8. In fiscal year 1999, the Company adopted SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information." The Company is primarily organized geographically and has seven reportable segments:

       (1) U.S. East

       (2) U.S. Central

       (3) U.S. West

       (4) Asia/Pacific

       (5) Canada

       (6) Latin America

       (7) Data Services

    The Company evaluates the performance of its segments and allocates resources to them based on net operating income. Prior year and first quarter fiscal year 2000 data have been restated to be consistent with current classifications for comparative purposes.

    The table below presents specified information about reported segments as of and for the six months ended December 31, 1999 (in thousands):

                                  U.S.       U.S.       U.S.      ASIA/                 LATIN       DATA
                                  EAST     CENTRAL      WEST     PACIFIC     CANADA    AMERICA    SERVICES    TOTAL
                                --------   --------   --------   --------   --------   --------   --------   --------
Fees..........................  $104,658   $83,184    $39,192    $26,838    $19,668     $3,288     $6,903    $283,731
Net operating income/(loss)...    27,995    14,205      4,029      2,960       (784)      (514)     2,943      50,834
Receivables...................    57,480    45,724     18,338     14,141     10,661      2,229         --     148,573

    The table below presents specified information about reported segments as of and for the six months ended December 31, 1998 (in thousands):

                                   U.S.       U.S.       U.S.      ASIA/                 LATIN       DATA
                                   EAST     CENTRAL      WEST     PACIFIC     CANADA    AMERICA    SERVICES    TOTAL
                                 --------   --------   --------   --------   --------   --------   --------   --------
Fees...........................  $93,565    $74,113    $40,299    $23,635    $19,672     $2,699     $7,971    $261,954
Net operating income/(loss)....   25,396     12,367      4,866      2,562        491       (710)     3,206      48,178
Receivables....................   48,795     44,439     21,708     12,436     11,896      1,718         --     140,992

    Information about interest income and tax expense is not presented as a segment expense because it is not considered a responsibility of the segments' operating management.

                             WATSON WYATT & COMPANY

                                  (UNAUDITED)

    A reconciliation of the information reported by segment to the consolidated amounts follows for the six month periods ended December 31:

                                                               SIX MONTHS ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
Fees:
Total segment fees..........................................  $283,731   $261,954
Reimbursable expenses not included in total segment fees....    15,381     14,284
Other, net..................................................      (378)    (1,895)
                                                              --------   --------
Consolidated fees...........................................  $298,734   $274,343
                                                              ========   ========
Net Operating Income:
Total segment net operating income..........................  $ 50,834   $ 48,178
Income from affiliates......................................     2,143      1,025
Differences in allocation methods for depreciation, G&A and
  pension costs.............................................     2,515     (1,396)
Gain on sale of business units..............................        --      3,822
Discretionary bonuses and SIBP..............................   (41,750)   (31,548)
Other, net..................................................     2,477     (1,642)
                                                              --------   --------
Consolidated pretax income from continuing operations.......  $ 16,219   $ 18,439
                                                              ========   ========
Receivables:
Total segment receivables--billed and unbilled..............  $148,573   $140,992
Net valuation differences and receivables of discontinued
  operations................................................    (1,028)     1,406
                                                              --------   --------
Total billed and unbilled receivables.......................   147,545    142,398
Assets not reported by segment..............................   153,479    139,621
                                                              --------   --------
Consolidated assets.........................................  $301,024   $282,019
                                                              ========   ========


9. In December 1999, the SEC issued Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements" (SAB 101) which summarizes certain of the staff's views on revenue recognition. The Company's revenue recognition policies have been and continue to be in accordance with SAB 101.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     , 2000

                                     [LOGO]

                        WATSON WYATT & COMPANY HOLDINGS
                    5,600,000 SHARES OF CLASS A COMMON STOCK
                                 --------------

                                   PROSPECTUS
                               -----------------

                          DONALDSON, LUFKIN & JENRETTE

                         BANC OF AMERICA SECURITIES LLC

                                 DLJDIRECT INC.

     ----------------------------------------------------------------------

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE YOU WRITTEN INFORMATION OTHER THAN THIS PROSPECTUS OR TO MAKE REPRESENTATIONS AS TO MATTERS NOT STATED IN THIS PROSPECTUS. YOU MUST NOT RELY ON UNAUTHORIZED INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THE SECURITIES IN ANY JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALES MADE HEREUNDER AFTER THE DATE OF THIS PROSPECTUS SHALL CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THE AFFAIRS OF WATSON WYATT HAVE NOT CHANGED SINCE THE DATE HEREOF.


    UNTIL        , 2000, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATIONS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts, other than SEC, NASD and NYSE fees, are estimates.


SEC registration fee........................................  $   21,120
NASD filing fee.............................................       5,100
NYSE listing fee............................................     182,600
Printing and engraving expenses.............................     100,000
Legal fees and expenses.....................................     500,000
Accounting fees and expenses................................     400,000
Blue sky fees and expenses..................................      10,000
Transfer agent and registrar fees and expenses..............       1,500
Miscellaneous fees and expenses.............................     279,680
                                                              ----------
  Total.....................................................  $1,500,000
                                                              ==========


    Watson Wyatt & Company Holdings will bear all of the expenses shown above.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


    Subsection (a) of Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or complete action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.



    Subsection (b) of Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.



    Section 145 of the Delaware General Corporation Law further provides that to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification or advancement of expenses provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.



    - Our certificate of incorporation provides that no director, or person serving on a committee of the Board of Directors, shall be personally liable to Watson Wyatt & Company Holdings or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: for any breach of that director's duty of loyalty to Watson Wyatt & Company Holdings or its stockholders;


    - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;


    - under Section 174 of the Delaware General Corporation Law; or


    - for any transaction from which the director derived an improper personal benefit.


    Our certificate of incorporation provides that we must indemnify our directors, officers and employees against any liability incurred in connection with any proceeding in which they may be involved as a party or otherwise, by reason of the fact that he or she is or was a director, officer, employee, or agent of Watson Wyatt & Company Holdings or is or was serving at the request of Watson Wyatt & Company Holdings as a director, officer, employee, agent, fiduciary or trustee of another corporation, partnership, joint venture, trust, employee benefit plan, or other entity or enterprise, except:


    - to the extent that such indemnification against a particular liability is expressly prohibited by applicable law;

    - for a breach of such person's duty of loyalty to Watson Wyatt & Company Holdings or its stockholders;

    - for acts or omission not in good faith;

    - for intentional misconduct or a knowing violation of law; or

    - for any transaction resulting in receipt by such person of an improper personal benefit.

    Such indemnification may include advances of expenses prior to the final disposition of such proceeding.

ITEM 16. EXHIBITS


EXHIBIT NO.             DESCRIPTION
-----------             -----------
   1.1      **          Form of Underwriting Agreement

   2.1      *           Form of Agreement and Plan of Merger, among Watson Wyatt &
                        Company, Watson Wyatt & Company Holdings and WW Merger
                        Subsidiary, Inc.

   3.1      *           Form of Amended and Restated Certificate of Incorporation of
                        Watson Wyatt & Company Holdings

   3.2      *           Form of Amended and Restated By-laws of Watson Wyatt &
                        Company Holdings

   4.1      *           Specimen Certificate for Watson Wyatt & Company Holdings'
                        class A common stock

EXHIBIT NO.             DESCRIPTION
-----------             -----------
   5.1      *           Opinion of Cadwalader, Wickersham & Taft

  10.1      *           Amended and Restated Credit Agreement, between Watson Wyatt
                        & Company and NationsBank, N.A., dated June 30, 1998,
                        incorporated by reference to Watson Wyatt & Company's annual report on Form 10-K for its fiscal year ended June 30, 1998
                        (File No. 0-20724)

  10.2      *           Agreement with David B. Friend, M.D., dated October 22, 1999

  10.3      *           Lease between Watson Wyatt & Company and Marvin M.
                        Robertson, et al., dated January 9, 1998.

  21.1      *           Subsidiaries of the Company

  23.1                  Consent of PricewaterhouseCoopers LLP

  23.2                  Consent of Ernst & Young LLP

  23.3      *           Consent of Cadwalader, Wickersham & Taft (included in
                        Exhibit 5.1)

  24.1      *           Power of Attorney

  27.1      *           Financial Data Schedule


------------------------

 * Previously filed

** To be filed by amendment

ITEM 17. UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to Registration Statement (No. 333-94973) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on April 18, 2000.


                                                       WATSON WYATT & COMPANY HOLDINGS

                                                       BY:    /s/ John J. Haley*
                                                              --------------------------------------
                                                       NAME:  JOHN J. HALEY
                                                              --------------------------------------
                                                       TITLE: President and Chief Executive Officer


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to Registration Statement (No. 333-94973) has been signed by the following persons in the capacities and on the dates indicated below:



                      SIGNATURE                        TITLE                                DATE
                      ---------                        -----                                ----
/s/ John J. Haley*                                     President and Chief Executive   April 18, 2000
-------------------------------------------            Officer
Name:   JOHN J. HALEY

/s/ Carl D. Mautz*                                     Chief Financial Officer         April 18, 2000
-------------------------------------------            (Principal Financial Officer
Name:   CARL D. MAUTZ                                  and Principal Accounting
                                                       Officer)

/s/ Thomas W. Barratt*                                 Director                        April 18, 2000
-------------------------------------------
Name:   THOMAS W. BARRATT

/s/ Paula A. DeLisle*                                  Director                        April 18, 2000
-------------------------------------------
Name:   PAULA A. DELISLE

/s/ David B. Friend, M.D.*                             Director                        April 18, 2000
-------------------------------------------
Name:   DAVID B. FRIEND, M.D.

/s/ John J. Gabarro*                                   Director                        April 18, 2000
-------------------------------------------
Name:   JOHN J. GABARRO

/s/ Ira T. Kay*                                        Director                        April 18, 2000
-------------------------------------------
Name:   IRA T. KAY

                      SIGNATURE                        TITLE                                DATE
                      ---------                        -----                                ----
/s/ Brian E. Kennedy*                                  Director                        April 18, 2000
-------------------------------------------
Name:   BRIAN E. KENNEDY

/s/ Eric P. Lofgren*                                   Director                        April 18, 2000
-------------------------------------------
Name:   ERIC P. LOFGREN

/s/ Robert D. Masding*                                 Director                        April 18, 2000
-------------------------------------------
Name:   ROBERT D. MASDING

/s/ R. Michael McCullough*                             Director                        April 18, 2000
-------------------------------------------
Name:   R. MICHAEL MCCULLOUGH

/s/ Gail E. McKee*                                     Director                        April 18, 2000
-------------------------------------------
Name:   GAIL E. MCKEE

/s/ Kevin L. Meehan*                                   Director                        April 18, 2000
-------------------------------------------
Name:   KEVIN L. MEEHAN

                                                       Director
-------------------------------------------
Name:   GILBERT T. RAY

/s/ John A. Steinbrunner*                              Director                        April 18, 2000
-------------------------------------------
Name:   JOHN A. STEINBRUNNER

/s/ A. Grahame Stott*                                  Director                        April 18, 2000
-------------------------------------------
Name:   A. GRAHAME STOTT

/s/ Charles P. Wood, Jr.*                              Director                        April 18, 2000
-------------------------------------------
Name:   CHARLES P. WOOD, JR.


*By:    /s/ Walter W. Bardenwerper
        --------------------------------------
        WALTER W. BARDENWERPER
        Attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT NO.                                     DESCRIPTION
-----------                                     -----------
         1.1**          Form of Underwriting Agreement

         2.1*           Form of Agreement and Plan of Merger, among Watson Wyatt &
                        Company, Watson Wyatt & Company Holdings and WW Merger
                        Subsidiary, Inc.

         3.1*           Form of Amended and Restated Certificate of Incorporation of
                        Watson Wyatt & Company Holdings

         3.2*           Form of Amended and Restated Bylaws of Watson Wyatt &
                        Company Holdings

         4.1* Specimen Certificate for Watson Wyatt & Company Holdings' class A common stock

         5.1*           Opinion of Cadwalader, Wickersham & Taft

        10.1*           Amended and Restated Credit Agreement between Watson Wyatt &
                        Company and NationsBank, N.A., dated June 30, 1998,
                        incorporated by reference to Watson Wyatt & Company's annual report on Form 10K for its fiscal year ended June 30, 1998
                        (File No. 0-20724)

        10.2*           Agreement with David B. Friend, M.D., dated October 22, 1999

        10.3*           Lease between Watson Wyatt & Company and Marvin M.
                        Robertson, et al., dated January 9, 1998.

        21.1*           Subsidiaries of the Company

        23.1            Consent of PricewaterhouseCoopers LLP

        23.2            Consent of Ernst & Young LLP

        23.3*           Consent of Cadwalader, Wickersham & Taft (included in
                        Exhibit 5.1)

        24.1*           Power of Attorney

        27.1*           Financial Data Schedule


------------------------

 * Previously filed

** To be filed by amendment